Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280059
BLACKSTONE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 4 DATED NOVEMBER 14, 2025
TO THE PROSPECTUS DATED AUGUST 5, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated August 5, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "BREIT," "we," "us," or "our" refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide an update to BREIT’s portfolio;
•to disclose the transaction price for each class of our common stock as of December 1, 2025;
•to disclose the calculation of our October 31, 2025 NAV per share for all share classes;
•to provide an update on the status of our current public offering (the “Offering”);
•to otherwise update the Prospectus; and
•to include our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025

Portfolio Update

For the month ended October 31, 2025, BREIT’s Class I NAV per share was $13.92 and Class I total return was 0.8% (not annualized).1

On or around November 17, 2025, the Company expects to publish its Q3 2025 Update for stockholders, which will be available on its website at www.breit.com. This web link is provided for convenience only, and the contents of the piece or the website are not incorporated by reference in or otherwise a part of this prospectus.

December 1, 2025 Transaction Price
We are offering to the public four classes of shares of our common stock, Class I shares, Class S-2 shares, Class D-2 shares and Class T-2 shares in our primary offering and seven classes of shares of our common stock, Class I shares, Class S-2 shares, Class D-2 shares, Class T-2 shares, Class S shares, Class D shares and Class T shares pursuant to our distribution reinvestment plan. For the avoidance of doubt, Class S shares, Class D shares and Class T shares are only available to existing holders of such classes pursuant to our distribution reinvestment plan. The differences among the share classes relate to upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees and limits thereon. No upfront selling commissions, dealer manager fees or stockholder servicing fees are paid with respect to Class I shares, and no upfront selling commissions or dealer manager fees are paid with respect to purchases of shares of any class sold pursuant to our distribution reinvestment plan. See “Description of Capital Stock” and “Plan of Distribution” in the Prospectus for a discussion of the differences between our Class I, Class S-2, Class D-2, Class T-2, Class S, Class D and Class T shares.

The transaction price for each share class of our common stock for subscriptions accepted as of December 1, 2025 (and repurchases as of November 30, 2025) is as follows:

Transaction Price (per share)
Class I	$13.9218
Class S-2	$13.8866
Class D-2	$13.5564
Class T-2	$13.6582
The December 1 transaction price for each of our share classes is equal to such class’s NAV per share as of October 31, 2025. A detailed calculation of the NAV per share for each of our share classes is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.
1 BREIT’s Class S-2 NAV per share was $13.89, Class D-2 NAV per share was $13.56, and Class T-2 NAV per share was $13.66. BREIT’s Class S-2 total return was 0.6%, Class D-2 total return was 0.7%, and Class T-2 total return was 0.7% for October 2025.

October 31, 2025 NAV per Share
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.breit.com and is made available on our toll-free, automated telephone line at (844) 702-1299. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. All our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines. Transactions or events have occurred since October 31, 2025 that could have a material impact on our NAV per share, upon which our transaction price is based. We have included a breakdown of the components of total NAV and NAV per share for October 31, 2025 along with the immediately preceding month.

Our total NAV presented in the following tables includes the NAV of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of October 31, 2025 ($ and shares in thousands):

Components of NAV	October 31, 2025
Investments in real estate(1)	$97,450,251
Investments in real estate debt	5,272,257
Investments in unconsolidated entities(2)	15,656,907
Cash and cash equivalents	1,607,120
Restricted cash	835,225
Other assets	3,332,524
Mortgage notes, term loans, and revolving credit facilities, net	(58,767,008)
Secured financings on investments in real estate debt	(3,095,584)
Subscriptions received in advance	(169,665)
Other liabilities	(2,860,431)
Accrued performance participation allocation	(185,748)
Management fee payable	(55,826)
Accrued stockholder servicing fees(3)	(13,134)
Non-controlling interests in joint ventures	(5,866,367)
Net asset value	$53,140,521
Number of outstanding shares/units	3,820,181
_____________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $86.4 billion allocable to us and $11.0 billion allocable to third-party joint venture interests in such investments as of October 31, 2025.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of October 31, 2025, our allocable share of the gross real estate asset value held by such entities was $34.9 billion.
(3)Stockholder servicing fees only apply to Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue an estimate of the future cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. As of October 31, 2025, the Company has accrued under GAAP $0.7 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of October 31, 2025 ($ and shares/units in thousands, except per share/unit data):

Share Class/Unit	Net asset value	Number of outstanding shares/units	NAV Per Share/Unit as of October 31, 2025
Class I Shares	$29,507,907	2,119,547	$13.9218
Class S Shares	17,142,019	1,232,147	13.9123
Class S-2 Shares	88,801	6,395	13.8866
Class D Shares	1,365,735	100,565	13.5806
Class D-2 Shares	3,266	241	13.5564
Class T Shares	487,084	35,615	13.6763
Class T-2 Shares	1,251	92	13.6582
Class C Shares	96,782	6,103	15.8584
Third Party Operating Partnership Units(1)	4,447,676	319,476	13.9218
Total	$53,140,521	3,820,181
_____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partner, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the October 31, 2025 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.2%	5.4%
Industrial	7.6%	5.6%
Net Lease	6.6%	5.6%
Hospitality	10.8%	9.0%
Data Centers	8.3%	6.1%
Self Storage	8.4%	6.5%
Office	7.8%	5.6%
Retail	7.9%	6.3%

These assumptions are determined by the Adviser, and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Rental
		Housing	Industrial	Net Lease	Hospitality	Data Centers	Self Storage	Office	Retail
	Hypothetical	Investment	Investment	Investment	Investment	Investment	Investment	Investment	Investment
Input	Change	Values	Values	Values	Values	Values	Values	Values	Values
Discount Rate	0.25% decrease	+1.8%	+2.0%	+1.8%	+1.7%	+0.9%	+1.8%	+1.9%	+1.9%
(weighted average)	0.25% increase	(1.8)%	(1.9)%	(1.8)%	(1.7)%	(0.7)%	(1.7)%	(1.9)%	(1.7)%
Exit Capitalization Rate	0.25% decrease	+3.0%	+3.4%	+2.8%	+1.5%	+1.1%	+2.2%	+3.2%	+2.5%
(weighted average)	0.25% increase	(2.7)%	(3.1)%	(2.5)%	(1.4)%	(0.9)%	(2.1)%	(2.9)%	(2.3)%

Our total NAV presented in the following tables includes the NAV of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of September 30, 2025 ($ and shares in thousands):

Components of NAV	September 30, 2025
Investments in real estate(1)	$98,361,615
Investments in real estate debt	5,588,167
Investments in unconsolidated entities(2)	15,126,228
Cash and cash equivalents	1,640,838
Restricted cash	782,556
Other assets	3,324,603
Mortgage notes, term loans, and revolving credit facilities, net	(59,457,718)
Secured financings on investments in real estate debt	(3,285,561)
Subscriptions received in advance	(122,929)
Other liabilities	(2,788,778)
Accrued performance participation allocation	(124,029)
Management fee payable	(55,614)
Accrued stockholder servicing fees(3)	(12,761)
Non-controlling interests in joint ventures	(5,975,910)
Net asset value	$53,000,707
Number of outstanding shares/units	3,826,446
__________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $87.2 billion allocable to us and $11.2 billion allocable to third-party joint venture interests in such investments as of September 30, 2025.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of September 30, 2025, our allocable share of the gross real estate asset value held by such entities was $33.8 billion.
(3)Stockholder servicing fees only apply to Class S, Class D, and Class T shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class D, and Class T shares. As of September 30, 2025, the Company has accrued under GAAP $0.8 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class D, and Class T shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of September 30, 2025 ($ and shares/units in thousands, except per share/unit data):

Share Class/Unit	Net asset value	Number of outstanding shares/units	NAV Per Share/Unit as of September 30, 2025
Class I Shares	$29,419,375	2,122,016	$13.8639
Class S Shares	17,255,657	1,245,497	13.8544
Class S-2 Shares	36,043	2,604	13.8432
Class D Shares	1,375,886	101,726	13.5254
Class D-2 Shares	1,314	97	13.5155
Class T Shares	495,986	36,414	13.6206
Class T-2 Shares	831	61	13.6103
Class C Shares	54,507	3,465	15.7300
Third Party Operating Partnership Units(1)	4,361,108	314,566	13.8639
Total	$53,000,707	3,826,446
__________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partnership, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Status of our Current Public Offering

We are currently offering on a continuous basis up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in our primary offering and up to $12.0 billion in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 28,742,541 shares of our common stock (consisting of 18,726,717 Class I Shares, 9,553,947 Class S-2 Shares, 363,311 Class D-2 Shares, and 98,566 Class T-2 Shares) in the primary offering for total proceeds of $0.4 billion and (ii) 15,563,833 shares of our common stock (consisting of 8,389,800 Class I Shares, 6,356,108 Class S Shares, 3,706 Class S-2 Shares, 566,615 Class D Shares, 161 Class D-2 Shares, 247,258 Class T Shares, and 185 Class T-2 Shares) pursuant to our distribution reinvestment plan for a total value of $0.2 billion. As of October 31, 2025, our aggregate NAV was $53.1 billion. We intend to continue selling shares in the Offering on a monthly basis.

Updates to the Prospectus

Suitability Standards

The following is added to the end of the paragraph under “Alabama Investors” in the “Suitability Standards” section of the Prospectus and to the end of the suitability standards for Alabama residents in “Appendix B: Form of Subscription Agreement”:

Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

The following is added to the end of the paragraph under “Kentucky Investors” in the “Suitability Standards” section of the Prospectus and to the end of the suitability standards for Kentucky residents in “Appendix B: Form of Subscription Agreement”:

Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

Directors and Executive Officers

The following supersedes and replaces the “Management – Directors and Executive Officers” section of the Prospectus and all similar disclosure in the Prospectus.

Our directors and executive officers are set forth below.

Name	Age	Position
Katharine A. Keenan	41	Chief Executive Officer and Director
A.J. Agarwal	59	Co-President and Director
Zaneta Koplewicz	42	Co-President, Head of Shareholder Relations and Director
Glen Bartley	39	Chief Operating Officer
Anthony F. Marone, Jr.	43	Chief Financial Officer and Treasurer
Leon Volchyok	42	Chief Legal Officer
Robert Harper	47	Head of Asset Management
Paul Kolodziej	46	Deputy Chief Financial Officer
Kate O’Neil	33	Deputy Chief Legal Officer and Secretary*
Frank Cohen	53	Chairman of the Board
Raymond J. Beier	69	Independent Director
Susan Carras	71	Independent Director
Richard I. Gilchrist	79	Independent Director
Field Griffith	72	Independent Director
Edward Lewis	85	Independent Director
__________________
As of November 14, 2025
*Non-executive officer position

Katharine A. Keenan has been a director and Chief Executive Officer of the Company since November 2025. Ms. Keenan is also a Senior Managing Director in Blackstone Real Estate and the Global Head of Blackstone’s Core+ Real Estate business. Ms. Keenan has been with Blackstone since 2012 and prior to joining the Company’s executive team, she was the Global Co-Chief Investment Officer of Blackstone Real Estate Debt Strategies and Chief Executive Officer, President and a director of Blackstone Mortgage Trust, Inc. (NYSE: BXMT). She is a member of Blackstone Real Estate’s Investment Committee. Ms. Keenan brings over a decade of experience at the firm to the role, overseeing loan originations and other commercial debt investments for institutional, public and insurance capital vehicles and leading all aspects of BXMT’s activities, including its investments, capital markets activities, operations and strategy. Before joining Blackstone, Ms. Keenan held positions at G2 Investment Group, Lubert-Adler Real Estate Funds and in the Real Estate Investment Banking Group at Lehman Brothers. She is a member of the board of directors of Getting Out and Staying Out, the NAREIT Advisory Board of Governors and WX New York Women Executives in Real Estate. Ms. Keenan graduated cum laude with an A.B. in History from Harvard College. Ms. Keenan is a valuable member of our board of directors because of her extensive real estate and investment experience, her history with Blackstone, and her leadership within Blackstone Real Estate’s business.

A.J. Agarwal has been a director and Co-President of the Company since March 2025. Mr. Agarwal is also a Senior Managing Director in Blackstone Real Estate, where he focuses on the Global Core+ business. Mr. Agarwal was previously President and a director of the Company from December 2015 to August 2023. Prior to the launch of the Blackstone Real Estate Core+ business, Mr. Agarwal was co-head of the U.S. Acquisitions team and oversaw more than $50 billion of investment transactions across all real estate asset classes for Blackstone’s opportunistic real estate funds. Mr. Agarwal joined Blackstone in 1992 and is a member of Blackstone’s Real Estate Investment Committee. Mr. Agarwal is also a member of the Council on Foreign Relations. Mr. Agarwal graduated from Princeton University, where he graduated magna cum laude and Phi Beta Kappa, and received his M.B.A. from Stanford University Graduate School of Business. Mr. Agarwal is a valuable member of our board of directors because of his extensive real estate and investment experience, his history with Blackstone and BREIT, and his leadership within Blackstone Real Estate’s business.

Zaneta Koplewicz has been a director and Co-President of the Company since November 2025. Ms. Koplewicz is also a Senior Managing Director in Blackstone Real Estate and the Company’s Head of Shareholder Relations. Since joining Blackstone in 2021, Ms. Koplewicz’s primary responsibility has been managing the Company’s interface with clients and other key stakeholders. Before joining Blackstone, Ms. Koplewicz spent 14 years at BlackRock where she was most recently a Managing Director responsible for developing and growing relationships with large, strategic clients in North America. Prior to that, she held several roles within BlackRock Alternative Investors including Global Head of Product Strategy for the Event Driven business, where she led client engagement and business strategy for the platform across institutional and private wealth clients. Ms. Koplewicz received a B.A. in Politics with a certificate in African American Studies from Princeton University. Ms. Koplewicz is a valuable member of our board of directors because of her extensive experience in investor relations, her history with Blackstone and BREIT, and her leadership within Blackstone Real Estate’s business.

Glen Bartley has been Chief Operating Officer of the Company since March 2025. He is also a Managing Director with Blackstone Real Estate. Mr. Bartley is involved in the management and operations of the Company and was previously a member of Blackstone Real Estate’s investment team where he focused primarily on driving performance in its office and lab office investments. Before joining Blackstone in July 2019, Mr. Bartley worked at Goldman Sachs for 10 years in various roles across the real estate business including acquisitions, asset management, and debt originations and restructurings. Mr. Bartley received a BE in Mechanical Engineering from Vanderbilt University and an MBA from Columbia Business School.

Anthony F. Marone, Jr. has been Chief Financial Officer and Treasurer of the Company since March 2021. He is a Managing Director of Blackstone and the Global Head of Real Estate Finance Americas. Mr. Marone also serves as the Chief Financial Officer of Blackstone Mortgage Trust (NYSE: BXMT). Prior to joining Blackstone in 2012, Mr. Marone was a Vice President and Controller at Capital Trust, Inc., the predecessor business to BXMT. Previously, Mr. Marone worked in the Real Estate Assurance practice of PricewaterhouseCoopers LLP. Mr. Marone received a BS and an MBA from Rutgers University and is a Certified Public Accountant and Chartered Global Management Accountant.

Leon Volchyok has been the Chief Legal Officer of the Company since September 2017. He was previously Secretary of the Company from June 2016 to August 2025. Mr. Volchyok is the General Counsel for Blackstone’s Private Wealth business. Mr. Volchyok plays a key role in the structuring, launch and operations of the firm's individual investor-focused vehicles. Mr. Volchyok is a member of the board for the Institute for Portfolio Alternatives and on the Executive Committee of NAREIT’s Public Non-listed REIT Council. Mr. Volchyok received a BBA from Baruch College – Zicklin School of Business and a JD from Fordham Law School.

Robert Harper has been the Head of Asset Management of the Company since November 2025. Mr. Harper has previously served in a number of other roles for the Company, including as director from August 2023 to November 2025, Interim Chief Executive Officer from August 2025 to November 2025, Co-President from March 2025 to November 2025, President from August 2023 through February 2025, and the Head of Asset Management from August 2016 to August 2023. He is a Senior Managing Director and the Head of Real Estate Asset Management Americas for Blackstone. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the Blackstone Real Estate Debt Strategies business. Mr. Harper currently serves as a board member for the World Monuments Fund and the McIntire School of Commerce Foundation board at the University of Virginia. His prior board memberships include Invitation Homes, Park Hotels & Resorts and Extended Stay America. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco. Mr. Harper received a BS from the McIntire School of Commerce at the University of Virginia.

Paul Kolodziej has been the Deputy Chief Financial Officer of the Company since December 2023 and was the Company’s Chief Accounting Officer from March 2019 to December 2023. He is also a Managing Director with Blackstone Real Estate and previously served as Controller of the Company from June 2016 to March 2019. Prior to joining Blackstone in June 2016, Mr. Kolodziej was a Senior Manager at PricewaterhouseCoopers LLP, where he provided assurance services to financial service clients focused on REITs, private real estate funds and hedge funds. During his time at PricewaterhouseCoopers LLP, Mr. Kolodziej also completed a two-year rotation in PricewaterhouseCoopers LLP’s SEC Services Group within their National Office, focusing on client consultations over a wide range of matters related to security registrations and ongoing SEC filing requirements. Mr. Kolodziej received a BS in Accountancy from DePaul University and is a Certified Public Accountant.

Kate O’Neil has been the Deputy Chief Legal Officer and Secretary of the Company since August 2025. She is a Senior Vice President with Blackstone. Ms. O’Neil also serves as the Chief Legal Officer for Blackstone Private Equity Strategies Fund and Blackstone Infrastructure Strategies, the firm’s individual investor focused vehicles for private equity and infrastructure strategies, respectively. Prior to joining Blackstone in 2022, Ms. O’Neil was an attorney with Simpson Thacher & Bartlett LLP and Fried, Frank, Harris, Shriver & Jacobson LLP, where she focused on alternative investment products, including registered funds, private funds, REITs and BDCs. Ms. O’Neil received a B.S., magna cum laude, in Financial Management from Clemson University and a J.D. from the University of Virginia School of Law.

Frank Cohen has been Chairman of our board of directors since July 2016 and previously served as the Company’s Chief Executive Officer from July 2016 to December 31, 2024. He was previously a Senior Managing Director with Blackstone Real Estate, the Global Chairman of Blackstone’s Global Core+ real estate business and a member of Blackstone Real Estate’s Investment Committee. Mr. Cohen joined Blackstone in 1996 and played an integral role in the growth of the real estate business. He previously held multiple leadership positions, overseeing Blackstone Real Estate’s Americas Acquisitions and later the Core+ real estate business from its early days. Mr. Cohen was involved in over $100 billion of real estate transactions, including many of Blackstone’s notable investments, including Equity Office, CarrAmerica Realty, Trizec and IndCor Properties. Mr. Cohen received a BA from Northwestern University, where he graduated from the Honors Program in Mathematical Methods in the Social Sciences, with a double major in political science. Mr. Cohen served as a director of Tricon Residential Inc. from September 2020 until May 2024 after the delisting of its shares from the New York Stock Exchange and the Toronto Stock Exchange. He serves as a director for several private Blackstone portfolio companies, including Equity Office, and served as a director for Hudson Pacific Properties (NYSE: HPP) from 2015 until 2017. He also serves on the board of trustees for Northwestern University, as a Trustee of the Urban Land Institute and on the advisory board of governors for NAREIT. Mr. Cohen is a valuable member of our board of directors because of his extensive real estate experience and his history with Blackstone.

Raymond J. Beier has been a director and Audit Committee Chair of the Company since July 2016. Mr. Beier also serves as a director and audit committee chair of Blackstone Private Equity Strategies Fund L.P.. Before then, he was a partner in the financial services practice at PricewaterhouseCoopers LLP, having been with the firm from 1993 to 2016. Mr. Beier has extensive experience in financial reporting matters relating to mergers, acquisitions and corporate finance transactions. Mr. Beier served in a variety of roles at PricewaterhouseCoopers LLP, including as a member of the National Office leadership team responsible for its strategic policy and analysis group and as a senior partner in the transaction services group. Mr. Beier also served on various PricewaterhouseCoopers committees, including the Global Private Equity Committee and the Extended Leadership Committee. Mr. Beier received a B.S. in Accounting, summa cum laude, from the University of Minnesota—Duluth and an M.B.A. from the University of Minnesota—Carlson School of Management. Mr. Beier is a valuable member of our board of directors because of his extensive experience with accounting and financial reporting matters, especially relating to mergers, acquisitions and corporate finance transactions.

Susan Carras has been a director of the Company since January 2021. She is a Senior Managing Director in the Washington, DC office of JLL Capital Markets, America. Ms. Carras served as Co-Head of HFF’s Washington, DC office from 2011 to 2019 and she joined JLL as part of JLL’s 2019 acquisition of HFF. Prior to HFF, she was a Principal and Managing Director at Sonnenblick Goldman where she served on the operating committee and headed offices in Washington, DC and Tampa, FL. Earlier in her career, she was with the Real Estate Finance Division of Chase Manhattan Bank. Ms. Carras received a BA, magna cum laude with departmental honors, from Lafayette College and a Diploma in Real Estate Analysis and Appraisal from New York University. She is a trustee emerita of Lafayette College and previously chaired the Development and Alumni Relations Committee, served on the Executive Committee and was a member of the search committee for Lafayette’s 16th president. Together with a fellow trustee, Ms. Carras started the First Women of Lafayette Scholarship Fund. Ms. Carras is a past chair of the board of trustees of the McLean School of Maryland. In September 2023, Ms. Carras was appointed as an independent director to the board of trustees of Elme Communities (NYSE: ELME). She is active in the Urban Land Institute serving on the UDMUC Blue Council and on the Washington Full Member Engagement Committee. She is a past recipient of the Greater Washington Commercial Association of Realtors Top Financing Award and Top Sales Award for the Washington, DC Metro and has been recognized by Real Estate Forum’s Women of Influence, by Bisnow’s Women of Influence in Commercial Real Estate and by Connect Media’s Women in Real Estate. Ms. Carras is a valuable member of our board of directors because of her significant experience in the real estate industry.

Richard I. Gilchrist has been a director of the Company since July 2016. He served as Senior Advisor for acquisitions and investments at The Irvine Company, a privately-held real estate investment company, a position he held from July 2011 until July 2018, after having served as President of its Investment Properties Group from 2006 to 2011. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a private real estate company he co-founded. He served as chairman of the board and on the compensation committee of Spirit Realty Capital, Inc. (NYSE: SRC) from 2012 to January 2024, when Spirit was acquired by Realty Income (NYSE: O). He has previously served as a director of Ventas (NYSE: VTR) from 2011 to August 2021 and was a chairman of both its compensation and investment committees. He has also previously served as a director of

BioMed Realty Trust, Inc. (NYSE: BMR) from 2007 to 2014, Nationwide Health Properties, Inc. from 2008 to 2011, and TIER REIT, Inc. (NYSE: TIER) from 2013 to August 2019, and as chairman from 2016 to August 2019 until TIER REIT, Inc. was acquired by Cousins Properties Inc. (NYSE: CUZ). Mr. Gilchrist is a member of the Whittier College board of trustees, where he earned his BA in 1968. He rejoined the board in May 2023 and previously served as chairman from 2003 to 2011. He is also a member of the advisory board of the University of California, Los Angeles Law School, where he earned a JD in 1971. Mr. Gilchrist is a valuable member of our board of directors because of his extensive experience in the real estate industry, including having served as an executive officer of several REITs, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of five public REITs, including as chairman of two.

Field Griffith has been a director of the Company since July 2016. He also currently serves as a non-executive director on the board of The Forest Company Limited and as a director for the Prime Property Fund LLC, positions he has held since March 2017 and February 2018, respectively. Mr. Griffith was most recently employed full time as the Director of Real Assets Investments for the Virginia Retirement System from 2004 to 2016 where he was responsible for managing all aspects of the System’s global real estate, infrastructure and natural resource portfolios. The global real estate portfolio consisted of publicly- and privately-traded equity and debt investments in the form of separate accounts, joint ventures, closed-end funds and open-end funds. Mr. Griffith was also a member of the management committee of the Virginia Retirement System. From 1999 to 2004, he was a senior executive at Gemini Rosemont Commercial Real Estate where he was engaged in real estate portfolio management activities. From 1985 to 1999, Mr. Griffith was employed in the real estate investment group for UNUM Life Insurance Company engaged in mortgage and equity underwriting, structuring, property acquisitions/dispositions and portfolio management of the commercial real estate equity group. From 1983 to 1985, he worked in the real estate investment group at Phoenix Home Life Insurance Company. Mr. Griffith is a Chartered Financial Analyst and received a BA from Beloit College and an MBA from the University of Washington. From 2007 to 2013, he served as a board member of the Pension Real Estate Association. From August 2017 to March 2021, he served on the board of directors of Tedford Housing, Inc., a non-profit organization focused on serving the regional homeless population. Mr. Griffith is a valuable member of our board of directors because of his extensive experience with real estate investments.

Edward Lewis has been a director of the Company since July 2016. From 2000 until February 2017, he was Senior Advisor to Solera Capital, a private equity firm. In 1969, he co-founded Essence Communications Partners, a multimedia company targeting African American women, serving as Chief Executive Officer, publisher and chairman for 35 years. Previously, he served on the boards of Great Atlantic & Pacific Tea Company, Inc. (NYSE: GAP), the Apollo Theater Foundation, the Boys and Girls Clubs of America and the Economic Club of New York. He also served as chairman of the Magazine Publishers of America from 1997 to 1999, becoming the first African American to hold this position in the 75-year history of the organization. Mr. Lewis received a BA and MA in Political Science and International Affairs from the University of New Mexico. Mr. Lewis is a valuable member of our board of directors because of his extensive business experience as founder and chairman of Essence Communications, as well as the skills he gained during his active board service to a number of diverse organizations.

Although most of the services provided to us by the individuals who are executive officers are in their respective roles as executive officers of the Adviser, they have certain duties as executive officers of our company arising from Maryland law, our charter and our bylaws. These duties include executing contracts and other instruments in our name and on our behalf and such other duties as may be prescribed by our board of directors from time to time.

Our executive officers will act as our agents, execute contracts and other instruments in our name and on our behalf, and in general perform all duties incident to their offices and such other duties as may be prescribed by our board of directors from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

Prospectus Summary

The following disclosure is added to the section of the Prospectus titled “Prospectus Summary”:

Q: Why do you have a DST Program?

A: In November 2025, we, through the Operating Partnership, commenced a program (the “DST Program”) to issue and sell beneficial interests (“DST Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). These DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property will be held in a separate DST and will be leased back by a wholly owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST during a defined period in exchange for Operating Partnership units or, in certain cases, cash. The Operating Partnership, in its sole and absolute discretion, may assign its rights in the FMV Option to a subsidiary, an affiliate, a successor entity to the Operating Partnership or the acquiror of a significant portion of the Operating Partnership’s assets. After a one-year holding period, investors who acquire Operating Partnership units pursuant to the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their Operating Partnership units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program gives us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. The Adviser, through an indirect wholly owned subsidiary, and its affiliates will receive fees in connection with the sale of the DST Interests and the management of the DSTs.

We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose. For additional details on our DST Program, see “Investment Objectives and Strategies—DST Program” and “Summary of the Operating Partnership Agreement.”

The following disclosure supersedes and replaces in its entirety the answer below the section of the Prospectus titled “Q: Do you have any other classes of common stock” and all other similar disclosure:

Yes. Our charter authorizes us to issue up to 500,000,000 Class C shares, 500,000,000 Class F shares, 500,000,000 Class L shares, and 500,000,000 Class L-2 shares. However, Class C, Class F, Class L and Class L-2 shares are not available for purchase in this offering. We are conducting a private offering of Class C shares to (i) a feeder vehicle primarily created to hold our Class C and Class I shares, which in turn will offer interests in itself to investors, (ii) the Adviser, the Special Limited Partner and affiliates, including pursuant to the Advisory Agreement and (iii) to other persons in other limited circumstances. In addition, we may conduct one or more private offerings of our Class F shares to (i) certain feeder or other vehicles created to hold our shares and other assets, which in turn will sell interests in itself to other investors, (ii) our officers and directors, (iii) the Adviser, the Special Limited Partner and affiliates or employees of Blackstone, including pursuant to the Advisory Agreement and (iv) Other Blackstone Accounts. Further, we may conduct one or more private offerings of our Class T-2, Class S-2, Class D-2, Class L and Class L-2 shares to certain accredited investors as defined in Regulation D of the Securities Act. Any such private offerings of our shares will be conducted pursuant to an exemption to registration under the Securities Act and not as a part of this offering.

Risk Factors

The following disclosure supersedes and replaces in its entirety the section of the Prospectus titled “Risk Factors—Risks Related to This Offering and Our Organizational Structure—Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the Operating Partnership issues additional units” and all other similar disclosure:

Holders of our common stock will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 17,400,000,000 shares of capital stock, of which 17,300,000,000 shares are classified as common stock, par value $0.01 per share, of which 500,000,000 shares are classified as Class T shares, 400,000,000 shares are classified as Class T-2 shares, 3,000,000,000 shares are classified as Class S shares, 2,500,000,000 shares are classified as Class S-2 shares, 1,500,000,000 shares are classified as Class D shares, 1,400,000,000 shares are classified as Class D-2 shares, 6,000,000,000 shares are classified as Class I shares, 500,000,000 shares are classified as Class C shares, 500,000,000 shares are classified as Class F shares, 500,000,000 shares are classified as Class L shares, 500,000,000 shares are classified as Class L-2 shares and 100,000,000 shares are classified as preferred stock, par value $0.01 per share. We have also issued shares in private offerings and Operating Partnership units to holders other than the Company and made equity grants to our independent directors and service providers, and expect to make more such issuances in the future. In addition, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. Our board of directors may elect, without stockholder approval, to: (1) sell additional shares in this or future public offerings; (2) issue shares of our common stock or units in our Operating Partnership in private offerings; (3) issue shares of our common stock or Operating Partnership units upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares of our common stock or Operating Partnership units to the Adviser or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the performance participation allocation; (5) issue shares of our common stock or Operating Partnership units to sellers of properties we acquire, or (6) issue equity incentive compensation to certain employees of our portfolio companies, other portfolio company service providers owned by Blackstone-advised investment vehicles or to third parties as satisfaction of obligations under incentive compensation arrangements. To the extent we issue additional shares of common stock after your purchase in this offering, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of our Operating Partnership after you purchase shares in this offering, your percentage ownership interest in our assets will be diluted. Because certain classes of the units of our Operating Partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between our Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by our Operating Partnership. Operating Partnership units may have different and preferential rights to the claims of common units of our Operating Partnership which correspond to the common stock held by our stockholders. Certain units in our Operating Partnership may have different and preferential rights to the terms of the common Operating Partnership units which correspond to the common stock held by our stockholders.

The following is added to the section of the Prospectus titled “Risk Factors — Risks Related to This Offering and Our Organizational Structure”:

The DST Program could subject us to liabilities from litigation or otherwise.

Our DST Program raises capital in private placements exempt from registration under the Securities Act through the sale of beneficial interests to “accredited investors” in specific Delaware statutory trusts holding DST Properties. See “Investment Objectives and Strategies—DST Program.” We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire beneficial interests through such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of the DST Program.

The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.

Under the DST Program, certain of our existing real properties and real properties acquired from third parties are expected to be placed into Delaware statutory trusts, the beneficial interests of which will be sold to investors. We will hold long-term leasehold interests in each DST Property under a master lease, which will be fully guaranteed by the Operating Partnership. Under each master lease we will be responsible for subleasing the DST Property to occupying tenants until the earlier of the expiration of the master lease or the Operating Partnership’s exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will no longer own the DST Property, because of the fixed terms of the master lease guaranteed by our Operating Partnership, negative performance by the DST Property could affect cash available for distributions to our stockholders and would likely have an adverse effect on our results of operations. In addition, although the Operating Partnership will hold a FMV Option to reacquire each DST Property, the purchase price will be based on the then-current fair market value of the DST Property subject to the master lease. Therefore, we may pay more for the DST Property upon the FMV Option exercise if it appreciates while held by the Delaware statutory trust than if we had not placed such property in the DST Program.

We own beneficial interests in trusts owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with our DST Program, we own and may continue to own, through our taxable REIT subsidiary, beneficial interests in Delaware statutory trusts owning DST Properties that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents, used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

DST Properties may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments.

DST Properties may later be reacquired by the Operating Partnership through the exercise of the FMV Option. In such cases, the investors who become limited partners in the Operating Partnership will generally still be tied to the applicable DST Property in terms of basis and built-in-gain. As a result, if a DST Property is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then tax will be triggered on the investors’ built-in-gain. Although we are not contractually obligated to do so, we intend to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to such investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing real properties into the DST Program may limit our ability to access liquidity from such real properties or replacement properties through sale without triggering taxes due to the built-in-gain tied to investors in the DST Program. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, paying distributions, funding repurchases or making additional investments.

Investment Objectives and Strategies

The following disclosure is added to the section of the Prospectus titled “Investment Objectives and Strategies”:

DST Program

We, through the Operating Partnership, operate the DST Program to issue and sell DST Interests in specific DSTs holding the DST Properties. These DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act, in DST Offerings. Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly owned subsidiary of the Operating Partnership in accordance with a master lease agreement. To the extent that we choose to source a DST Property from one or our real properties, the value of such DST Property will continue to be included in the calculation of our NAV at its fair market value as described in “Net Asset Value Calculation and Valuation Guidelines,” and the management fee payable to the Adviser will be the same as it would be had such contribution not occurred. As described below, the Adviser, through an indirect wholly owned subsidiary, and its affiliates will earn other fees with respect to the DST Properties. For each DST Offering, including those related to DST Properties purchased from third parties, the offering price of the DST Interests will be based on the then-current fair market value of the applicable DST Property or DST Properties determined by reference to the most recently available valuations prepared by the Adviser that have been reviewed for reasonableness by an independent third-party valuation advisor and which are used in the calculation of our NAV. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a FMV Option giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors any time during a defined period in exchange for Operating Partnership units or, in certain cases, cash. The Operating Partnership, in its sole and absolute discretion, may assign its rights in the FMV Option to a subsidiary, an affiliate, a successor entity to the Operating Partnership or the acquiror of a significant portion of the Operating Partnership’s assets. After a one-year holding period, investors who acquire Operating Partnership units pursuant to the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their Operating Partnership units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program gives us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete tax-deferred exchange transactions under Section 1031 of the Code. We use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose.

DST Dealer Manager

In connection with the DST Program, Blackstone Real Estate Exchange LLC (the “DST Sponsor”), an indirect wholly owned subsidiary of the Operating Partnership, has entered into a dealer manager agreement with our Dealer Manager (in its capacity as the dealer manager for the DST Program, the “DST Dealer Manager”). Pursuant to the DST dealer manager agreement, the DST Dealer Manager agreed to act as dealer manager for the DST Offerings on a “best efforts” basis.

Under the DST Dealer Manager Agreement, the DST Dealer Manager may receive an ongoing investor servicing fee of up to 0.85% per annum of the aggregate value of the DST Property underlying certain DST Interests in the applicable DST Offering.

The Operating Partnership will pay the DST Dealer Manager, solely with respect to Operating Partnership units issued in connection with the FMV Option in exchange for DST Interests and only until the fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering has been reached, ongoing investor servicing fees in amounts up to: 0.85% per annum of the NAV of any such Class T-1 units, consisting of a representative stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; up to 0.85% per annum of the NAV of such Class S-1 units; and up to 0.25% per annum of the NAV of such Class D-1 units. No investor servicing fee will be paid for Class I units. All or a portion of the investor servicing fee may be reallowed to participating broker-dealers, as set forth in the applicable agreement between the DST Dealer Manager and such participating distribution agent.

DST Manager

All material management authority with respect to each DST will be exercised by such DST’s trust manager (the “DST Manager”), which in each case will be an indirect subsidiary of the Adviser.

The DST Manager has the power and authority to manage substantially all of the affairs and limited investment activities of the DSTs, the primary responsibility for performing administrative actions in connection with the DSTs, and the sole power to determine when it is appropriate to sell the DST Properties, all of such power and authority is limited to the extent such powers and authority are materially consistent with those conferred upon the trustee in Revenue Ruling 2004-86. The DST Manager will be managed by personnel associated with Blackstone Real Estate.

The DST Manager or its affiliates will receive management and other fees and reimbursements of certain expenses associated with the establishment, management and operation of the DST and DST Properties.

Compensation

The following disclosure supersedes and replaces in its entirety the first paragraph of the “Management Fee—The Advisor” section of the Prospectus and all similar disclosures in the Prospectus.

We pay the Adviser a management fee equal to (i) 1.25% of the NAV of the Company attributable to Class T-2, Class S-2, Class D-2, Class I, Class T, Class S, Class D and Class C shares, (ii) 1.00% of the NAV of the Company attributable to Class L shares and (iii) 0.85% of the NAV of the Company attributable to Class L-2 shares, in each case, per annum payable monthly. Additionally, to the extent that our Operating Partnership issues Operating Partnership units to parties other than us, our Operating Partnership will pay the Adviser a management fee equal to (i) 1.25% of the NAV of the Operating Partnership attributable to such Class T-2, Class S-2, Class D-2, Class T-1, Class S-1, Class D-1, Class I, Class T, Class S, Class D, Class C and Class B Operating Partnership units, (ii) 1.00% of the NAV of the Operating Partnership attributable to such Class L Operating Partnership units and (iii) 0.85% of the NAV the Operating Partnership attributable to such Class L-2 Operating Partnership units, in each case, per annum payable monthly. We do not pay the Adviser a management fee with respect to Class F shares or Class F units. We pay different management fees on classes of our common stock, and as a result, it is a class-specific expense.

The following disclosure supersedes and replaces in its entirety “Performance Participation Allocation—The Special Limited Partner” section of the Prospectus and all similar disclosures in the Prospectus.

So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from our Operating Partnership equal to (i) 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below) with respect to Class T-2, Class S-2, Class D-2, Class T-1, Class S-1, Class D-1, Class I, Class T, Class S, Class D, Class C and Class B units and (ii) 10% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up with respect to Class L and Class L-2 units. Such allocation will be measured on a calendar year basis, made quarterly and accrued monthly. The performance participation interest is not paid on the Class F units. We pay different performance participation interest on classes of the Operating Partnership’s units, and as a result, it is a class-specific expense.

Distributions on the performance participation interest may be payable in cash, certain classes of Operating Partnership units, or any combination thereof, at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Operating Partnership units, the Special Limited Partner may request the Operating Partnership to repurchase such Operating Partnership units from the Special Limited Partner at a later date.

Promptly following the end of each calendar quarter that is not also the end of a calendar year, the Special Limited Partner will be entitled to a performance participation allocation as described above calculated in respect of the portion of the year to date, less any performance participation allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The performance participation allocation that the Special Limited Partner is entitled to receive at the end of each calendar year will be reduced by the cumulative amount of Quarterly Allocations that year.

Specifically, the Special Limited Partner will be allocated a performance participation in an amount equal to:

•With respect to Class T-2 units, Class S-2 units, Class D-2 units, Class T-1 units, Class S-1 units, Class D-1 units, Class I units, Class T units, Class S units, Class D units, Class C units and Class B units:

◦First, if the Total Return for the applicable period exceeds the sum, with respect to such classes of Operating Partnership units, of (x) the Hurdle Amount for that period and (y) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner with respect to such classes of Operating Partnership units equals 12.5% of the sum of (A) the Hurdle Amount with respect to such classes of Operating Partnership units for that period and (B) any amount allocated to the Special Limited Partner with respect to such classes of Operating Partnership units pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

◦Second, to the extent there are remaining Excess Profits with respect to such classes of Operating Partnership units, 12.5% of such remaining Excess Profits.

•With respect to Class L units and Class L-2 units:

◦First, if the Total Return for the applicable period exceeds the sum, with respect to such relevant class of Operating Partnership units, of (x) the Hurdle Amount for that period and (y) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner with respect to such relevant class of Operating Partnership units equals 10% of the sum of (A) the Hurdle Amount with respect to such relevant class of Operating Partnership units for that period and (B) any amount allocated to the Special Limited Partner with respect to such relevant class of Operating Partnership units pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

◦Second, to the extent there are remaining Excess Profits such relevant class of Operating Partnership units, 10% of such remaining Excess Profits.

“Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(i)All distributions accrued or paid (without duplication) on the relevant Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year, plus

(ii)The change in aggregate NAV of such Operating Partnership units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of additional Operating Partnership units, (y) any allocation/accrual to the performance participation interest and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses) allocable to such Operating Partnership units.

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of any relevant Operating Partnership units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Operating Partnership units. To the extent a class of Operating Partnership units has a different management fee than Class I units, the corresponding Total Return will be calculated separately.

“Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the relevant Operating Partnership units outstanding at the beginning of the then-current calendar year and all relevant Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Operating Partnership units and all issuances of such Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the such Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the performance participation interest and applicable stockholder servicing fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any relevant Operating Partnership units repurchased during such period, which such Operating Partnership units will be subject to the performance participation allocation upon repurchase as described below. To the extent a class of Operating Partnership units has a different management fee than Class I units, the corresponding Hurdle Amount will be calculated separately.

Except as described in Loss Carryforward below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any relevant Operating Partnership units repurchased during such year, which such Operating Partnership units will be subject to the performance participation allocation upon repurchase as described below. To the extent a class of Operating Partnership units has a different management fee than Class I units, the corresponding Loss Carryforward Amount will be calculated separately. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Special Limited Partner’s performance participation. This is referred to as a “High Water Mark.”

The Special Limited Partner will also be allocated a performance participation with respect to all relevant Operating Partnership units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such Operating Partnership units were outstanding, and proceeds for any such Operating Partnership unit repurchase will be reduced by the amount of any such performance participation.

If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same calendar year the Special Limited Partner is entitled to less than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end Performance Allocations in that calendar year will be reduced by an amount equal to such Quarterly Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a calendar year following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end Performance Allocations in the subsequent four calendar years will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the calendar year following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the Special Limited Partner (or its affiliate) may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided, further, that if any Quarterly Shortfall Obligation remains following such subsequent four calendar years, then the Special Limited Partner (or its affiliate) will promptly pay the Operating Partnership the remaining Quarterly Shortfall Obligation in cash.

Distributions on the performance participation interest may be payable in cash, Class I units, Class C units, Class B units or Class F units (collectively, “SLP Performance Units”) or any combination thereof, at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in SLP Performance Units, the Special Limited Partner may request the Operating Partnership to repurchase such Operating Partnership units (including any units received in exchange for any SLP Performance Units) from the Special Limited Partner at a later date. Any such repurchase requests will not be subject to the Early Repurchase Deduction but will be subject to similar repurchase limits that exist under our share repurchase plan.

The Operating Partnership will repurchase any such Operating Partnership units for the corresponding class of shares of our common stock or cash (at the Special Limited Partner’s election) unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or the Operating Partnership’s partnership agreement, in which case such Operating Partnership units will be repurchased for the corresponding class of shares of our common stock. The Operating Partnership will repurchase any such Class B units for cash subject to the applicable repurchase limits.

See “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest.”

Conflicts of Interest

The following disclosure is added to the section of the Prospectus titled “Conflicts of Interest”:

•DST Program. The Adviser is affiliated with the DST Dealer Manager and the DST Manager. These relationships create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Adviser, DST Dealer Manager and the DST Manager will receive fees and expense reimbursements in connection with their roles in the DST Program (certain of which costs are expected to be substantially paid by the private investors in the DST program). For more information, see “Investment Objectives and Strategies—DST Program.”

Net Asset Value Calculation and Guidelines

The following disclosure supersedes and replaces in its entirety the first paragraph in “Net Asset Value Calculation and Guidelines” and all other similar disclosure in the Prospectus:

Our NAV for each class of shares is determined by the Adviser based on the net asset values of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities, and will also include the deduction of management fees, the allocation/accrual of any performance participation to the Special Limited Partner and stockholder servicing fees specifically applicable to such class of shares, in all cases as described below.

The following disclosure supersedes and replaces in its entirety the first paragraph in “Net Asset Value Calculation and Guidelines—Our Independent Valuation Advisors” and all other similar disclosure in the Prospectus:

Since we began calculating our NAV, a market-leading, unaffiliated third-party valuation firm selected by the Adviser and approved by our board of directors, including a majority of our independent directors, has served as the independent valuation advisor with respect to the Adviser’s property valuations in accordance with our valuation guidelines. With the approval of our board of directors, including a majority of our independent directors, we may in the future engage one or more additional independent valuation advisors to review for reasonableness internal valuations prepared by the Adviser with respect to our real properties (including the DST Properties) and certain real estate debt and other securities. All references herein to “independent valuation advisor” refer to any independent valuation advisors then-currently engaged by us, unless the context requires otherwise.

The following disclosure supersedes and replaces in its entirety the section of the Prospectus titled “Net Asset Value Calculation and Guidelines—Liabilities” and all other similar disclosure in the Prospectus:

We will generally include the fair value of our liabilities as part of our NAV calculation. We expect that these liabilities will include the fees payable to the Adviser and the Dealer Manager, accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Liabilities allocable to a specific class of shares, including stockholder servicing fees, the management fee payable to the Adviser and the performance participation payable to the Special Limited Partner, are only included in the NAV calculation for that class. Our debt will generally be valued at fair value in accordance with GAAP. Notwithstanding anything herein to the contrary, our Adviser will value certain debt quarterly in limited circumstances where a monthly valuation is not practicable, including, without limitation, circumstances in which monthly valuation information is not available. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full estimated cost of the stockholder servicing fee as an offering cost at the time we sell Class T-2, Class S-2, Class D-2, Class T, Class S and Class D shares. For purposes of calculating a monthly NAV, the stockholder servicing fee for each applicable class of shares will be calculated by multiplying the accrued monthly stockholder servicing fee rate (pro rata of the total annual stockholder servicing fee rate, based on the number of days in each month for each applicable class of shares) by the aggregate NAV of such class of shares for that month, after adjustment for any net portfolio income or loss, unrealized/realized gains or losses on assets and liabilities, management fee expense and performance participation accrual. The Adviser’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisor or appraised.

The following is added as a new section below the “Net Asset Value Calculation and Guidelines—Liabilities” section of the Prospectus:

Valuation of Assets and Liabilities Associated with the DST Program

We intend to conduct the DST Program to raise capital in private placements through the sale of beneficial interests in DSTs that own specific DST Properties in which the Company, through a subsidiary of the Operating Partnership, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that will be guaranteed by the Operating Partnership. In accordance with the applicable master lease, such subsidiary of the Operating Partnership or applicable master tenant will make rental payments to the applicable DST (as landlord and owner of such DST Property) and such subsidiary of the Operating Partnership or applicable master tenant will be responsible for subleasing the applicable DST Property to various end-user tenants. This master lease arrangement means that the Company will bear the risk that the underlying cash flow received from the DST Property may be less than the master lease payments. Additionally, the Operating Partnership will retain a “FMV Option” giving it the right, but not the obligation, to acquire the DST Interests from the investors at a later date in exchange for cash or units in the Operating Partnership, at the Operating Partnership’s discretion.

For purposes of calculating our NAV, the Adviser will value the DST Properties monthly subject to the master lease utilizing the discounted cash flow approach. This calculation will be multiplied by the DST investors’ ownership in the DST and placed as a corresponding liability, or non-controlling interest in such DST Properties. Due to our continuing involvement and ownership of the DST Properties, we will continue to calculate the fair market value of the underlying real estate, unencumbered by the master lease, in accordance with “Valuation of Investments – Consolidated Properties”. DST Properties will be reviewed for reasonableness by our Independent Valuation Adviser monthly upon execution of the master lease agreement, and subject to annual appraisals (in accordance with “Valuation of Investments – Consolidated Properties”).

The following disclosure supersedes and replaces in its entirety “Net Asset Value Calculation and Guidelines— NAV and NAV Per Share Calculation” and all other similar disclosure in the Prospectus:

Our NAV will be calculated for each of our share classes by State Street. Our board of directors, including a majority of our independent directors, may replace State Street with another party, including our Adviser, if it is deemed appropriate to do so. The Adviser is solely responsible for reviewing and confirming our NAV, and overseeing the process around the calculation of our NAV, in each case, as performed by State Street.

Each class will have an undivided interest in our assets and liabilities, other than class-specific liabilities (including the management fee paid to the Adviser, stockholder servicing fees paid to the Dealer Manager and the performance participation paid to the Special Limited Partner). In accordance with the valuation guidelines, State Street calculates our NAV per share for each class as of the last calendar day of each month using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties (including the DST Properties) based in part upon individual appraisal reports provided periodically by third-party independent valuation firms, as finally determined and updated monthly by the Adviser, with review for reasonableness by our independent valuation advisor, (2) our real estate debt and other securities for which third-party market quotes are available, (3) our other real estate debt and other securities, if any, and (4) our other assets (such as cash on hand) and liabilities (including the allocation or deduction of class-specific expenses). Because stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ. Operating Partnership units will be valued in the same fashion.

Our valuation procedures include the following methodology to determine the monthly NAV of our Operating Partnership and the units. Our Operating Partnership has classes of Operating Partnership units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such Operating Partnership units equals the NAV per share of the corresponding class. To the extent our Operating Partnership has classes of Operating Partnership units that do not correspond to a class of our shares, such Operating Partnership units will be valued in a manner consistent with these guidelines. The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

Our NAV for each class of shares is based on the net asset values of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including the deduction of any expenses specifically applicable to such class of shares). At the end of each month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV adjusted for issuances of shares that were effective on the first calendar day of such month and repurchases that were effective on the last calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month. Changes in our monthly NAV include, without limitation, accruals of our net portfolio income, interest expense, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. Notwithstanding anything herein to the contrary, the Adviser may in its discretion consider material market data and other information that becomes available after the end of the applicable month in valuing our assets and liabilities and calculating our NAV for a particular month. On an ongoing basis, the Adviser will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand), and the deduction of any other liabilities (including any accrued distributions to our stockholders), State Street incorporates any class-specific adjustments to our NAV, including accruals of declared dividends and class-specific stockholder servicing fees, management fees and any accrued performance participation. For each applicable class of shares, the stockholder servicing fee and management fee are calculated as a percentage of the aggregate NAV for such class of shares and any accrued performance participation is calculated as a percentage of the Total Return, subject to a Hurdle Amount and a High Water Mark, with a Catch-Up, for such class of shares.

NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.

The combination of the Class T-2 NAV, Class S-2 NAV, Class D-2 NAV, Class I NAV, Class T NAV, Class S NAV, Class D NAV, Class C NAV, Class F NAV, Class L NAV and Class L-2 NAV equals the aggregate net asset value of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific fees. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate debt and other securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance participation allocation and the expenses attributable to its operations). The Adviser calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.

Description of Capital Stock

The following disclosure supersedes and replaces in its entirety the second paragraph of the “Description of Capital Stock” and all other similar disclosure in the Prospectus:

Under our charter, we have authority to issue a total of 17,400,000,000 shares of capital stock. Of the total shares of stock authorized, 17,300,000,000 shares are classified as common stock with a par value of $0.01 per share, 500,000,000 of which are classified as Class T shares, 400,000,000 of which are classified as Class T-2 shares, 3,000,000,000 of which are classified as Class S shares, 2,500,000,000 of which are classified as Class S-2 shares, 1,500,000,000 of which are classified as Class D shares, 1,400,000,000 of which are classified as Class D-2 shares, 6,000,000,000 of which are classified as Class I shares, 500,000,000 of which are classified as Class C shares, 500,000,000 of which are classified as Class F shares, 500,000,000 of which are classified as Class L shares and 500,000,000 of which are classified as Class L-2 shares, and 100,000,000 shares are classified as preferred stock with a par value $0.01 per share. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following disclosure is added to the section titled “Description of Capital Stock” of the Prospectus:

Class L Shares

The Class L shares are not being offered pursuant to this prospectus. Holders of the Class L shares are entitled to the same voting rights as holders of other classes of our common stock.

We are conducting a private offering of Class L shares to certain accredited investors (as defined in Regulation D of the Securities Act) pursuant to an exemption to registration under the Securities Act and not as a part of this offering.

Each Class L share will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares and (ii) our merger or consolidation with or into another entity in which we are not the surviving entity or the sale or other disposition of all or substantially all of our assets. In addition, immediately before any liquidation, dissolution or winding up, each Class L share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Class L-2 Shares

The Class L-2 shares are not being offered pursuant to this prospectus. Holders of the Class L-2 shares are entitled to the same voting rights as holders of other classes of our common stock.

We are conducting a private offering of Class L-2 shares to certain accredited investors (as defined in Regulation D of the Securities Act) pursuant to an exemption to registration under the Securities Act and not as a part of this offering.

Each Class L-2 share will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares and (ii) our merger or consolidation with or into another entity in which we are not the surviving entity or the sale or other disposition of all or substantially all of our assets. In addition, immediately before any liquidation, dissolution or winding up, each Class L-2 share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

The following disclosure supersedes and replaces the second paragraph of the section of the Prospectus titled “Description of Capital Stock—Distribution Policy.”

Distributions are made on all classes of our common stock at the same time. The per share amount of distributions on Class T-2, Class S-2, Class D-2, Class I, Class T, Class S, Class D, Class F, Class L and Class L-2 shares will likely differ because of different class-specific fees that are deducted from the gross distributions for each share class. We currently expect that our board of directors will generally authorize and declare minimal distributions, if any, with respect to the Class C shares and instead its share of income will accrete into its NAV. We expect to use the “record share” method of determining the per share amount of distributions on Class T-2 shares, Class S-2 shares, Class D-2 shares, Class I shares, Class T shares, Class S shares, Class D shares, Class C shares, Class F shares, Class L shares and Class L-2 shares, although our board of directors may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common stock will be increased by the sum of all class-specific fees for such period. Such amount will be divided by the number of our common shares outstanding on the record date. Such per share amount will be reduced for each class of common stock by the per share amount of any class-specific fees allocable to such class. We currently expect that our board of directors will generally authorize and declare minimal distributions, if any, with respect to the Class C shares and instead its share of income will accrete into its NAV.

Summary of Our Operating Partnership Agreement

The following disclosure is added to the section of the Prospectus titled “Summary of Our Operating Partnership Agreement—Management of Our Operating Partnership”:

In connection with the DST Program, we, on our own behalf as general partner and on behalf of the limited partners of the Operating Partnership, entered into the Sixth Amended and Restated Limited Partnership Agreement of BREIT Operating Partnership L.P. (the “Partnership Agreement”). The Partnership Agreement amends the prior limited partnership agreement of the Operating Partnership in order to facilitate the issuance of Operating Partnership units in exchange for DST Interests pursuant to the DST Program (in the event the Operating Partnership exercises the FMV Option in the future) and the participation of such Operating Partnership units in the distribution reinvestment plan.

The following disclosure supersedes and replaces in its entirety the third paragraph of the section of the Prospectus titled “Summary of Our Operating Partnership Agreement—Limited Partnership Units Generally” and all other similar disclosure in the Prospectus:

Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into fifteen classes of units: Class T units, Class T-1 units, Class T-2 units, Class S units, Class S-1 units, Class S-2 units, Class D units, Class D-1 units, Class D-2 units, Class I units, Class C units, Class F units, Class B units, Class L units and Class L-2 units.

The following disclosure supersedes and replaces in its entirety in the section of the Prospectus titled “Summary of Our Operating Partnership Agreement—OP Units Classes” and all other similar disclosure in the Prospectus:

In general, the Class T units, Class T-1 units, Class T-2 units, Class S units, Class S-1 units, Class S-2 units, Class D units, Class D-1 units, Class D-2 units, Class I units, Class C units, Class F units, Class L units and Class L-2 units are intended to correspond on a one-for-one basis with our Class T shares, Class T-2 shares, Class S shares, Class S-2 shares, Class D shares, Class D-2 shares, Class I shares, Class C shares, Class F shares, Class L shares and Class L-2 shares (with and Class T-1 units corresponding on a one-for-one basis with our Class T-2 shares, Class S-1 units corresponding on a one-for-one basis with our Class S-2 shares and Class D-1 units corresponding on a one-for-one basis with our Class D-2 shares). When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.

In general, each Operating Partnership unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision is made in our sole discretion. Upon the Operating Partnership’s liquidation, each class of units (other than Class I units) will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes is allocated to each Operating Partnership unit, regardless of whether any distributions are made by the Operating Partnership.

The investor servicing fee payable with respect to a particular class of Operating Partnership units will be specially allocated to that class of Operating Partnership units. The amount of the ongoing investor servicing fee for a Class T-1 unit shall equal 0.85% per annum of the NAV of such outstanding Class T-1 unit, consisting of a representative stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum, Class S-1 unit shall equal 0.85% per annum of the NAV of such outstanding Class S-1 unit, and the amount of the ongoing investor servicing fee for a Class D-1 unit shall equal 0.25% per annum of the NAV of such outstanding Class D-1 unit. Class T-1 units, Class S-1 units and Class D-1 units received in exchange for DST Interests in connection with the exercise of the FMV Option will automatically convert to Class I units in the event the aggregate selling commissions, dealer manager fees, and the investor servicing fee paid with respect to such Class T-1 units, Class S-1 units or Class D-1 units and the DST Interests for which such Operating Partnership units were exchanged reach a fee limit (if any) set forth in the applicable agreement between the DST Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering.

For each Operating Partnership unit, investors generally are required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units are not obligated to make additional capital contributions to the Operating Partnership. Further, these holders do not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.

The Adviser may elect to receive its management fee in cash, certain classes of shares of our common stock and Operating Partnership units, or any combination thereof, and distributions on the Special Limited Partner’s performance participation allocation may be payable in cash, certain classes of Operating Partnership units, at the election of the Special Limited Partner. See “Compensation—Management Fee” and “—Special Limited Partner Interest” below.

The Adviser and the Special Limited Partner may exchange units for a corresponding number of certain classes of shares at any time. The Adviser and the Special Limited Partner will have the option of exchanging shares for an equivalent aggregate NAV amount of certain other classes of our shares and will have registration rights with respect to shares of our common stock. See “Description of Capital Stock—Registration Rights.”

The following disclosure is added to the section titled “Summary of our Operating Partnership Agreement”:

Redemption Rights of Holders of Operating Partnership Units

The holders of Operating Partnership units of any class generally have the right (subject to certain terms and conditions) to exchange all or a portion of their Operating Partnership units. We, in our sole discretion, will choose to satisfy such redemption request with shares of the corresponding class of our common stock or cash. If we elect to redeem Operating Partnership units for shares of our common stock, we will generally deliver one share of our common stock for each such Operating Partnership unit redeemed (subject to any redemption fee withheld, if any), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share repurchase plan. If we elect to redeem Operating Partnership units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of Operating Partnership units (subject to any redemption fee withheld, if any), which will equal the then-current NAV per share of our corresponding class of shares. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of the ownership limits in our charter.

Subject to the foregoing, holders of Operating Partnership units (other than us, the Adviser and the Special Limited Partner) may exercise their redemption rights at any time after one year; provided, however, that a holder of OP Unit Operating Partnership units may not exercise a redemption right for less than 1,000 Operating Partnership units, unless such holder holds less than 1,000 Operating Partnership units, in which case, it must exercise its redemption right for all of its Operating Partnership units.

Share Repurchase Plan

The following disclosure supersedes and replaces in its entirety the first paragraph of the section of the Prospectus titled “Share Repurchase Plan—Repurchase Limitations.”

We may determine to repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, which is approved and administered by our board of directors, or none at all, in our discretion at any time. In addition, the aggregate NAV of total repurchases of Class T-2, Class S-2, Class D-2, Class I, Class T, Class S, Class D, Class C, Class F, Class L and Class L-2 shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed each month in a calendar quarter. We have in the past received, and may in the future receive, repurchase requests that exceed the limits under our share repurchase plan, and we have in the past repurchased less than the full amount of shares requested, resulting in the repurchase of shares on a pro rata basis.

The following disclosure is added to the section of the Prospectus titled “Share Repurchase Plan”:

Restrictions on Certain Stockholders

Certain stockholders have agreed, and in the future may agree, to certain terms in their subscription agreement with the Company, including a minimum holding period before seeking to participate in the Plan and additional limitations.

Form of Subscription Agreement

The Form of Subscription Agreement included as Appendix B of the Prospectus is superseded and replaced with the Form of Subscription Agreement attached as Appendix A to this Supplement.

Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2025

On November 7, 2025, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 with the Securities and Exchange Commission. The report (without exhibits) is attached to this Supplement as Appendix B.

APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT

Subscription Agreement for Shares of Blackstone Real Estate Income Trust, Inc.

1.Your Investment
A.Investment Information
Investment Amount $
B.Investment Method
☐	By Mail: Please make checks payable to BLACKSTONE REAL ESTATE INCOME TRUST and attach to this agreement.[1]
☐	By Wire: Please wire funds according to the instructions below.
Name: SS&C GIDS Inc. AS AGENT FOR BLACKSTONE REAL ESTATE INCOME TRUST Bank Name: State Street Bank and Trust ABA: 011000028 DDA: 9900-145-5
☐	Broker-Dealer / Financial Advisor will make payment on your behalf

C.Share Class Selection
☐	Share Class T	☐	Share Class S	☐	Share Class D2	☐	Share Class I2
	(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $1,000,000 (unless waived))
☐	Select to Purchase Net of Selling Commission

2.Ownership Type (Select Only One)
A.Taxable Accounts Type		B.Non-Taxable Accounts Type
Brokerage Account Number		Custodian Account Number
☐	Individual or Joint Tenant with Rights of Survivorship	☐	IRA (Custodian Signature Required)
	☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See section 3C)	☐	Roth IRA (Custodian Signature Required)
		☐	SEP IRA (Custodian Signature Required)
☐	Tenants in Common	☐	Simple IRA (Custodian Signature Required)
☐	Community Property	☐	Pension Plan or PSP
☐	Uniform Gift / Transfer to Minors	☐	Other
State of

☐	Trust (Include Certification of Investment Powers Form or First and Last Page of Trust Documents)	C.Custodian Information (To Be Completed by Custodian)

☐	Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required)	Custodian Name

1     Cash, cashier’s checks / official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.
2     Available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus, as amended and supplemented.

Blackstone |	1

D.Entity Name (Retirement Plan / Trust / Corporation / Partnership / Other)
Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B.

Entity Name

Tax ID Number	Date of Trust	Exemptions (See Form W-9 instructions at www.irs.gov)

Entity Address	City	State	Zip Code

Entity Type (Select one. Required)
☐	Retirement Plan	☐	Trust / Estate	Exempt payee code (if any)
☐	S Corporation	☐	C Corporation	Exemption from FATCA reporting code (if any)
☐	Sole Proprietor / Single-Member LLC	☐	Partnership	(Required)
☐	LLC (Enter the tax classification (C = Corporation, S = S Corporation, P = Partnership))			Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)
☐	Other
Note: Check the “LLC” box above and, in the entry space enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner. (See Form W-9 instructions at www.irs.gov).

☐
If you checked “Partnership” or “Trust / Estate”, or checked “LLC” and entered “P” check this box if you have any foreign partners, owners, or beneficiaries. (See Form W-9 instructions at www.irs.gov).

3.Investor Information
A.Investor Name (Investor / Trustee / Executor / Authorized Signatory Information)
Residential street address MUST be provided. See section 4 if mailing address is different than residential street address

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address
If you are a non-U.S. citizen, please specify your country of citizenship (Required):
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required):
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

Blackstone |	2

B.Co-Investor Name (Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable)

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address

If you are a non-U.S. citizen, please specify your country of citizenship (Required):
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required):
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

C.Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only. Not available for Louisiana residents. Beneficiary date of birth required. Whole percentages only; must equal 100%.)

					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%

Custodian / Guardian for a minor Beneficiary (Required):

4.Contact Information (If Different Than Provided in Section 3A)

Email Address

Mailing Address	City	State	Zip Code

5.Select How You Want to Receive Your Distributions (Please Read Entire Section and Select Only One)
You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON.

☐
If you ARE a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you are a resident of New Jersey, please review the remainder of this section.

☐
If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you DO NOT wish to be enrolled in the Distribution Reinvestment Plan.

Blackstone |	3

ONLY complete the following information if you do not wish to enroll in the Distribution Reinvestment Plan. For custodial held accounts, if you elect cash distributions the funds must be sent to the custodian.

A.	☐	Check mailed to street address in 3A (only available for non-custodial investors).
B.	☐	Check mailed to secondary address in 3B (only available for non-custodial investors).
C.	☐	Direct Deposit (only available for non-custodial investors). PLEASE ATTACH A PRE-VOIDED CHECK
D.	☐	Check mailed to Third Party Financial Institution (complete section below)
I authorize Blackstone Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Blackstone Real Estate Income Trust, Inc. in writing to cancel it. In the event that Blackstone Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State	Zip Code

Your Bank’s ABA Routing Number		Your Bank Account Number

☐
New Jersey Election
If you are a resident of New Jersey, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

6.Broker‐Dealer / Financial Advisor Information (Required Information. All Fields Must Be Completed)
The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Financial Advisor Number	Branch Number	Telephone Number

Email Address		Fax Number

Operations Contact Name		Operations Contact Email Address

Please note that unless previously agreed to in writing by Blackstone Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Blackstone |	4

If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to act as your broker of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. BSP is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If BSP is your broker of record, then your Shares will be held in your name on the books of Blackstone Real Estate Income Trust, Inc. BSP will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

x			x
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

7.Electronic Delivery Form (Optional)
Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Blackstone Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.
We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.
You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.
By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

Initial for consent to electronic delivery

Email Address If blank, the email provided in section 4 or section 3A will be used.

8.Subscriber Signatures

Blackstone Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish and/or maintain the account. Required information includes name, date of birth, permanent residential address and social security / taxpayer identification number. We may also ask to see other identifying documents. If (i) you do not provide the information, (ii) we are unable to confirm that this information is true and correct, including, without limitation, verification of your identity (or that of another person(s) authorized to act on your behalf), or (iii) we believe we have identified potential criminal activity, in each case, we reserve the right to take action as we deem appropriate which may include not opening your account or closing your account and repurchasing your shares under the Share Repurchase Plan.
Please separately initial each of the representations below. A power of attorney to make representations on behalf of an investor can only be granted for fiduciary accounts; if applicable, by signing the Subscription Agreement you represent and warrant that you have the requisite authority. In order to induce Blackstone Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Blackstone |	5

8.a.    Please note: all items in section 8.a. must be read and initialed

	Primary Investor Initials	Co- Investor Initials

I have received a copy of the Final Prospectus.

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.

In addition to the general suitability requirements described in the representation above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS”.

I am (i) an entity that was formed for the purpose of purchasing Shares, in which each individual that owns an interest in such entity meets the general suitability requirements described above OR (ii) I am an individual or entity not formed for such purpose.

I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

I am purchasing the Shares for my own account.

I understand that the transaction price per Share at which my investment will be executed will be made available at www.breit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.

I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase Shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Blackstone Real Estate Income Trust, Inc.’s toll-free, automated telephone line, 844-702-1299.

Blackstone |	6

8.b.    If you live in any of the following states, please read the following section 8.b. carefully: Alabama, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee and Vermont.

Primary Investor Initials	Co- Investor Initials

If I am an Alabama resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kansas resident, I understand that the Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kentucky resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Purchasers who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Massachusetts resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000; or (b) a minimum liquid net worth of $350,000. In addition, the total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For purposes of the Massachusetts suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

If I am a Missouri resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth.

Blackstone |	7

	Primary Investor Initials	Co- Investor Initials
If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. New Jersey investors are advised that Class S and Class T shares are subject to upfront selling commissions and/or dealer manager fees, and Class S, Class T and Class D shares are subject to stockholder servicing fees. Because the purchase price for the Class S and Class T shares is the transaction price plus applicable upfront fees, the upfront fees may reduce the amount of the Class S and Class T share purchase price that is available to the Company for investment and other capital needs, the stockholder servicing fees may reduce the amount of distributions, and the fees could result in a reduction in the NAV of the Class S, Class T and Class D shares if distributions are declared in an amount less than the stockholder servicing fees.

If I am a New Mexico resident, and I do not meet the definition of “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, I must limit my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Blackstone Real Estate Income Trust, Inc.

If I am an Ohio resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes,"liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities.

If I am an Oregon resident, and I am not an accredited investor, I may not invest more than 10% of my liquid net worth in Blackstone Real Estate Income Trust, Inc. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

If I am a Pennsylvania resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles).

If I am a Puerto Rico resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates, and other non-traded REITs, may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

If I am a Tennessee resident, who is not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in Blackstone Real Estate Income Trust, Inc. may not be more than 10% of my net worth.

If I am a Vermont resident, and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

Blackstone |	8

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

For purposes of the acknowledgments above, an affiliate of Blackstone Real Estate Income Trust, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Blackstone Real Estate Income Trust, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Blackstone Real Estate Income Trust, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Blackstone Real Estate
Income Trust, Inc., including any partnership in which Blackstone Real Estate Income Trust, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Blackstone Real Estate Income Trust, Inc. In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.
If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to be acting as your broker-dealer of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. For important information in this respect, see section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Blackstone Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer / Financial Advisor (Broker-Dealer / Financial Advisor of record) indicated in section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer / Financial Advisor of record at any time by contacting Blackstone Real Estate Income Trust, Inc. at the number indicated below. Further, by signing below, you acknowledge that BREIT and BSP have not acted in a fiduciary capacity under the Employee Retirement Income Security Act of 1974 to you or your Financial Advisor, and any communications made by either BREIT or BSP are not intended to be, and should not be considered as, impartial investment advice. Please consult your Financial Advisor if you have had any changes that might affect your ability to meet the applicable suitability requirements.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (Required for U.S. investors):
Under penalties of perjury, I certify that:
1.The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and
4.The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.
Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

x			x
	Signature of Investor	Date		Signature of Co-Investor or Custodian (If applicable)	Date
MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY

Blackstone |	9

9.Miscellaneous
If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Blackstone Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in section 8 above, they are asked to promptly notify Blackstone Real Estate Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify Blackstone Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in section 8 above, and Blackstone Real Estate Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. Class T, S, and D Common Shares shall convert to Class I Common Shares upon certain events as set forth in the Prospectus and the Company’s charter, including, but not limited to, when total Selling Commissions and Stockholder Servicing Fees paid with respect to such Shares would exceed, in the aggregate, 8.75% of the sum of the Gross Proceeds (as such term is defined in the Company’s Charter) from the sale of such Shares and the aggregate Reinvestment Proceeds (as such term is defined in the Company’s Charter) of any Shares issued under a Reinvestment Plan with respect to such Shares (or such lower percentage limit as may be set forth in the applicable agreement between the dealer manager of the Company and the relevant broker-dealer).
No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.
All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Blackstone Real Estate Income Trust, Inc.
Return the completed Subscription Agreement to:
SS&C Technologies
PO Box 219349
Kansas City, MO 64121-9349
Overnight Address:
SS&C Technologies
430 W 7th St. Suite 219349
Kansas City, MO 64105
Blackstone Real Estate Income Trust, Inc. Investor Relations: 844-702-1299

Blackstone |	10

APPENDIX B: QUARTERLY REPORT ON FORM 10-Q

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                  TO
Commission File Number: 000-55931

Blackstone Real Estate Income Trust, Inc.
(Exact name of Registrant as specified in its charter)

Maryland		81-0696966
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
345 Park Avenue
New York,	NY	10154
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 583-5000

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
As of November 7, 2025, the registrant had the following shares outstanding (in thousands): 2,130,304 shares of Class I common stock, 1,232,121 shares of Class S common stock, 10,884 shares of Class S-2 common stock, 100,565 shares of Class D common stock, 360 shares of Class D-2 common stock, 35,615 shares of Class T common stock, 96 shares of Class T-2 common stock, and 6,103 shares of Class C common stock. There were no outstanding shares of Class F common stock.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Balance Sheets (Unaudited) (in thousands, except per share data)

	September 30, 2025	December 31, 2024
Assets
Investments in real estate, net	$75,915,073	$81,457,935
Investments in unconsolidated entities (includes $3,936,702 and $3,861,077 at fair value as of September 30, 2025 and December 31, 2024, respectively)	6,147,795	6,866,405
Investments in real estate debt	4,637,713	5,279,928
Real estate loans held by consolidated securitization vehicles, at fair value	9,587,901	13,616,526
Cash and cash equivalents	1,640,838	1,933,084
Restricted cash	782,556	843,810
Other assets	5,419,168	6,240,553
Total assets	$104,131,044	$116,238,241

Liabilities and Equity
Mortgage loans, secured term loans, and secured revolving credit facilities, net	$56,965,184	$58,540,235
Secured financings of investments in real estate debt	3,285,561	3,624,698
Senior obligations of consolidated securitization vehicles, at fair value	8,637,447	12,233,141
Unsecured revolving credit facilities and term loans	2,441,923	2,501,923
Due to affiliates	956,269	682,747
Other liabilities	4,211,653	3,787,705
Total liabilities	76,498,037	81,370,449

Commitments and contingencies	—	—
Redeemable non-controlling interests	312,522	173,662

Equity
Common stock, $0.01 par value per share	35,119	36,902
Additional paid-in capital	40,044,808	42,781,930
Accumulated other comprehensive income	273,264	383,272
Accumulated deficit and cumulative distributions	(20,315,418)	(15,848,197)
Total stockholders’ equity	20,037,773	27,353,907
Non-controlling interests attributable to third party joint ventures	3,921,067	4,375,668
Non-controlling interests attributable to BREIT OP	3,361,645	2,964,555
Total equity	27,320,485	34,694,130
Total liabilities and equity	$104,131,044	$116,238,241
See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Rental revenue	$1,719,143	$1,854,256	$5,322,192	$5,729,865
Hospitality revenue	123,399	137,847	396,714	421,153
Other revenue	100,902	102,563	278,091	291,109
Total revenues	1,943,444	2,094,666	5,996,997	6,442,127

Expenses
Rental property operating	827,809	938,025	2,515,584	2,754,192
Hospitality operating	89,125	97,870	281,232	291,754
General and administrative	17,958	15,368	50,958	49,668
Management fee	166,757	174,252	502,074	542,028
Performance participation allocation	124,029	—	355,028	—
Impairment of investments in real estate	27,386	48,571	368,757	232,329
Depreciation and amortization	788,475	848,214	2,424,225	2,650,756
Total expenses	2,041,539	2,122,300	6,497,858	6,520,727

Other income (expense)
Loss from unconsolidated entities	(149,792)	(74,839)	(887,816)	(137,195)
Income from investments in real estate debt	142,396	184,849	408,928	610,117
Change in net assets of consolidated securitization vehicles	18,613	44,170	89,005	160,596
Loss from interest rate derivatives	(159,269)	(815,212)	(758,028)	(552,650)
Net gain on dispositions of real estate	332,883	988,970	933,186	1,271,414
Interest expense, net	(768,735)	(853,014)	(2,312,297)	(2,542,584)
Loss on extinguishment of debt	(17,186)	(19,608)	(54,060)	(71,660)
Other expense	(14,332)	(35,408)	(40,341)	(19,241)
Total other income (expense)	(615,422)	(580,092)	(2,621,423)	(1,281,203)
Net loss	$(713,517)	$(607,726)	$(3,122,284)	$(1,359,803)
Net loss (income) attributable to non-controlling interests in third party joint ventures	$18,164	$(37,374)	$78,416	$31,685
Net loss attributable to non-controlling interests in BREIT OP	56,671	39,041	220,071	70,547
Net loss attributable to BREIT stockholders	$(638,682)	$(606,059)	$(2,823,797)	$(1,257,571)
Net loss per share of common stock — basic and diluted	$(0.18)	$(0.16)	$(0.79)	$(0.33)
Weighted-average shares of common stock outstanding, basic and diluted	3,525,061	3,740,039	3,574,110	3,862,356

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited) (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(713,517)	$(607,726)	$(3,122,284)	$(1,359,803)
Other comprehensive income (loss):
Foreign currency translation (loss) gain, net	(10,713)	25,459	77,385	4,267
Unrealized loss on derivatives	(21,378)	(210,629)	(176,221)	(105,330)
Unrealized loss on derivatives from unconsolidated entities	(9,439)	(84,528)	(59,251)	(22,461)
Other comprehensive loss	(41,530)	(269,698)	(158,087)	(123,524)
Comprehensive loss	(755,047)	(877,424)	(3,280,371)	(1,483,327)
Comprehensive loss attributable to non-controlling interests in third party joint ventures	23,936	16,233	118,199	57,245
Comprehensive loss attributable to non-controlling interests in BREIT OP	59,592	51,626	228,367	77,216
Comprehensive loss attributable to BREIT stockholders	$(671,519)	$(809,565)	$(2,933,805)	$(1,348,866)

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Changes in Equity (Unaudited) (in thousands, except per share data)

		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit and Cumulative Distributions	Total Stockholders’ Equity	Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders	Total Equity
	Common Stock
Balance at June 30, 2025	$35,535	$40,555,177	$306,101	$(19,135,477)	$21,761,336	$4,183,837	$3,284,138	$29,229,311
Common stock issued	216	490,892	—	—	491,108	—	—	491,108
Reduction in accrual for offering costs, net	—	23,766	—	—	23,766	—	—	23,766
Distribution reinvestment	184	256,225	—	—	256,409	—	38,508	294,917
Common stock/units repurchased	(950)	(1,307,535)	—	—	(1,308,485)	—	(20,886)	(1,329,371)
Amortization of compensation awards	134	12,861	—	—	12,995	—	—	12,995
Net loss ($2,807 of net loss allocated to redeemable non‑controlling interests)	—	—	—	(638,682)	(638,682)	(17,366)	(54,662)	(710,710)
Other comprehensive loss ($170 of other comprehensive loss allocated to redeemable non‑controlling interests)	—	—	(32,837)	—	(32,837)	(5,706)	(2,817)	(41,360)
Distributions declared on common stock and OP units ($0.1650 gross per share/unit)	—	—	—	(541,259)	(541,259)	—	(49,413)	(590,672)
Contributions from non-controlling interests	—	—	—	—	—	3,586	166,777	170,363
Operating distributions to non-controlling interests	—	—	—	—	—	(28,870)	—	(28,870)
Capital distributions to and redemptions of non-controlling interests	—	9,534	—	—	9,534	(214,414)	—	(204,880)
Allocation (to)/ from redeemable non-controlling interests	—	3,888	—	—	3,888	—	—	3,888
Balance at September 30, 2025	$35,119	$40,044,808	$273,264	$(20,315,418)	$20,037,773	$3,921,067	$3,361,645	$27,320,485

		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions	Total Stockholders’ Equity	Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders	Total Equity
	Common Stock
Balance at June 30, 2024	$37,926	$44,126,933	$458,186	$(14,467,972)	$30,155,073	$4,529,522	$2,817,072	$37,501,667
Common stock issued	111	440,915	—	—	441,026	—	—	441,026
Reduction in accrual for offering costs, net	—	20,285	—	—	20,285	—	—	20,285
Distribution reinvestment	195	273,534	—	—	273,729	—	28,394	302,123
Common stock/units repurchased	(1,215)	(1,705,408)	—	—	(1,706,623)	—	(14,379)	(1,721,002)
Amortization of compensation awards	203	20,139	—	—	20,342	—	2,703	23,045
Net loss ($1,609 of net loss allocated to redeemable non‑controlling interests)	—	—	—	(606,059)	(606,059)	38,800	(38,858)	(606,117)
Other comprehensive loss ($24 of other comprehensive loss allocated to redeemable non‑controlling interests)	—	—	(203,506)	—	(203,506)	(53,642)	(12,526)	(269,674)
Distributions declared on common stock and OP units ($0.1652 gross per share/unit)	—	—	—	(574,741)	(574,741)	—	(39,222)	(613,963)
Contributions from non-controlling interests	—	—	—	—	—	43,617	175,628	219,245
Operating distributions to non-controlling interests	—	—	—	—	—	(30,519)	—	(30,519)
Capital distributions to and redemptions of non-controlling interests	—	4,794	—	—	4,794	(105,734)	—	(100,940)
Allocation (to)/ from redeemable non-controlling interests	—	7,791	—	—	7,791	—	—	7,791
Balance at September 30, 2024	$37,220	$43,188,983	$254,680	$(15,648,772)	$27,832,111	$4,422,044	$2,918,812	$35,172,967

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Changes in Equity (Unaudited) (in thousands, except per share data)

		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP	Total Equity
	Common Stock
Balance at December 31, 2024	$36,902	$42,781,930	$383,272	$(15,848,197)	$27,353,907	$4,375,668	$2,964,555	$34,694,130
Common stock issued	662	1,586,698	—	—	1,587,360	—	—	1,587,360
Increase in accrual for offering costs, net	—	(285,675)	—	—	(285,675)	—	—	(285,675)
Distribution reinvestment	569	784,088	—	—	784,657	—	108,384	893,041
Common stock/units repurchased	(3,553)	(4,886,520)	—	—	(4,890,073)	—	(50,701)	(4,940,774)
Amortization of compensation awards	539	53,001	—	—	53,540	—	—	53,540
Net loss ($4,862 of net loss allocated to redeemable non‑controlling interests)	—	—	—	(2,823,797)	(2,823,797)	(76,735)	(216,890)	(3,117,422)
Other comprehensive loss ($35 of other comprehensive loss allocated to redeemable non‑controlling interests)	—	—	(110,008)	—	(110,008)	(39,876)	(8,168)	(158,052)
Distributions declared on common stock and OP Units ($0.4939 gross per share/unit)	—	—	—	(1,643,424)	(1,643,424)	—	(138,395)	(1,781,819)
Contributions from non-controlling interests	—	—	—	—	—	46,771	702,860	749,631
Operating distributions to non-controlling interests	—	—	—	—	—	(107,073)	—	(107,073)
Capital distributions to and redemptions of non-controlling interests	—	10,804	—	—	10,804	(277,688)	—	(266,884)
Allocation (to)/ from redeemable non-controlling interests	—	482	—	—	482	—	—	482
Balance at September 30, 2025	$35,119	$40,044,808	$273,264	$(20,315,418)	$20,037,773	$3,921,067	$3,361,645	$27,320,485

		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP	Total Equity
	Common Stock
Balance at December 31, 2023	$41,073	$48,576,100	345,975	$(12,612,581)	$36,350,567	$4,709,621	$2,562,306	$43,622,494
Common stock issued	537	1,484,531	—	—	1,485,068	—	—	1,485,068
Reduction in accrual for offering costs, net	—	120,934	—	—	120,934	—	—	120,934
Distribution reinvestment	601	846,073	—	—	846,674	—	80,127	926,801
Common stock/units repurchased	(5,556)	(7,835,026)	—	—	(7,840,582)	—	(123,462)	(7,964,044)
Amortization of compensation awards	565	55,838	—	—	56,403	—	8,112	64,515
Net loss ($4,194 of net loss allocated to redeemable non-controlling interests)	—	—	—	(1,257,571)	(1,257,571)	(27,801)	(70,237)	(1,355,609)
Other comprehensive loss ($118 of other comprehensive loss allocated to redeemable non-controlling interests)	—	—	(91,295)	—	(91,295)	(25,497)	(6,614)	(123,406)
Distributions declared on common stock and OP units ($0.4959 gross per share/unit)	—	—	—	(1,778,620)	(1,778,620)	—	(112,777)	(1,891,397)
Contributions from non-controlling interests	—	—	—	—	—	178,317	581,357	759,674
Operating distributions to non-controlling interests	—	—	—	—	—	(103,812)	—	(103,812)
Capital distributions to and redemptions of non-controlling interests	—	(87,326)	—	—	(87,326)	(308,784)	—	(396,110)
Allocation (to)/ from redeemable non-controlling interests	—	27,859	—	—	27,859	—	—	27,859
Balance at September 30, 2024	$37,220	$43,188,983	$254,680	$(15,648,772)	$27,832,111	$4,422,044	$2,918,812	$35,172,967

 See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(3,122,284)	$(1,359,803)
Adjustments to reconcile net loss to net cash provided by operating activities:
Management fee	502,074	542,028
Performance participation allocation	355,028	—
Impairment of investments in real estate	368,757	232,329
Depreciation and amortization	2,424,225	2,650,756
Net gain on dispositions of real estate	(933,186)	(1,271,414)
Loss on extinguishment of debt	54,060	71,660
Unrealized loss on fair value of financial instruments	651,637	388,180
Loss from unconsolidated entities	887,816	137,195
Distributions of earnings from unconsolidated entities	290,346	170,580
Other items	152,660	57,051
Change in assets and liabilities:
Increase in other assets	(3,172)	(91,948)
Increase in due to affiliates	4,651	23,932
Increase in other liabilities	88,995	82,169
Net cash provided by operating activities	1,721,607	1,632,715
Cash flows from investing activities:
Capital improvements to real estate	(851,680)	(832,252)
Proceeds from disposition of real estate	4,676,128	5,623,806
Investment in unconsolidated entities	(642,229)	(382,227)
Dispositions of and return of capital from unconsolidated entities	151,411	798,407
Purchase of investments in real estate debt	(107,361)	(50,081)
Proceeds from sale/repayment of investments in real estate debt	869,525	1,860,456
Proceeds from repayments of real estate loans held by consolidated securitization vehicles	4,154,359	489,082
Collateral posted under derivative contracts	(4,291)	(29,371)
Other investing activities	(171,530)	(126,391)
Net cash provided by investing activities	8,074,332	7,351,429
Cash flows from financing activities:
Borrowings under mortgage loans, secured term loans, and secured revolving credit facilities	5,971,159	11,981,932
Repayments of mortgage loans, secured term loans, and secured revolving credit facilities	(7,344,845)	(12,517,023)
Borrowings under secured financings of investments in real estate debt	307,542	628,353
Repayments of secured financings of investments in real estate debt	(673,086)	(1,180,202)
Borrowings under unsecured revolving credit facilities and term loans	3,920,000	3,682,638
Repayments of unsecured revolving credit facilities and term loans	(3,980,000)	(3,172,638)
Payment of deferred financing costs	(119,789)	(188,107)
Sales of senior obligations of consolidated securitization vehicles	8,679	84,671
Repayments of senior obligations of consolidated securitization vehicles	(3,712,022)	(452,859)
Proceeds from issuance of common stock	1,444,137	1,327,930
Subscriptions received in advance	122,929	143,247
Offering costs paid	(138,936)	(156,150)
Distributions	(862,566)	(950,462)
Repurchase of common stock	(4,891,636)	(7,945,123)
Contributions from redeemable non-controlling interest	13,414	1,005
Distributions to and redemption of redeemable non-controlling interest	(3,224)	(7,404)
Redemption of affiliated service provider incentive compensation awards	(9,528)	(1,233)
Contributions from non-controlling interests	211,427	27,704
Distributions to and redemptions of non-controlling interests	(417,518)	(483,339)
Net cash used in financing activities	(10,153,863)	(9,177,060)
Net change in cash and cash equivalents and restricted cash	(357,924)	(192,916)
Cash, cash equivalents and restricted cash, beginning of period	2,776,894	2,695,020
Effects of foreign currency translation on cash, cash equivalents and restricted cash	4,424	828
Cash, cash equivalents and restricted cash, end of period	$2,423,394	$2,502,932
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$1,640,838	$1,477,491
Restricted cash	782,556	1,025,441
Total cash, cash equivalents and restricted cash	$2,423,394	$2,502,932

Non-cash investing and financing activities:
Issuance of Class I shares for settlement of joint venture promote liability	$—	$43,219
Issuance of BREIT OP units for settlement of joint venture promote liability	$—	$36,499
Accrued capital expenditures and acquisition related costs	$31,071	$2,178
Change in accrued stockholder servicing fee due to affiliate	$269,814	$(278,886)
Redeemable non-controlling interest issued as settlement of performance participation allocation	$134,787	$15,370
Issuance of Class B units for payment of management fees	$502,861	$547,802
Allocation to redeemable non-controlling interest	$482	$27,859
Distribution reinvestment	$893,041	$926,801
Accrued repurchases	$413,346	$476,621
Investment in single family rental homes risk retention securities	$43,760	$—
Conversion of equity securities to investments in unconsolidated entities	$—	$396,120
Collateral used in repayment of mortgage payable	$—	$23,414
Preferred interest investment retained upon disposition of real estate	$—	$200,000
Receivable for proceeds from disposition of real estate	$—	$17,418
Insurance receivable for involuntary conversion	$8,564	$24,554
Deconsolidation of securitization vehicles	$—	$1,958,620
Increases (decreases) in assets and liabilities resulting from change in control transactions:
Investments in real estate, net	$(94)	$290,659
Other assets	$1,685	$3,714
Mortgage loans, net	$(7,824)	$(119,883)
Other liabilities	$4,473	$(12,117)
Non-controlling interests attributable to third party joint ventures	$46,764	$(57,748)
See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
1. Organization and Business Purpose
Blackstone Real Estate Income Trust, Inc. (“BREIT” or the “Company”) invests primarily in stabilized, income-generating commercial real estate in the United States and, to a lesser extent, outside the United States. The Company to a lesser extent invests in real estate debt investments. The Company is the sole general partner and majority limited partner of BREIT Operating Partnership L.P., a Delaware limited partnership (“BREIT OP”). BREIT Special Limited Partner L.P. (the “Special Limited Partner”), a wholly owned subsidiary of Blackstone Inc. (together with its affiliates, “Blackstone”), owns a special limited partner interest in BREIT OP. Substantially all of the Company’s business is conducted through BREIT OP. The Company and BREIT OP are externally managed by BX REIT Advisors L.L.C. (the “Adviser”). The Adviser is part of the real estate group of Blackstone, a leading global investment manager. The Company was formed on November 16, 2015 as a Maryland corporation and qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.
The Company registered an offering with the Securities and Exchange Commission (the “SEC”) of up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in any combination of Class I, Class S-2, Class D-2, and Class T-2 shares in its primary offering and up to $12.0 billion in any combination of Class I, Class S, Class S-2, Class D, Class D-2, Class T and Class T-2 shares pursuant to its distribution reinvestment plan, which the Company began using to offer shares of its common stock in September 2025 (the “Current Offering”). The share classes have different upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees. Class S, D, and T shares of the Company's common stock are only available to existing holders of such classes pursuant to the Company’s distribution reinvestment plan. In addition to the Current Offering, the Company is conducting private offerings of Class I, Class C and Class F shares to certain feeder or other vehicles created to hold the Company’s shares and other assets, which in turn sell interests in themselves to other investors as described in the Company’s prospectus. Further, the Company is conducting private offerings of Class I, Class S-2, Class D-2, and Class T-2 shares to certain accredited investors through certain participating broker dealers. All such private offerings are or will be, as applicable, exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) and/or Regulation D or Regulation S promulgated thereunder. The Company intends to continue selling shares in the Current Offering and private offerings on a monthly basis.
As of September 30, 2025, the Company owned, in whole or in part, 4,540 properties and 62,007 single family rental homes. The Company currently operates in nine reportable segments: Rental Housing, Industrial, Net Lease, Office, Hospitality, Retail, Data Centers, Self Storage, and Investments in Real Estate Debt. Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Net Lease includes the real estate assets of The Bellagio Las Vegas, The Cosmopolitan of Las Vegas, and the Company’s unconsolidated investment in a Net Lease platform. Financial results by segment are reported in Note 16 — Segment Reporting.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The condensed consolidated financial statements, including the condensed notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. Management believes it has made all necessary adjustments, consisting of only normal recurring items, so that the condensed consolidated financial statements are presented fairly and that estimates made in preparing the Company’s condensed consolidated financial statements are reasonable and prudent. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC.
The accompanying condensed consolidated financial statements include the accounts of the Company, the Company’s subsidiaries, and joint ventures in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.

Certain amounts in the Company's prior period Condensed Consolidated Balance Sheets and the Condensed Consolidated Statements of Changes in Equity have been reclassified to conform to the current period presentation. The Company aggregated the par value of each share class previously reported as separate financial statement line items into a single financial statement line item for par value of all share classes. Such reclassifications had no effect on previously reported totals or subtotals in the Condensed Consolidated Balance Sheets or the Condensed Consolidated Statements of Equity.
Principles of Consolidation
The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities (“VIEs”) whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a VIE and whether the Company is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE, and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.
For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities, and operations is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the non-controlling partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the non-controlling partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the non-controlling partner is also reported within non-controlling interests.
When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Investments in unconsolidated entities for which the Company has not elected the fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses.
The Company owns certain subordinate securities in CMBS securitizations that give the Company certain rights with respect to the underlying loans that serve as collateral for the CMBS securitization. In particular, these subordinate securities typically give the holder the right to direct certain activities of the securitization on behalf of all securityholders, which could impact the securitization's overall economic performance. Such rights, along with the obligation to absorb losses and receive benefits from the ownership of the subordinate securities, require consolidation of these securitizations, which are considered VIEs under GAAP.
As of September 30, 2025, the total assets and liabilities of the Company’s consolidated VIEs, excluding BREIT OP, were $39.4 billion and $28.9 billion, respectively, compared to $44.7 billion and $32.4 billion, respectively, as of December 31, 2024. Such amounts are included on the Company’s Condensed Consolidated Balance Sheets.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ materially from those estimates.
Fair Value Measurements
Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). The Company uses a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment, and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.
Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Valuation of assets and liabilities measured at fair value
The Company’s investments in real estate debt are reported at fair value. As of September 30, 2025 and December 31, 2024, the Company’s investments in real estate debt, directly or indirectly, consisted of commercial mortgage-backed securities (“CMBS”) and residential mortgage-backed securities (“RMBS”), which are securities backed by one or more mortgage loans secured by real estate assets, as well as corporate bonds, term loans, mezzanine loans, and other investments in debt issued by real estate-related companies or secured by real estate assets. The Company generally determines the fair value of its investments in real estate debt by utilizing third party pricing service providers whenever available.
In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable.
Certain of the Company’s investments in real estate debt, such as mezzanine loans and other investments, are unlikely to have readily available market quotations. In such cases, the Company will generally determine the initial value based on the acquisition price of such investment if acquired by the Company or the par value of such investment if originated by the Company. Following the initial measurement, the Company generally engages third party service providers to perform valuations for such investments. The third party service provider will determine fair value by utilizing or reviewing certain of the following (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield or loan-to-value (“LTV”) ratios, and (vii) borrower financial condition and performance. Refer to Note 5 for additional details on the Company’s investments in real estate debt.
For CMBS securitizations the Company consolidates, it has elected to apply the measurement alternative under GAAP and measures both the financial assets and financial liabilities of the securitizations using the fair value of such financial liabilities, which it considers more observable than the fair value of such financial assets.
The Company has elected the FVO for certain of its investments in unconsolidated entities and therefore, reports these investments at fair value. The Company separately values the assets and liabilities of the investments in unconsolidated entities. To determine the fair value of the real estate assets of the investments in unconsolidated entities, the Company utilizes a discounted cash flow methodology, taking into consideration various factors including discount rate and exit capitalization rate. The Company utilizes third party service providers to perform valuations of the indebtedness of the investments in unconsolidated entities. The fair value of the indebtedness of the investments in unconsolidated entities is determined by modeling the cash flows and discounting them back to the present value using the weighted average cost of debt. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable LTV ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its investments in unconsolidated entities at fair value. The inputs used in determining the Company’s investments in unconsolidated entities carried at fair value are considered Level 3. The Company discloses the weighted average cost of capital, which combines the discount rate on the fair value of real estate and the weighted average cost of debt on the fair value of the indebtedness, and the exit capitalization rate as key Level 3 inputs.
The Company’s derivative financial instruments are reported at fair value and consist of foreign currency and interest rate contracts. The fair values of the Company’s foreign currency and interest rate contracts were estimated using advice from a third party derivative specialist, based on contractual cash flows and observable inputs comprising yield curves, foreign currency rates and credit spreads (Level 2 inputs).

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis ($ in thousands):

	September 30, 2025				December 31, 2024
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate debt(1)	$—	$3,547,043	$790,228	$4,337,271	$—	$3,973,217	$1,047,742	$5,020,959
Real estate loans held by consolidated securitization vehicles, at fair value	—	9,587,901	—	9,587,901	—	13,616,526	—	13,616,526
Investments in unconsolidated entities	—	—	3,936,702	3,936,702	—	—	3,861,077	3,861,077
Interest rate and foreign currency hedging derivatives(2)	—	1,079,224	—	1,079,224	—	2,002,173	—	2,002,173
Total	$—	$14,214,168	$4,726,930	$18,941,098	$—	$19,591,916	$4,908,819	$24,500,735

Liabilities:
Senior obligations of consolidated securitization vehicles, at fair value	$—	$8,637,447	$—	$8,637,447	$—	$12,233,141	$—	$12,233,141
Interest rate and foreign currency hedging derivatives(3)	—	18,645	—	18,645	—	11,243	—	11,243
Total	$—	$8,656,092	$—	$8,656,092	$—	$12,244,384	$—	$12,244,384
(1)Excludes $300.4 million and $259.0 million of investments measured at fair value using net asset value as a practical expedient that are not classified in the fair value hierarchy, as of September 30, 2025 and December 31, 2024, respectively.
(2)Included in Other Assets in the Company’s Condensed Consolidated Balance Sheets.
(3)Included in Other Liabilities in the Company’s Condensed Consolidated Balance Sheets.
The following table details the Company’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

	Investments in Real Estate Debt	Investments in Unconsolidated Entities	Total
Balance as of December 31, 2024	$1,047,742	$3,861,077	$4,908,819
Purchases and contributions	3,622	8,190	11,812
Sales and repayments	(274,974)	—	(274,974)
Distributions received	—	(110,802)	(110,802)
Included in net income (loss)
Income from unconsolidated entities measured at fair value	—	178,237	178,237
Realized loss	(2,798)	—	(2,798)
Unrealized gain	16,636	—	16,636
Balance as of September 30, 2025	$790,228	$3,936,702	$4,726,930

The following tables contain the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy ($ in thousands):

	September 30, 2025
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Assets
Investments in real estate loans	$790,228	Yield method	Market yield	9.1%	Decrease
Investments in unconsolidated entities	$3,936,702	Discounted cash flow	Weighted average cost of capital	8.9%	Decrease
			Exit capitalization rate	5.5%	Decrease

	December 31, 2024
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Assets
Investments in real estate loans	$1,047,742	Yield method	Market yield	9.5%	Decrease
Investments in unconsolidated entities	$3,861,077	Discounted cash flow	Weighted average cost of capital	8.2%	Decrease
			Exit capitalization rate	5.3%	Decrease
Valuation of assets measured at fair value on a nonrecurring basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable.
During the three months ended September 30, 2025, the Company recognized $13.4 million of impairment charges, which were the result of updates to the undiscounted cash flow assumptions. The cumulative fair value of such real estate investments at the time of impairment was $23.5 million, and was estimated utilizing a discounted cash flow method. The significant unobservable inputs utilized in the analysis were the discount rate (Level 3), which ranged from 7.3% to 8.8%, and the exit capitalization rate (Level 3), which ranged from 4.9% to 9.0%.
Additionally, during the three months ended September 30, 2025, the Company recognized $14.0 million of impairment charges related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs. The fair value, less estimated costs to sell, of such real estate investments at the time of impairment was $96.0 million as of September 30, 2025. The significant input utilized in the analysis was the purchase price, which is considered a Level 2 input. Refer to Note 3 for additional details of the impairments.
Valuation of liabilities not measured at fair value
As of September 30, 2025 and December 31, 2024, the fair value of the Company’s mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities was $0.7 billion and $0.9 billion, respectively, below carrying value. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using its equity discount rate. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The Company utilizes third party service providers to perform these valuations. The significant inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.

Stock-Based Compensation
The Company’s stock-based compensation consists of incentive compensation awards issued to certain employees of Home Partners of America (“HPA”), April Housing, and American Campus Communities (“ACC”), all of which are consolidated subsidiaries of BREIT, and certain employees of portfolio company service providers owned by Blackstone-advised investment vehicles. Such awards vest over time and stock-based compensation expense is recognized for these awards using a graded vesting attribution method over the applicable vesting period of each award, based on the value of the awards on their grant date, as adjusted for forfeitures. The awards are subject to service periods ranging from three to four years. The vesting conditions that are based on the Company achieving certain returns, or other key performance metrics, over a stated hurdle amount are considered market conditions. The achievement of returns, or other key performance metrics, over the stated hurdle amounts, which affect the quantity of awards that vest, is considered a performance condition. If the Company determines it is probable that the performance conditions will be met, the value of the award will be amortized over the service periods, as adjusted for forfeitures. If the Company determines it is not probable that the performance conditions will be met, the value of the award is considered zero and any previous amortization will be reversed. The number of awards expected to vest is evaluated each reporting period and compensation expense is recognized for those awards for which achievement of the performance criteria is considered probable.
Refer to Note 10 for additional information on the awards issued to certain employees of portfolio companies owned by Blackstone-advised investment vehicles. The following table details the incentive compensation awards issued to certain employees of HPA, April Housing and ACC ($ in thousands):

	December 31, 2024	For the Nine Months Ended September 30, 2025			September 30, 2025
Plan Year	Unrecognized Compensation Cost	Value of Awards Issued	Forfeiture of Unvested Awards	Amortization of Compensation Cost	Unrecognized Compensation Cost	Remaining Amortization Period
2022	$3,107	$—	$(1,467)	$(1,506)	$134	0.3 years
2023	6,070	—	(613)	(3,473)	1,984	1.1 years
2024	11,692	—	(3,597)	(2,078)	6,017	1.9 years
2025	—	17,022	(863)	(3,956)	12,203	2.6 years
Total	$20,869	$17,022	$(6,540)	$(11,013)	$20,338
Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 “Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). ASU 2024-03 requires disclosures in the notes to the financial statements on specified information about certain costs and expenses for each interim and annual reporting period. ASU 2024-03 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company did not early adopt ASU 2024-03 and is still evaluating the impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” or (“ASU 2023-09”). ASU 2023-09 requires additional disaggregated disclosures on the entity’s effective tax rate reconciliation and additional details on income taxes paid. ASU 2023-09 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2024 and early adoption is permitted. The Company did not early adopt ASU 2023-09 and does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

3. Investments in Real Estate
Investments in real estate, net consisted of the following ($ in thousands):

	September 30, 2025	December 31, 2024
Building and building improvements	$68,879,246	$72,126,536
Land and land improvements	15,659,440	16,406,385
Furniture, fixtures and equipment	2,375,163	2,389,177
Right of use asset - operating leases(1)	1,044,326	1,050,921
Right of use asset - financing leases(1)	72,862	72,862
Total	88,031,037	92,045,881
Accumulated depreciation and amortization	(12,115,964)	(10,587,946)
Investments in real estate, net	$75,915,073	$81,457,935
(1)Refer to Note 15 for additional details on the Company’s leases.

Acquisitions

There were no acquisitions during the nine months ended September 30, 2025.
Dispositions
The following tables detail the dispositions during the periods set forth below ($ in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2025			September 30, 2025
Segments	Number of Properties	Net Proceeds	Net Gain(1)	Number of Properties	Net Proceeds	Net Gain(1)
Rental Housing properties(2)	24	$1,132,691	$157,680	61	$3,179,985	$402,001
Industrial properties	17	553,281	171,642	67	1,392,053	520,584
Retail properties	1	30,245	3,207	4	74,708	9,295
Hospitality properties	3	20,170	354	4	38,650	1,306
Total	45	$1,736,387	$332,883	136	$4,685,396	$933,186

	Three Months Ended			Nine Months Ended
	September 30, 2024			September 30, 2024
Segments	Number of Properties	Net Proceeds	Net Gain(1)	Number of Properties	Net Proceeds	Net Gain(1)
Rental Housing properties(2)(3)	52	$3,534,145	$951,410	106	$4,736,946	$1,028,656
Industrial properties	3	97,714	12,868	34	789,863	198,309
Retail properties	3	90,778	16,168	13	278,422	35,925
Hospitality properties	2	43,657	8,524	2	43,657	8,524
Total	60	$3,766,294	$988,970	155	$5,848,888	$1,271,414
(1)For the three months ended September 30, 2025, net gain includes gains of $354.2 million and losses of $21.3 million. For the nine months ended September 30, 2025, net gain includes gains of $979.6 million and losses of $46.4 million. For the three months ended September 30, 2024, net gain includes gains of $1.0 billion and losses of $18.2 million. For the nine months ended September 30, 2024, net gain includes gains of $1.3 billion and losses of $49.4 million.
(2)The number of properties excludes single family rental homes sold.
(3)For the three and nine months ended September 30, 2024, net proceeds includes a $200.0 million preferred interest investment retained upon the sale of 19 student housing properties.

For the three months and nine months ended September 30, 2025, the Company disposed of nine and 13 properties, respectively, alongside other Blackstone-advised investment vehicles for a total sale price attributable to BREIT of $125.7 million and $203.7 million, respectively. These transactions were conducted as either single or joint transactions alongside other Blackstone-advised investment vehicles and the terms for the Company and the other Blackstone-advised investment vehicles were substantially similar and the prices of each property were negotiated with a third-party buyer. A portion of these dispositions were structured as combined portfolio transactions where the Company and one or more other Blackstone advised investment vehicles were disposing of like-kind assets to a single buyer.
Properties Held-for-Sale
As of September 30, 2025, 33 properties in the industrial segment, 23 properties in the rental housing segment and various single family rental homes were classified as held-for-sale. The held-for-sale assets and related liabilities are included as components of Other Assets and Other Liabilities, respectively, on the Company’s Condensed Consolidated Balance Sheets.
The following table details the assets and liabilities of the Company’s properties classified as held-for-sale ($ in thousands):

Assets:	September 30, 2025
Investments in real estate, net	$787,815
Other assets	11,092
Total assets	$798,907

Liabilities:
Mortgage loans, net	$587,483
Other liabilities	22,637
Total liabilities	$610,120
Impairment
During the three months ended September 30, 2025, the Company recognized an aggregate $27.4 million of impairment charges including (i) $13.4 million related to one rental housing property, one industrial property and various single family rental homes as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $14.0 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.

During the nine months ended September 30, 2025, the Company recognized an aggregate $368.8 million of impairment charges including (i) $285.5 million related to 19 rental housing properties, three industrial properties, two hospitality properties and various single family rental homes as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $83.3 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
During the three months ended September 30, 2024, the Company recognized an aggregate $48.6 million of impairment charges including (i) $20.9 million related to two rental housing properties and various single family rental homes as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $27.7 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
During the nine months ended September 30, 2024, the Company recognized an aggregate $232.3 million of impairment charges including (i) $133.0 million related to seven rental housing properties, one industrial property and various single family rental homes as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $99.3 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.

4. Investments in Unconsolidated Entities
The Company holds investments in joint ventures that it accounts for under the equity method of accounting or the FVO, as the Company’s ownership interest in each joint venture does not meet the requirements for consolidation. Refer to Note 2 for additional details.
The following tables detail the Company’s investments in unconsolidated entities ($ in thousands):

	September 30, 2025
Investments in Unconsolidated Entities	Segment	Number of Investments	Number of Properties	Ownership Interest	Book Value
Unconsolidated entities carried at historical cost:
QTS Data Centers(1)	Data Centers	1	114	35.7%	$937,247
Rental Housing investments(2)	Rental Housing	8	4	12.2% - 44.2%	713,514
Industrial investments(3)	Industrial	3	55	10.1% - 22.4%	247,263
Hospitality investment	Hospitality	1	196	30.0%	202,749
Retail investments	Retail	2	8	50.0%	84,409
Net Lease investment(4)	Net Lease	1	115	25.0%	25,911
Total unconsolidated entities carried at historical cost		16	492		2,211,093
Unconsolidated entities carried at fair value:
Industrial investments(5)	Industrial	11	2,060	12.4% - 85.0%	3,125,943
Office investment	Office	1	1	49.0%	454,324
Rental Housing investment(6)	Rental Housing	1	10	11.6%	356,435
Total unconsolidated entities carried at fair value		13	2,071		3,936,702
Total		29	2,563		$6,147,795
(1)Represents the Company’s investment in QTS Data Centers through a joint venture formed by the Company and certain Blackstone-advised investment vehicles.
(2)The number of properties excludes 9,860 single family rental homes related to four joint ventures.
(3)Consists of $247.3 million from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(4)Consists of $25.9 million from investments in a joint venture formed by the Company and another Blackstone-advised investment vehicle.
(5)Includes $2.4 billion from investments in four joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(6)Consists of $356.4 million from investments in a joint venture formed by the Company and another Blackstone-advised investment vehicle. The number of properties excludes 38,100 single family rental homes.

	December 31, 2024
Investments in Unconsolidated Entities	Segment	Number of Investments	Number of Properties	Ownership Interest	Book Value
Unconsolidated entities carried at historical cost:
QTS Data Centers(1)	Data Centers	1	106	35.7%	$1,625,457
Rental Housing investments(2)	Rental Housing	11	7	12.2% - 66.9%	775,401
Industrial investments(3)	Industrial	3	56	10.1% - 22.4%	237,825
Hospitality investment	Hospitality	1	196	30.0%	276,218
Retail investments	Retail	2	8	50.0%	89,093
Net Lease investment(4)	Net Lease	1	—	25.0%	1,334
Total unconsolidated entities carried at historical cost		19	373		3,005,328
Unconsolidated entities at carried at fair value:
Industrial investments(5)	Industrial	11	2,064	12.4% - 85.0%	2,987,036
Office investment	Office	1	1	49.0%	471,959
Rental Housing investment(6)	Rental Housing	1	11	11.6%	402,082
Total unconsolidated entities carried at fair value		13	2,076		3,861,077
Total		32	2,449		$6,866,405
(1)Represents the Company’s investment in QTS Data Centers through a joint venture formed by the Company and certain Blackstone-advised investment vehicles.
(2)The number of properties excludes 10,308 single family rental homes.
(3)Consists of $237.8 million from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(4)Includes a joint venture formed by the Company and another Blackstone-advised investment vehicle. As of December 31, 2024, the joint venture had not made any investments. Book value represents the Company’s capital contribution less the company's share of start-up costs.
(5)Includes $2.2 billion from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(6)On May 1, 2024, the Company alongside another Blackstone-advised investment vehicle formed a joint venture that acquired all of the outstanding common shares of Tricon Residential Inc. (“Tricon”) for a total equity transaction value of $3.5 billion. As part of the transaction, the Company converted its prior investment in common and preferred stock of Tricon to an interest in the newly formed joint venture, which is recorded under Investments in Unconsolidated Entities. As of December 31, 2024, the number of properties excludes 37,195 single family rental homes.

The following tables detail the Company’s income (loss) from unconsolidated entities ($ in thousands):

		Three Months Ended September 30,
BREIT Income (Loss) from Unconsolidated Entities	Segment	2025	2024
Unconsolidated entities carried at historical cost:
QTS Data Centers	Data Centers	$(87,322)	$(227,994)
Rental Housing investments	Rental Housing	(11,875)	(5,152)
Hospitality investment	Hospitality	(2,643)	(1,701)
Industrial investments	Industrial	(1,585)	(3,175)
Retail investments	Retail	(393)	(1,159)
Net Lease investment	Net Lease	(123)	—
Total unconsolidated entities carried at historical cost		(103,941)	(239,181)
Unconsolidated entities carried at fair value:
Industrial investments	Industrial	(53,364)	88,417
Rental Housing investments	Rental Housing	(1,116)	82,460
Office investment	Office	8,629	(6,535)
Total unconsolidated entities carried at fair value		(45,851)	164,342
Total		$(149,792)	$(74,839)

		Nine Months Ended September 30,
BREIT Income (Loss) from Unconsolidated Entities	Segment	2025	2024
Unconsolidated entities carried at historical cost:
QTS Data Centers	Data Centers	$(1,010,702)	$(212,008)
Rental Housing investments	Rental Housing	(37,076)	(19,030)
Hospitality investment	Hospitality	(7,709)	(6,806)
Industrial investments	Industrial	(7,097)	(5,641)
Retail investments	Retail	(2,947)	(2,887)
Net Lease investment	Net Lease	(520)	—
Total unconsolidated entities carried at historical cost		(1,066,051)	(246,372)
Unconsolidated entities carried at fair value:
Industrial investments	Industrial	165,073	37,607
Office investment	Office	16,519	7,053
Rental Housing investments	Rental Housing	(3,357)	82,215
Data Center investments(1)	Data Centers	—	(17,698)
Total unconsolidated entities carried at fair value		178,235	109,177
Total		$(887,816)	$(137,195)
(1)On March 27, 2024, the Company sold its remaining 8.8% interest in a digital towers joint venture for cash consideration of $531.4 million, resulting in a realized loss on sale of $17.4 million, which was primarily driven by transaction costs.

5. Investments in Real Estate Debt
The following tables detail the Company’s investments in real estate debt ($ in thousands):

	September 30, 2025
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.3%	1/8/2033	$3,570,539	$3,553,329	$3,364,815
RMBS	4.2%	1/10/2059	101,931	99,584	81,296
Corporate bonds	4.9%	5/21/2028	56,679	56,003	55,157
Total real estate securities	8.1%	7/21/2033	3,729,149	3,708,916	3,501,268
Commercial real estate loans	+4.4%	11/24/2027	860,693	823,800	836,003
Other investments(5)(6)	5.7%	9/21/2029	199,326	199,326	300,442
Total investments in real estate debt	8.0%	4/14/2032	$4,789,168	$4,732,042	$4,637,713

	December 31, 2024
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.2%	5/1/2032	$3,970,222	$3,956,637	$3,728,985
RMBS	4.2%	7/25/2056	190,626	187,552	141,767
Corporate bonds	4.9%	5/30/2028	55,355	56,003	51,652
Total real estate securities	8.3%	2/26/2033	4,216,203	4,200,192	3,922,404
Commercial real estate loans	+4.6%	8/29/2027	1,037,985	1,044,460	1,032,821
Other investments(5)(6)	5.7%	9/21/2029	287,768	276,584	324,703
Total investments in real estate debt	8.2%	11/14/2031	$5,541,956	$5,521,236	$5,279,928

(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s condensed consolidated financial statements. The underlying collateral loans and the senior CMBS positions owned by third parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)The symbol “+” means that the figure represents a spread over the relevant floating benchmark rates, which include Secured Overnight Financing Rate (“SOFR”), Sterling Overnight Index Average (“SONIA”), and Euro Interbank Offer Rate (“EURIBOR”), as applicable to each security and loan. Fixed rate CMBS and commercial real estate loans represent a spread over the relevant floating benchmark rates for purposes of the weighted-averages. Weighted Average Coupon for CMBS does not include zero-coupon securities.
(3)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(4)Face amount excludes interest-only securities with a notional amount of $1.3 billion and $1.8 billion as of September 30, 2025 and December 31, 2024, respectively.
(5)Includes interests in unconsolidated joint ventures that hold investments in real estate debt.
(6)Weighted average coupon and weighted average maturity date exclude the Company's investment in a joint venture with the Federal Deposit Insurance Corporation.

The following table details the collateral type of the properties securing the Company’s investments in real estate debt ($ in thousands):

	September 30, 2025			December 31, 2024
Collateral(1)	Cost Basis	Fair Value	Percentage Based on Fair Value	Cost Basis	Fair Value	Percentage Based on Fair Value
Industrial	$1,732,505	$1,720,406	37%	$1,972,592	$1,940,709	37%
Rental Housing(2)	1,600,972	1,684,227	36%	1,873,616	1,850,255	35%
Net Lease	884,238	886,586	19%	858,605	860,465	16%
Office	350,492	194,465	4%	379,257	209,882	4%
Hospitality	110,414	99,974	2%	332,623	322,052	6%
Diversified	29,092	27,869	1%	52,286	46,665	1%
Other	24,329	24,186	1%	52,257	49,900	1%
Total	$4,732,042	$4,637,713	100%	$5,521,236	$5,279,928	100%
(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s condensed consolidated financial statements. The underlying collateral loans and the senior CMBS positions owned by third parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)Rental Housing investments in real estate debt are collateralized by various forms of rental housing including apartments and single family rental homes.
The following table details the credit rating of the Company’s investments in real estate debt ($ in thousands):

	September 30, 2025			December 31, 2024
Credit Rating(1)(2)	Cost Basis	Fair Value	Percentage Based on Fair Value	Cost Basis	Fair Value	Percentage Based on Fair Value
A	$818	$740	—%	$28,200	$27,735	1%
BBB	810,753	803,973	17%	807,228	799,005	15%
BB	602,594	583,385	13%	797,219	759,361	14%
B	489,946	462,995	10%	576,629	523,784	9%
CCC and below	131,708	42,048	1%	143,548	38,704	1%
Private commercial real estate loans	823,800	836,003	18%	1,044,460	1,032,821	20%
Not rated(3)	1,872,423	1,908,569	41%	2,123,952	2,098,518	40%
Total	$4,732,042	$4,637,713	100%	$5,521,236	$5,279,928	100%
(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s condensed consolidated financial statements. The underlying collateral loans and the senior CMBS positions owned by third parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)"A" includes credit ratings of A+, A, and A-, "BBB" includes credit ratings of BBB+, BBB, and BBB-, "BB" includes credit ratings of BB+, BB, and BB-, "B" includes credit ratings of B+, B, and B-, and "CCC and below" includes credit ratings of CCC+ and below.
(3)As of September 30, 2025, not rated positions have a weighted-average LTV at origination of 53%, and are primarily composed of industrial (55%) and rental housing (43%) assets.

The following table details the Company’s income from investments in real estate debt ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income	$106,881	$149,193	$339,758	$483,423
Unrealized gain	37,331	53,559	119,164	178,929
Realized loss	(2,607)	(5,160)	(17,326)	(43,510)
Total	141,605	197,592	441,596	618,842
Net realized and unrealized (loss) gain on derivatives	1,124	(5,710)	(10,158)	(748)
Net realized and unrealized (loss) gain on secured financings of investments in real estate debt	375	(6,810)	(17,310)	37
Other expense	(708)	(223)	(5,200)	(8,014)
Total income from investments in real estate debt	$142,396	$184,849	$408,928	$610,117

The Company’s investments in real estate debt included certain CMBS and loans collateralized by properties owned by other Blackstone-advised investment vehicles. The following table details the Company’s investments in such real estate debt ($ in thousands):

	Fair Value		Income
			Three Months Ended September 30,		Nine Months Ended September 30,
	September 30, 2025	December 31, 2024	2025	2024	2025	2024
CMBS	$635,297	$746,773	$19,408	$21,977	$59,184	$111,361
Commercial real estate loans	296,475	416,942	6,079	17,221	32,781	43,514
Total	$931,772	$1,163,715	$25,487	$39,198	$91,965	$154,875
The Company acquired such CMBS from third parties on market terms negotiated by the majority third party investors. The Company has forgone all non-economic rights under these CMBS, including voting rights, so long as the Blackstone-advised investment vehicles either own the properties collateralizing the underlying loans, or have an interest in a different part of the capital structure of such CMBS.
The Company acquired commercial real estate loans to borrowers that are owned by Blackstone-advised investment vehicles. The Company has forgone all non-economic rights under these loans, including voting rights, so long as the Blackstone-advised investment vehicle controls the borrowers. These loans were negotiated by third parties without the Company’s involvement.
As of both September 30, 2025 and December 31, 2024, the Company’s investments in real estate debt also included $1.7 billion of CMBS collateralized, in part, by certain of the Company’s mortgage loans. During the three and nine months ended September 30, 2025, the Company recognized $41.7 million and $118.1 million of income, respectively, related to such CMBS. During the three and nine months ended September 30, 2024, the Company recognized $55.1 million and $194.1 million of income, respectively, related to such CMBS.

6. Consolidated Securitization Vehicles

The Company has acquired the controlling class securities of certain CMBS securitizations resulting in the consolidation of such securitizations on its Condensed Consolidated Balance Sheets. The consolidation of these securitizations results in a gross presentation of the underlying collateral loans as discrete assets, as well as inclusion of the senior CMBS positions owned by third parties, which are presented as liabilities on the Company’s Condensed Consolidated Balance Sheets. The assets of any particular consolidated securitization can only be used to satisfy the liabilities of that securitization and such assets are not available to the Company for any other purpose. Similarly, the senior CMBS obligations of these securitizations can only be satisfied through repayment of the underlying collateral loans, as they do not have any recourse to the Company or its assets, nor has the Company provided any guarantees with respect to the performance or repayment of the senior CMBS obligations.
The following tables detail the real estate loans held by the consolidated securitization vehicles and the related senior obligations of consolidated securitization vehicles ($ in thousands):

	September 30, 2025
	Count	Principal Value	Fair Value	Wtd. Avg. Yield/Cost(1)	Wtd. Avg. Term(2)
Real estate loans held by consolidated securitization vehicles	195	$9,132,234	$9,587,901	5.8%	5/17/2027
Senior obligations of consolidated securitization vehicles	15	8,134,776	8,637,447	5.7%	3/3/2027
Real estate loans held by consolidated securitization vehicles in excess of senior obligations of consolidated securitization vehicles	15	$997,458	$950,454	7.2%	1/13/2029

	December 31, 2024
	Count	Principal Value	Fair Value	Wtd. Avg. Yield/Cost(1)	Wtd. Avg. Term(2)
Real estate loans held by consolidated securitization vehicles	199	$13,286,605	$13,616,526	6.1%	5/8/2026
Senior obligations of consolidated securitization vehicles	19	11,838,154	12,233,141	5.9%	5/16/2026
Real estate loans held by consolidated securitization vehicles in excess of senior obligations of consolidated securitization vehicles	19	$1,448,451	$1,383,385	7.6%	3/1/2026

(1)The weighted-average yield and cost represent the all-in rate, which includes both fixed and floating rates, as applicable to each securitization vehicle.
(2)Repayments of senior obligations of consolidated securitization vehicles are tied to timing of the related collateral loan asset repayments. The term of these obligations represents the rated final distribution date of the securitizations.

7. Mortgage Loans, Secured Term Loans, and Secured Revolving Credit Facilities
The following table details the mortgage loans, secured term loans, and secured revolving credit facilities secured by the Company’s real estate ($ in thousands):

	September 30, 2025			Principal Balance Outstanding
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date (2)(3)	Maximum Facility Size	September 30, 2025	December 31, 2024
Fixed rate loans:
Fixed rate mortgages(4)	3.9%	4/15/2030	N/A	$21,061,882	$21,645,080
Variable rate loans:
Variable rate mortgages and secured term loans	+2.3%	6/4/2028	N/A	31,994,352	32,006,218
Variable rate secured revolving credit facilities	+1.9%	4/18/2028	$3,490,870	2,785,390	3,490,870
Variable rate warehouse facilities(5)	+2.2%	12/3/2028	$2,385,986	1,584,011	1,929,037
Total variable rate loans	+2.3%	6/9/2028		36,363,753	37,426,125
Total loans secured by real estate	5.5%	2/11/2029		57,425,635	59,071,205
(Discount) premium on assumed debt, net				(83,887)	(96,048)
Deferred financing costs, net				(376,564)	(434,922)
Mortgage loans, secured term loans, and secured revolving credit facilities, net				$56,965,184	$58,540,235
(1)“+” means that the figure represents a spread over the relevant floating benchmark rates, primarily SOFR and similar indices for non-USD facilities, as applicable to each loan. As of September 30, 2025, the Company had outstanding interest rate swaps with an aggregate notional balance of $32.8 billion and interest rate caps with an aggregate notional balance of $22.3 billion that mitigate its exposure to potential future interest rate increases under its floating-rate debt. Total weighted average interest rate does not include the impact of derivatives.
(2)Weighted average maturity assumes maximum maturity date, including any extensions, where the Company, at its sole discretion, has one or more extension options.
(3)The majority of the Company’s mortgages contain yield or spread maintenance provisions.
(4)Includes $234.4 million and $261.6 million of loans related to investments in affordable housing properties as of September 30, 2025 and December 31, 2024, respectively. Such loans are generally from municipalities, housing authorities, and other third parties administered through government sponsored affordable housing programs. Certain of these loans may be forgiven if specific affordable housing conditions are maintained.
(5)Additional borrowings under the Company’s variable rate warehouse facilities require additional collateral, which are subject to lender approval.

The following table details the future principal payments due under the Company’s mortgage loans, secured term loans, and secured revolving credit facilities as of September 30, 2025 ($ in thousands):

Year	Amount
2025 (remaining)	$404,248
2026	11,154,253
2027	16,170,168
2028	4,410,559
2029	12,388,767
2030	4,953,484
Thereafter	7,944,156
Total	$57,425,635

The Company repaid certain of its loans in conjunction with the sale or refinancing of the underlying properties and incurred an aggregate realized net loss on extinguishment of debt of $17.2 million and $54.1 million for the three and nine months ended September 30, 2025, respectively. The Company incurred a net realized loss on extinguishment of debt of $19.6 million and $71.7 million for the three and nine months ended September 30, 2024, respectively. Such losses primarily resulted from the acceleration of related deferred financing costs, prepayment penalties, and transaction costs.

The Company is subject to various financial and operational covenants under certain of its mortgage loans, secured term loans, and secured revolving credit facilities. These covenants require the Company to maintain certain financial ratios, which include leverage, debt yield, and debt service coverage, among others. As of September 30, 2025 and December 31, 2024, the Company was in compliance with all of its loan covenants.
8. Secured Financings of Investments in Real Estate Debt
The Company has entered into master repurchase agreements and other financing agreements secured by certain of its investments in real estate debt. The terms of the master repurchase agreements and other financing agreements provide the lenders the ability to determine the size and terms of the financing provided based upon the particular collateral pledged by the Company from time to time, and may require the Company to provide additional collateral in the form of cash, securities, or other assets if the market value of such financed investments declines.
As of September 30, 2025 and December 31, 2024, the Company’s secured financings of investments in real estate debt was $3.3 billion and $3.6 billion, respectively. As of September 30, 2025, the secured financings had a weighted average maturity date of November 5, 2026, and a weighted average interest rate of 1.6% over the relevant floating benchmark rates of the applicable financings, primarily SOFR and similar indices for non-USD facilities.
As of both September 30, 2025 and December 31, 2024, the Company had interest rate swaps outstanding with a notional value of $0.4 billion that effectively convert a portion of its fixed rate investments in real estate debt to floating rates to mitigate its exposure to potential future interest rate increases under its floating-rate debt. The weighted average interest rate does not include the impact of such interest rate swaps or other derivatives.
9. Unsecured Revolving Credit Facilities and Term Loans
The Company is party to unsecured credit facilities with multiple banks. The credit facilities have a weighted average maturity date of October 17, 2027, which may be extended for one year, and an interest rate of SOFR +2.5%. As of both September 30, 2025 and December 31, 2024, the maximum capacity of the credit facilities was $6.1 billion. As of September 30, 2025 and December 31, 2024, the aggregate outstanding balance of borrowings under these unsecured credit facilities was $1.2 billion and $1.4 billion, respectively.
The Company is party to unsecured term loans with multiple banks. The term loans have a weighted average maturity date of December 20, 2027 and an interest rate of SOFR +2.5%. As of September 30, 2025 and December 31, 2024, the aggregate outstanding balance of the unsecured term loans was $1.2 billion and $1.1 billion, respectively.
The Company is party to an unsecured, uncommitted line of credit (the “Line of Credit”) up to a maximum amount of $75.0 million with an affiliate of Blackstone (the “Affiliate Lender”). The Line of Credit expires on January 23, 2026, and may be extended for up to 12 months, subject to Affiliate Lender approval. The interest rate is equivalent to the then-current rate offered to the Company by a third party lender, or, if no such rate is available, SOFR +2.5%. Each advance under the Line of Credit is repayable on the earliest of (i) the expiration of the Line of Credit, (ii) Affiliate Lender’s demand, and (iii) the date on which the Adviser no longer acts as the Company’s external manager, provided that the Company will have 180 days to make such repayment in the cases of clauses (i) and (ii) and 45 days to make such repayment in the case of clause (iii). As of September 30, 2025 and December 31, 2024, the Company had no outstanding borrowings under the Line of Credit.

10. Related Party and Other Transactions
Due to Affiliates
The following table details the components of due to affiliates ($ in thousands):

	September 30, 2025	December 31, 2024
Accrued stockholder servicing fee	$770,083	$624,579
Performance participation allocation	124,029	—
Accrued management fee	55,614	56,401
Other	6,543	1,767
Total	$956,269	$682,747
Accrued Stockholder Servicing Fee
The Company accrues for future stockholder servicing fees payable to Blackstone Securities Partners L.P., the dealer manager, a registered broker-dealer affiliated with the Adviser (the “Dealer Manager”) at the time such shares are sold. For Class S-2, Class D-2, and Class T-2 shares, the Company accrues the future stockholder servicing fees based on the estimated life of the shares held by stockholders of such share classes. For Class S, Class D, and Class T shares, the Company accrues the full amount, up to the applicable 8.75% fee limitation. The Dealer Manager has entered, and may in the future enter, into agreements with the selected dealers distributing the Company’s shares as part of its continuous public and private offerings, that provide, among other things, for the payment of the full amount of the selling commissions and dealer manager fee, and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers.
Performance Participation Allocation
The Special Limited Partner holds a performance participation interest in BREIT OP that entitles it to receive an allocation of BREIT OP’s total return. Total return is defined as distributions paid or accrued plus the change in the Company’s net asset value (“NAV”), adjusted for subscriptions and repurchases. Under the BREIT OP agreement, the annual total return will be allocated solely to the Special Limited Partner only after the other unitholders have received a total return of 5% (after recouping any loss carryforward amount) and such allocation will continue until the allocation between the Special Limited Partner and all other BREIT OP unitholders is equal to 12.5% and 87.5%, respectively. Thereafter, the Special Limited Partner will receive an allocation of 12.5% of the annual total return. The allocation of the performance participation interest is ultimately measured on a calendar year basis and will be paid quarterly in certain classes of units of BREIT OP or cash, at the election of the Special Limited Partner. To date, the Special Limited Partner has always elected to be paid in a combination of Class I and Class B units, resulting in a non-cash expense.
At the end of each calendar quarter that is not also the end of a calendar year, the Special Limited Partner is entitled to a performance participation allocation as described above calculated in respect of the portion of the year to date, less any performance participation allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The performance participation allocation that the Special Limited Partner is entitled to receive at the end of each calendar year will be reduced by the cumulative amount of Quarterly Allocations that year. If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same calendar year the Special Limited Partner is entitled to less than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end performance allocations in that calendar year will be reduced by an amount equal to such Quarterly Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a calendar year following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end performance allocations in the subsequent four calendar years will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the calendar year following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the Special Limited Partner (or its affiliate) may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided, further, that if any Quarterly Shortfall Obligation remains following such subsequent four calendar years, then the Special Limited Partner (or its affiliate) will promptly pay BREIT OP the remaining Quarterly Shortfall Obligation in cash.

During the three and nine months ended September 30, 2025, the Company’s total return exceeded the current period hurdle amount, resulting in $124.0 million and $355.0 million, respectively, of performance participation allocation expense in the Company’s Condensed Consolidated Statements of Operations. For the three and nine months ended September 30, 2024, the Company’s total return did not exceed the year-to-date hurdle amount.

During the year ended December 31, 2024, the Company’s total return did not exceed the year-to-date hurdle amount, resulting in a Quarterly Shortfall with respect to the $105.0 million performance participation allocation recorded during the three months ended March 31, 2024 (the “2024 Shortfall Obligation”). Beginning January 1, 2025, interest on the 2024 Shortfall Obligation, net of $9.9 million of performance participation allocation previously earned by the Special Limited Partner but not paid by the Company, began accruing at a 5% annual rate, compounded quarterly. During the three months ended September 30, 2025, the Company did not record any such interest income because the 2024 Quarterly Shortfall was no longer outstanding. During the nine months ended September 30, 2025, the Company accrued interest income of $1.1 million related to such net 2024 Shortfall Obligation.

The net 2024 Shortfall Obligation of $95.1 million and related $1.1 million of interest accrued were satisfied with the $355.0 million performance participation accrual for the nine months ended September 30, 2025. During the nine months ended September 30, 2025, the Company issued 9.7 million units of BREIT OP to the Special Limited Partner as payment for the $134.8 million of net performance participation allocation previously accrued. The remaining $124.0 million of the performance participation allocation expense relating to the nine month period ended September 30, 2025 is recorded as a liability within Due to Affiliates on the Condensed Consolidated Balance Sheets.
As of November 7, 2025, Blackstone owned shares of the Company and units of BREIT OP valued at an aggregate $4.0 billion. In addition, Blackstone employees, including the Company’s executive officers, owned shares of the Company and units of BREIT OP valued at an aggregate $1.3 billion.
Accrued Management Fee
The Adviser is entitled to an annual management fee equal to 1.25% of the Company’s NAV, payable monthly, as compensation for the services it provides to the Company. The management fee can be paid, at the Adviser’s election, in cash, certain classes of shares of the Company’s common stock, or certain classes of BREIT OP units. To date, the Adviser has always elected to be paid the management fee in shares of the Company’s common stock and units of BREIT OP, resulting in a non-cash expense. During the three and nine months ended September 30, 2025, the Company incurred management fees of $166.8 million and $502.1 million, respectively. During the three and nine months ended September 30, 2024, the Company incurred management fees of $174.3 million, and $542.0 million, respectively.
During the nine months ended September 30, 2025 and 2024, the Company issued BREIT OP units of 36.5 million and 38.8 million, respectively, to the Adviser as payment for management fees. The Company also had a payable of $55.6 million and $56.4 million related to the management fees as of September 30, 2025 and December 31, 2024, respectively. During October 2025, the Adviser was issued 4.0 million units of BREIT OP as payment for the management fees accrued as of September 30, 2025. The shares and units issued to the Adviser for payment of the management fee were issued at the applicable NAV per share/unit at the end of each month for which the fee was earned. The Adviser did not submit any repurchase requests for shares previously issued as payment for management fees during the three and nine months ended September 30, 2025 and 2024.
Other
As of September 30, 2025 and December 31, 2024, the Company had an outstanding balance due to the Adviser of $6.5 million and $1.8 million, respectively, related to general corporate expenses provided by unaffiliated third parties that the Adviser paid on the Company's behalf. Such expenses are reimbursed by the Company to the Adviser in the ordinary course of business.

Affiliate Title Service Provider
Blackstone owns Lexington National Land Services (“LNLS”), a title agent company. LNLS acts as an agent for one or more underwriters in issuing title policies and/or providing support services in connection with investments by the Company, Blackstone and their affiliates and related parties, and third parties. LNLS focuses on transactions in rate-regulated states where the cost of title insurance is non-negotiable. LNLS will not perform services in non-regulated states for the Company, except (i) in the context of a portfolio transaction that includes properties in rate-regulated states, (ii) as part of a syndicate of title insurance companies where the rate is negotiated by other insurers or their agents, (iii) when a third party is paying all or a material portion of the premium, or (iv) when providing only support services to the underwriter. LNLS earns fees, which would have otherwise been paid to third parties, by providing title agency services and facilitating placement of title insurance with underwriters. Blackstone receives distributions from LNLS in connection with investments by the Company based on its equity interest in LNLS. In each case, there will be no related expense offset to the Company.
During the three and nine months ended September 30, 2025, the Company paid LNLS $3.1 million and $22.7 million, respectively, for title services related to certain investments. Amounts paid to LNLS were either (i) included in calculating Net Gain on Dispositions of Real Estate on the Condensed Consolidated Statements of Operations, or (ii) recorded as deferred financing costs, which is a reduction to Mortgage Loans, Secured Term Loans, and Secured Revolving Credit Facilities on the Condensed Consolidated Balance Sheets.
Captive Insurance Company
During the three months ended September 30, 2025, the Company contributed $93.6 million of capital to the captive insurance company owned by it and other Blackstone-advised investment vehicles. Of this amount, $1.8 million was attributable to the fee paid to a Blackstone affiliate to provide oversight and management services of the captive insurance company.
During the nine months ended September 30, 2025, the Company contributed $93.2 million of capital to the captive insurance company, which includes a net refund of $0.4 million received by the Company related to insurance premiums previously paid to the captive insurance company. The net refund was attributable to dispositions of real estate and represented the pro-rata unused period of the annual premiums incurred to insure such dispositions. Included in the $93.2 million of capital contributed is $1.8 million attributable to the fee paid to a Blackstone affiliate to provide oversight and management services of the captive insurance company.
During the three months ended September 30, 2024, the Company contributed $123.5 million of capital to the captive insurance company owned by it and other Blackstone-advised investment vehicles. Of this amount, $2.4 million was attributable to the fee paid to a Blackstone affiliate to provide oversight and management services of the captive insurance company.
During the nine months ended September 30, 2024, the Company contributed $123.2 million of capital to the captive insurance company, which includes a net refund of $0.3 million received by the Company related to insurance premiums previously paid to the captive insurance company. The net refund was attributable to dispositions of real estate and represented the pro-rata unused period of the annual premiums incurred to insure such dispositions. Included in the $123.2 million of capital contributed is $2.4 million attributable to the fee paid to a Blackstone affiliate to provide oversight and management services of the captive insurance company.
Other Transactions
Accrued service provider expenses and incentive compensation awards
The Company has engaged certain portfolio companies owned by Blackstone-advised investment vehicles, to provide, as applicable, operational services (including, without limitation, construction and project management), management services, loan management services, corporate support services (including, without limitation, accounting, information technology, legal, tax and human resources) and transaction support services for certain of the Company’s properties, and any such arrangements will be at or below market rates. The Company also engaged such portfolio companies for transaction support services related to acquisitions and dispositions, and such costs were either (i) capitalized to Investments in Real Estate or (ii) included as part of the Net Gain on Dispositions of Real Estate. For further details on the Company’s relationships with these service providers, see Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
The expenses related to these providers, including incentive compensation awards, are included as a component of Rental Property Operating expense and Hospitality Operating expense, as applicable, in the Company’s Condensed Consolidated Statements of Operations. Transaction support service fees were capitalized to Investments in Real Estate on the Company’s Condensed Consolidated Balance Sheets. Neither Blackstone nor the Adviser receives any fees from these arrangements.

Beginning in January 2025, the Company engaged TAH Operations LLC (“Tricon”), a portfolio company owned by certain Blackstone-advised investment vehicles, to provide, as applicable, management services, corporate support services and transaction support services for the Company’s rental housing properties.

Beginning in January 2025, the Company engaged Perform Properties LLC (“Perform Properties”), a portfolio company owned by a Blackstone-advised fund, to provide the services that ShopCore Properties TRS Management LLC and EQ Management, LLC had previously provided to the Company’s retail and office properties. Those services include management services, corporate support services and transaction support services.

Beginning in February 2025, the Company engaged Apartment Income REIT, L.P., a portfolio company owned by certain Blackstone-advised investment vehicles, to provide, as applicable, management services, corporate support services and transaction support services for the Company’s rental housing properties.
The following tables detail the amounts incurred for portfolio companies owned by Blackstone-advised investment vehicles ($ in thousands):

	Service Provider Expenses		Amortization/(Reversal) of Service Provider Incentive Compensation Awards		Capitalized Transaction Support Services
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024	2025	2024
Link Logistics Real Estate LLC	$33,657	$30,935	$3,326	$6,518	$3,507	$147
Tricon	25,643	—	1,042	—	3	—
Perform Properties LLC(1)	8,860	9,268	(141)	224	528	741
Revantage(2)	5,766	8,536	3,069	1,952	—	—
LivCor, LLC	4,613	26,860	2,838	4,672	1,728	2,887
BRE Hotels and Resorts LLC	1,976	3,393	307	312	66	—
BPP MFNY Employer LLC	657	683	(87)	364	—	—
Apartment Income REIT, L.P.	402	—	—	—	—	—
Longview Senior Housing, LLC	269	342	—	—	—	—
	$81,843	$80,017	$10,354	$14,042	$5,832	$3,775

	Service Provider Expenses		Amortization of Service Provider Incentive Compensation Awards		Capitalized Transaction Support Services
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024	2025	2024
Link Logistics Real Estate LLC	$92,706	$90,045	$16,121	$17,622	$12,409	$963
Tricon	64,665	—	3,125	—	3	—
Perform Properties LLC(1)	24,540	30,094	109	986	1,072	2,264
Revantage(2)	22,200	19,564	7,956	6,356	15	—
LivCor, LLC	59,069	77,511	12,815	16,224	5,137	7,367
BRE Hotels and Resorts LLC	8,325	9,717	980	1,136	91	—
BPP MFNY Employer LLC	2,351	2,399	514	1,093	—	—
Apartment Income REIT, L.P.	979	—	—	—	20	—
Longview Senior Housing, LLC	871	852	—	—	—	—
	$275,706	$230,182	$41,620	$43,417	$18,747	$10,594
(1)Includes Shopcore Properties TRS Management LLC and EQ Management, LLC for three and nine months ended September 30, 2024.
(2)Includes Revantage Corporate Services, LLC and Revantage Global Services Europe S.à r.l.

As of September 30, 2025 and December 31, 2024, $34.6 million and $33.7 million, respectively, of accrued service provider expenses were outstanding and are included within Other Liabilities. See Note 11 for further details.
The Company issues incentive compensation awards to certain employees of portfolio company service providers. None of Blackstone, the Adviser, or the portfolio company service providers owned by Blackstone-advised investment vehicles receive any incentive compensation from the aforementioned arrangements.

The following table details the incentive compensation awards ($ in thousands):

	December 31, 2024	For the Nine Months Ended September 30, 2025			September 30, 2025
Plan Year	Unrecognized Compensation Cost	Value of Awards Issued	Forfeiture of Unvested Awards	Amortization of Compensation Cost	Unrecognized Compensation Cost	Remaining Amortization Period
2022	$7,786	$—	$(86)	$(5,868)	$1,832	0.3 years
2023	14,673	—	(4,591)	(3,100)	6,982	1.1 years
2024	40,265	—	(2,524)	(13,617)	24,124	1.9 years
2025	—	76,634	—	(19,158)	57,476	2.6 years
	$62,724	$76,634	$(7,201)	$(41,743)	$90,414

For the three and nine months ended September 30, 2025, certain portfolio companies owned by the Company earned revenue of $3.2 million and $5.5 million, respectively, from certain other Blackstone-advised investment vehicles in relation to corporate service fees and property management services. There were no such fees for the three and nine months ended September 30, 2024.
As of September 30, 2025 and December 31, 2024, the Company had a receivable of $50.9 million and $52.8 million, respectively, from certain portfolio companies owned by Blackstone-advised investment vehicles related to the prepayment of certain corporate service fees and incentive compensation awards. Such amount is included in Other Assets on the Company’s Condensed Consolidated Balance Sheets.

11. Other Assets and Other Liabilities
The following table details the components of Other Assets ($ in thousands):

	September 30, 2025	December 31, 2024
Interest rate and foreign currency hedging derivatives	$1,079,224	$2,002,173
Straight-line rent receivable	906,395	808,936
Held-for-sale assets	798,907	753,533
Intangible assets, net	708,220	826,900
Receivables, net	572,194	641,551
Single family rental homes risk retention securities	344,479	300,718
Securities held in trust	339,121	179,498
Prepaid expenses	223,383	175,167
Deferred leasing costs, net	149,139	148,889
Deferred financing costs, net	93,603	114,560
Due from affiliate(1)	—	95,024
Other	204,503	193,604
Total	$5,419,168	$6,240,553
(1)Refer to the Performance Participation Allocation section of Note 10 for additional information.
The following table details the components of Other Liabilities ($ in thousands):

	September 30, 2025	December 31, 2024
Liabilities related to held-for-sale assets	$610,120	$380,179
Right of use lease liability - operating leases	606,073	605,923
Accounts payable and accrued expenses	426,299	372,281
Real estate taxes payable	425,574	284,392
Stock repurchases payable	413,346	462,894
Financing of affordable housing development	340,682	177,902
Accrued interest expense	314,543	338,509
Distribution payable	200,424	202,801
Tenant security deposits	190,676	205,853
Prepaid rental income	171,501	179,464
Intangible liabilities, net	142,574	178,510
Subscriptions received in advance	122,929	143,030
Right of use lease liability - financing leases	80,394	79,493
Accrued service provider expenses(1)	34,641	33,685
Interest rate and foreign currency hedging derivatives	18,645	11,243
Other	113,232	131,546
Total	$4,211,653	$3,787,705
(1)Refer to the accrued service provider expenses and incentive compensation awards section of Note 10 for additional information.

12. Intangibles
The following tables detail the gross carrying amount and accumulated amortization of the Company’s intangible assets and liabilities ($ in thousands):

	September 30, 2025
	Gross Carrying Amount	Accumulated Amortization	Total Intangible Assets/Liabilities, net
Intangible assets
In-place lease intangibles	$1,082,275	$(739,615)	$342,660
Indefinite life intangibles	94,082	—	94,082
Above-market lease intangibles	51,584	(35,991)	15,593
Other intangibles	425,630	(169,745)	255,885
Total intangible assets	$1,653,571	$(945,351)	$708,220

Intangible liabilities
Below-market lease intangibles	346,092	(203,518)	142,574
Total intangible liabilities	$346,092	$(203,518)	$142,574

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Total Intangible Assets/Liabilities, net
Intangible assets
In-place lease intangibles	$1,187,182	(754,448)	$432,734
Indefinite life intangibles	94,082	—	94,082
Above-market lease intangibles	54,965	(35,086)	19,879
Other intangibles	415,767	(135,562)	280,205
Total intangible assets	$1,751,996	$(925,096)	$826,900

Intangible liabilities
Below-market lease intangibles	386,679	(208,169)	178,510
Total intangible liabilities	$386,679	$(208,169)	$178,510
The estimated future amortization on the Company’s intangibles for each of the next five years and thereafter as of September 30, 2025 is as follows ($ in thousands):

	In-place Lease Intangibles	Above-market Lease Intangibles	Other Intangibles	Below-market Lease Intangibles
2025 (remaining)	$24,577	$1,161	$11,712	$(9,293)
2026	83,442	4,147	28,424	(33,270)
2027	63,251	2,953	26,862	(23,573)
2028	50,151	2,219	25,213	(18,341)
2029	37,738	1,734	23,210	(14,167)
2030	26,393	1,285	21,293	(10,578)
Thereafter	57,108	2,094	119,171	(33,352)
Total	$342,660	$15,593	$255,885	$(142,574)

13. Derivatives
The Company uses derivative financial instruments to minimize the risks and/or costs associated with the Company’s investments and financing transactions. These derivatives may or may not qualify as net investment, cash flow, or fair value hedges under the hedge accounting requirements of Accounting Standards Codification Topic 815 - “Derivatives and Hedging.” Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements, fluctuations in foreign exchange rates, and other identified risks.
The use of derivative financial instruments involves certain risks, including the risk that the counterparties to these contractual arrangements do not perform as agreed. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.
Interest Rate Contracts
Certain of the Company’s transactions expose the Company to interest rate risks, which include exposure to variable interest rates on certain loans secured by the Company’s real estate in addition to its secured financings of investments in real estate debt. The Company uses derivative financial instruments, which includes interest rate swaps and caps, and may also include options, floors, and other interest rate derivative contracts, to limit the Company’s exposure to the future variability of interest rates. The Company has the right of offset for certain derivatives, and presents them net on its condensed consolidated financial statements.

The following tables detail the Company’s outstanding interest rate derivatives (notional amount in thousands):

	September 30, 2025
Interest Rate Derivatives	Number of Instruments	Notional Amount(1)	Weighted Average Strike	Index	Weighted Average Maturity (Years)
Derivatives designated as hedging instruments
Interest rate swaps – property debt	23	$6,662,139	2.6%	SOFR	3.1
Derivatives not designated as hedging instruments
Interest rate caps – property debt	143	22,338,263	5.9%	SOFR	0.6
Interest rate swaps – property debt	55	26,126,104	1.4%	SOFR, EURIBOR	2.2
Interest rate swaps – secured financings of investments in real estate debt	9	353,565	4.1%	SOFR	4.4
Total		$48,817,932
	December 31, 2024
Interest Rate Derivatives	Number of Instruments	Notional Amount(1)	Weighted Average Strike	Index	Weighted Average Maturity (Years)
Derivatives designated as hedging instruments
Interest rate swaps – property debt	20	$6,316,906	2.6%	SOFR	3.6
Derivatives not designated as hedging instruments
Interest rate caps – property debt	153	17,189,532	6.6%	SOFR	0.9
Interest rate swaps – property debt	53	26,004,711	1.4%	SOFR, EURIBOR	3.0
Interest rate swaps – secured financings of investments in real estate debt	10	433,915	4.1%	SOFR	5.4
Total		$43,628,158
(1)Includes interest rate caps presented on a net basis with an aggregate notional amount of $10.9 billion and $15.7 billion as of September 30, 2025 and December 31, 2024, respectively.

Foreign Currency Forward Contracts

Certain of the Company’s international investments expose it to fluctuations in foreign currency exchange rates and interest rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of its functional currency, the U.S. dollar. The Company uses foreign currency forward contracts to protect the value or fix the amount of certain investments or cash flows in terms of the U.S. dollar.

The following table details the Company’s outstanding foreign currency forward contracts that were non-designated hedges of foreign currency risk (notional amount in thousands):

	September 30, 2025		December 31, 2024
Foreign Currency Forward Contracts	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
Buy USD / Sell EUR Forward	6	€43,144	8	€147,630
Buy USD / Sell GBP Forward	3	£6,828	6	£36,711
Valuation and Financial Statement Impact
The following table details the fair value of the Company’s derivative financial instruments ($ in thousands):

	Fair Value of Derivatives in an Asset Position(1)		Fair Value of Derivatives in a Liability Position(2)
	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Derivatives designated as hedging instruments
Interest rate swaps – property debt	$128,338	$295,596	$1,201	$—
Total derivatives designated as hedging instruments	128,338	295,596	1,201	—
Derivatives not designated as hedging instruments
Interest rate swaps – property debt	945,574	1,686,623	4,164	1,406
Interest rate caps – property debt(3)	3,986	15,873	1,492	5,426
Interest rate swaps – secured financings of investments in real estate debt	214	488	10,404	4,411
Foreign currency forward contracts	1,112	3,593	1,384	—
Total derivatives not designated as hedging instruments	950,886	1,706,577	17,444	11,243
Total interest rate and foreign currency hedging derivatives	$1,079,224	$2,002,173	$18,645	$11,243
(1)Included in Other Assets in the Company’s Condensed Consolidated Balance Sheets.
(2)Included in Other Liabilities in the Company’s Condensed Consolidated Balance Sheets.
(3)Includes interest rate caps presented on a net basis with an aggregate fair value of $39.4 million and $117.2 million as of September 30, 2025 and December 31, 2024, respectively.

The following tables detail the effect of the Company’s derivative financial instruments on the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive Income (Loss) ($ in thousands):

Type of Derivative	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized	Three Months Ended September 30,
			2025	2024
Included in Net Income (Loss)
Interest rate swap – property debt	Unrealized loss	(1)	$(156,246)	$(787,930)
Interest rate caps – property debt	Unrealized loss	(1)	(5,142)	(8,867)
Interest rate caps – property debt	Realized gain	(1)	1,242	—
Interest rate swap – secured financings of investments in real estate debt	Unrealized gain (loss)	(1)	877	(18,415)
Foreign currency forward contract	Realized loss	(2)	(1,513)	(3,231)
Foreign currency forward contract	Unrealized gain (loss)	(2)	2,637	(2,479)
Total			$(158,145)	$(820,922)
Included in Other Comprehensive Income
Interest rate swap – property debt(3)	Unrealized loss		(21,378)	(210,629)
Total			$(179,523)	$(1,031,551)

Type of Derivative	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized	Nine Months Ended September 30,
			2025	2024
Included in Net Loss
Interest rate swap – property debt	Unrealized loss	(1)	$(734,952)	$(519,510)
Interest rate caps – property debt	Unrealized loss	(1)	(17,938)	(25,840)
Interest rate caps – property debt	Realized gain	(1)	1,224	542
Interest rate swaps – secured financings of investments in real estate debt	Unrealized loss	(1)	(6,362)	(7,842)
Foreign currency forward contract	Realized loss	(2)	(6,293)	(2,431)
Foreign currency forward contract	Unrealized (loss) gain	(2)	(3,865)	1,683
Total			$(768,186)	$(553,398)
Included in Other Comprehensive Income
Interest rate swap – property debt(3)	Unrealized loss		(176,221)	(105,330)
Total			$(944,407)	$(658,728)

(1)Included in Loss from Interest Rate Derivatives in the Company’s Condensed Consolidated Statements of Operations.
(2)Included in Income from Investments in Real Estate Debt in the Company’s Condensed Consolidated Statements of Operations.
(3)During the three and nine months ended September 30, 2025, net gain of $30.7 million and $91.3 million, respectively, was reclassified from accumulated other comprehensive income into net income.

Credit-Risk Related Contingent Features
The Company has entered into agreements with certain of its derivative counterparties that contain provisions whereby if the Company were to default on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, the Company may also be declared in default under its derivative obligations. In addition, certain of the Company’s agreements with its derivative counterparties require the Company to post collateral based on a percentage of derivative notional amounts and/or to secure net liability positions.
As of September 30, 2025, the Company was in a net liability position and posted collateral of $14.9 million with one of its counterparties as required under the derivative contracts. As of December 31, 2024, the Company was in a net liability position and posted collateral of $7.8 million with one of its counterparties as required under the derivatives contracts.

14. Equity and Redeemable Non-controlling Interest
Authorized Capital
The Company had the authority to issue the following shares of common and preferred stock, $0.01 par value per share (in thousands):

	September 30, 2025	December 31, 2024
	Number of Shares Authorized	Number of Shares Authorized
Class I Shares	6,000,000	6,000,000
Class S Shares	3,000,000	3,000,000
Class S-2 Shares(1)	2,500,000	—
Class D Shares	1,500,000	1,500,000
Class D-2 Shares(1)	1,400,000	—
Class T Shares	500,000	500,000
Class T-2 Shares(1)	400,000	—
Class C Shares	500,000	500,000
Class F Shares	500,000	500,000
Preferred Stock	100,000	100,000
Total	16,400,000	12,100,000
(1)Shares were authorized on July 18, 2025.
Common Stock
The following tables detail the movement in the Company’s outstanding shares of common stock (in thousands):

	Three Months Ended September 30, 2025(1)
	Class I	Class S	Class S-2	Class D	Class D-2	Class T	Class T-2	Class C	Total
June 30, 2025	2,103,003	1,276,460	—	132,923	—	38,023	—	3,062	3,553,471
Common stock issued (converted)(2)	64,175	(3,713)	2,604	(27,746)	97	(1,330)	61	431	34,579
Distribution reinvestment	10,774	6,917	—	642	—	249	—	—	18,582
Common stock repurchased	(56,032)	(34,167)	—	(4,093)	—	(528)	—	(28)	(94,848)
Independent directors’ restricted stock grant(3)	96	—	—	—	—	—	—	—	96
September 30, 2025	2,122,016	1,245,497	2,604	101,726	97	36,414	61	3,465	3,511,880
Total par value as of September 30, 2025	$21,220	$12,455	$26	$1,017	$1	$364	$1	$35	$35,119

	Nine Months Ended September 30, 2025(1)
	Class I	Class S	Class S-2	Class D	Class D-2	Class T	Class T-2	Class C	Total
December 31, 2024	2,165,077	1,339,547	—	138,946	—	43,941	—	2,848	3,690,359
Common stock issued (converted)(2)	145,564	1,078	2,604	(25,157)	97	(5,418)	61	830	119,659
Distribution reinvestment	32,812	21,141	—	2,235	—	802	—	—	56,990
Common stock repurchased	(221,533)	(116,269)	—	(14,298)	—	(2,911)	—	(213)	(355,224)
Independent directors’ restricted stock grant(3)	96	—	—	—	—	—	—	—	96
September 30, 2025	2,122,016	1,245,497	2,604	101,726	97	36,414	61	3,465	3,511,880
Total par value as of September 30, 2025	$21,220	$12,455	$26	$1,017	$1	$364	$1	$35	$35,119
(1)As of September 30, 2025, no Class F shares were issued and outstanding.
(2)Includes conversion of shares from Class S, Class D, and Class T to Class I during the three and nine months ended September 30, 2025.
(3)The independent directors’ restricted stock grant for the three and nine months ended September 30, 2025 represents $0.2 million of the annual compensation paid to each of the independent directors. The cost of each grant is amortized over the one-year service period.

Share and Unit Repurchases
The Company has adopted a Share Repurchase Plan (the “Repurchase Plan”), which is approved and administered by the Company’s board of directors, whereby, subject to certain limitations, stockholders may request on a monthly basis that the Company repurchases all or any portion of their shares. The Repurchase Plan will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed during each month in a calendar quarter. The Company has in the past received, and may in the future receive, repurchase requests that exceed the limits under the Repurchase Plan, and the Company has in the past repurchased less than the full amount of shares requested, resulting in the repurchase of shares on a pro rata basis.
Should repurchase requests, in the board of directors’ judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should the board of directors otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing its shares is in the best interests of the Company as a whole, the Company’s board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under the Repurchase Plan), or none at all. Further, the Company’s board of directors has in the past made exceptions to the limitations in the Repurchase Plan and may in the future, in certain circumstances, make exceptions to such repurchase limitations (or repurchase fewer shares than such repurchase limitations), or modify or suspend the Repurchase Plan if, in its reasonable judgement, it deems such action to be in the Company’s best interest and the best interest of its stockholders. In the event that the Company receives repurchase requests in excess of the 2% or 5% limits, then repurchase requests will be satisfied on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the Repurchase Plan, as applicable.
For the nine months ended September 30, 2025, the Company repurchased 355.2 million shares of common stock and 3.7 million units of BREIT OP for a total of $4.9 billion, satisfying all repurchase requests for the nine months ended September 30, 2025.
Distributions

The Company considers a variety of factors when determining its distributions, including cash flows from operations, Funds Available for Distribution, NAV, and total return, and in any case, generally intends to distribute substantially all of its taxable income to its stockholders each year to comply with the REIT provisions of the Internal Revenue Code of 1986. Taxable income does not equal net income as calculated in accordance with GAAP.
Each class of common stock receives the same gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor. Class C shares currently have no distribution amount presented as the class is generally an accumulating share class whereby its share of income will accrete into its NAV.
The following tables detail the aggregate distributions declared for each applicable class of common stock:

	Three Months Ended September 30, 2025
	Class I	Class S	Class S-2	Class D	Class D-2	Class T	Class T-2
Aggregate gross distributions declared per share of common stock	$0.1650	$0.1650	$0.0548	$0.1650	$0.0548	$0.1650	$0.0548
Stockholder servicing fee per share of common stock	—	(0.0297)	(0.0097)	(0.0086)	(0.0028)	(0.0292)	(0.0096)
Net distributions declared per share of common stock	$0.1650	$0.1353	$0.0451	$0.1564	$0.0520	$0.1358	$0.0452

	Nine Months Ended September 30, 2025
	Class I	Class S	Class S-2	Class D	Class D-2	Class T	Class T-2
Aggregate gross distributions declared per share of common stock	$0.4939	$0.4939	$0.0548	$0.4939	$0.0548	$0.4939	$0.0548
Stockholder servicing fee per share of common stock	—	(0.0880)	(0.0097)	(0.0255)	(0.0028)	(0.0865)	(0.0096)
Net distributions declared per share of common stock	$0.4939	$0.4059	$0.0451	$0.4684	$0.0520	$0.4074	$0.0452

Redeemable Non-controlling Interest
In connection with its performance participation interest, the Special Limited Partner holds Class I units in BREIT OP. See Note 10 for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class I units for Class I shares in the Company or cash, at the election of the Special Limited Partner, the Company has classified these Class I units as Redeemable Non-controlling Interest in mezzanine equity on the Company’s Condensed Consolidated Balance Sheets.
The following table details the Redeemable Non-controlling Interest activity related to the Special Limited Partner for the nine months ended September 30, 2025 and 2024 ($ in thousands):

	Nine Months Ended September 30,
	2025	2024
Balance at the beginning of the period	$15,688	$351
Settlement of prior quarter(s) performance participation allocation	134,787	15,370
GAAP income allocation	(3,309)	(353)
Distributions	(713)	(61)
Fair value allocation	6,831	452
Ending balance	$153,284	$15,759
In addition to the Special Limited Partner’s interest noted above, certain of the Company’s third party joint ventures also have a Redeemable Non-controlling Interest in such joint ventures. As of September 30, 2025 and December 31, 2024, $159.2 million and $158.0 million, respectively, related to such third party joint ventures was included in Redeemable Non-controlling Interests on the Company’s Condensed Consolidated Balance Sheets.
The Redeemable Non-controlling Interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income (loss) and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment between Additional Paid-in Capital and Redeemable Non-controlling Interests of $3.9 million and $0.5 million, during the three and nine months ended September 30, 2025, respectively, and $7.8 million and $27.9 million, during the three and nine months ended September 30, 2024, respectively, to reflect their redemption value.

15. Leases
Lessor
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s rental housing, industrial, net lease, office, hospitality, retail, data centers and self storage properties. Leases at the Company’s industrial, office, retail and data centers properties generally include a fixed base rent, and certain leases also contain a variable rent component. The variable component of the Company’s operating leases at its industrial, office, retail and data centers properties primarily consist of the reimbursement of operating expenses such as real estate taxes, insurance, and common area maintenance costs. Rental revenue earned from leases at the Company’s rental housing properties primarily consist of a fixed base rent, and certain leases contain a variable component that allows for the pass-through of certain operating expenses such as utilities. Rental revenue earned from leases at the Company’s self storage properties primarily consist of a fixed base rent only.
Rental revenue from leases at the Company’s net lease properties consists of a fixed annual rent that escalates annually throughout the term of the applicable leases, and the tenant is generally responsible for all property-related expenses, including taxes, insurance, and maintenance. The Company’s net lease properties are leased to a single tenant. The Company assessed the lease classification of the net lease properties and determined the leases were each operating leases. The Company’s assessment included the consideration of the present value of the applicable lease payments over the lease terms and the residual value of the leased assets.
Leases at the Company’s industrial, net lease, office, retail and data centers properties are generally longer term (greater than 12 months in length), and may contain extension and termination options at the lessee’s election. Often, these leases have annual escalations that are tied to the consumer price index. Leases at the Company’s rental housing and self storage properties are short term, generally not greater than 12 months in length.
The following table details the components of operating lease income from leases in which the Company is the lessor ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Fixed lease payments	$1,589,774	$1,719,514	$4,915,166	$5,300,044
Variable lease payments	129,369	134,742	407,026	429,821
Rental revenue	$1,719,143	$1,854,256	$5,322,192	$5,729,865
The following table presents the undiscounted future minimum rents the Company expects to receive for its industrial, net lease, data centers, retail, and office properties as of September 30, 2025 ($ in thousands). Leases at the Company’s rental housing and self storage properties are short term, generally 12 months or less, and are therefore not included.

Year	Future Minimum Rents
2025 (remaining)	$429,134
2026	1,689,392
2027	1,541,218
2028	1,358,593
2029	1,174,999
2030	989,014
Thereafter	14,250,178
Total	$21,432,528

Lessee
Certain of the Company’s investments in real estate are subject to ground leases. The Company’s ground leases are classified as either operating leases or financing leases based on the characteristics of each lease. As of September 30, 2025, the Company had 89 ground leases classified as operating and three ground leases classified as financing. Each of the Company’s ground leases was acquired as part of the acquisition of real estate, and no incremental costs were incurred for such ground leases. The Company’s ground leases are non-cancelable and certain operating leases contain renewal options.
The following table details the future lease payments due under the Company’s ground leases as of September 30, 2025 ($ in thousands):

	Operating Leases	Financing Leases
2025 (remaining)	$8,857	$1,112
2026	36,101	4,507
2027	36,454	4,633
2028	36,739	4,763
2029	36,861	4,896
2030	37,037	5,033
Thereafter	2,034,887	549,466
Total undiscounted future lease payments	2,226,936	574,410
Difference between undiscounted cash flows and discounted cash flows	(1,620,863)	(494,016)
Total lease liability	$606,073	$80,394
The Company utilized its incremental borrowing rate at the time of entering such leases, which was between 5% and 7%, to determine its lease liabilities. As of September 30, 2025, the weighted average remaining lease term of the Company’s operating leases and financing leases were 58 years and 76 years, respectively.
Payments under the Company’s ground leases primarily contain fixed payment components that may include periodic increases based on an index or periodic fixed percentage escalations. Three of the Company’s ground leases contain a variable component based on a percentage of revenue.
The following table details the fixed and variable components of the Company’s operating leases ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Fixed ground rent expense	$6,619	$6,369	$13,646	$14,041
Variable ground rent expense	10,244	9,230	28,732	25,549
Total cash portion of ground rent expense	16,863	15,599	42,378	39,590
Straight-line ground rent expense	1,078	2,247	10,291	12,933
Total operating lease costs	$17,941	$17,846	$52,669	$52,523
The following table details the fixed and variable components of the Company’s financing leases ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest on lease liabilities	$1,110	$1,080	$3,276	$3,211
Amortization of right-of-use assets	288	297	901	913
Total financing lease costs	$1,398	$1,377	$4,177	$4,124

16. Segment Reporting
The Company operates in nine reportable segments: Rental Housing, Industrial, Net Lease, Office, Hospitality, Retail, Data Centers, Self Storage properties, and Investments in Real Estate Debt. The Company allocates resources and evaluates results based on the performance of each segment individually. The Company believes that GAAP Segment Income (Loss) is the key performance metric that is most consistent with the amounts included in its condensed consolidated financial statements and captures the unique operating characteristics of each segment to enable its chief operating decision maker to assess performance and allocate resources.
The following table details the total assets by segment ($ in thousands):

	September 30, 2025	December 31, 2024
Rental Housing	$54,363,609	$58,567,894
Industrial	16,531,507	17,771,159
Net Lease	7,995,129	8,029,195
Office	2,792,237	2,759,646
Hospitality	2,487,350	2,696,612
Retail	1,975,249	2,119,705
Data Centers	1,739,636	2,442,748
Self Storage	701,389	714,617
Investments in Real Estate Debt and Real Estate Loans Held by Consolidated Securitization Vehicles, at Fair Value	14,176,765	18,801,660
Other (Corporate)	1,368,173	2,335,005
Total assets	$104,131,044	$116,238,241

The following table details the financial results by segment for the three months ended September 30, 2025 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Retail	Data Centers	Self Storage	Investments in Real Estate Debt(1)	Total
Revenues:
Rental revenue	$1,122,936	$321,059	$150,384	$42,741	$—	$50,338	$13,300	$18,385	$—	$1,719,143
Hospitality revenue	—	—	—	—	123,399	—	—	—	—	123,399
Other revenue	90,591	2,757	—	5,222	—	989	—	1,343	—	100,902
Total revenues	1,213,527	323,816	150,384	47,963	123,399	51,327	13,300	19,728	—	1,943,444
Expenses:
Rental property operating	665,652	113,878	552	14,964	—	20,468	2,796	9,499	—	827,809
Hospitality operating	—	—	—	—	89,125	—	—	—	—	89,125
Total expenses	665,652	113,878	552	14,964	89,125	20,468	2,796	9,499	—	916,934
(Loss) Income from unconsolidated entities	(12,990)	(54,950)	(123)	8,629	(2,643)	(393)	(87,322)	—	—	(149,792)
Income from investments in real estate debt	—	—	—	—	—	—	—	—	142,396	142,396
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	18,613	18,613
GAAP segment income (loss)	$534,885	$154,988	$149,709	$41,628	$31,631	$30,466	$(76,818)	$10,229	$161,009	$1,037,727

Depreciation and amortization	$(504,176)	$(159,828)	$(49,555)	$(21,401)	$(22,247)	$(18,897)	$(5,546)	$(6,825)	$—	$(788,475)

General and administrative										(17,958)
Management fee										(166,757)
Performance participation allocation										(124,029)
Impairment of investments in real estate										(27,386)
Loss from interest rate derivatives										(159,269)
Net gain on dispositions of real estate										332,883
Interest expense, net										(768,735)
Loss on extinguishment of debt										(17,186)
Other expense										(14,332)
Net loss										$(713,517)
Net loss attributable to non-controlling interests in third party joint ventures										$18,164
Net loss attributable to non-controlling interests in BREIT OP										56,671
Net loss attributable to BREIT stockholders										$(638,682)
(1)Includes real estate loans held by consolidated securitization vehicles, at fair value.

The following table details the financial results by segment for the three months ended September 30, 2024 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Retail	Data Centers	Self Storage	Investments in Real Estate Debt(1)	Total
Revenues:
Rental revenue	$1,225,267	$352,796	$150,384	$40,818	$—	$53,636	$13,215	$18,140	$—	$1,854,256
Hospitality revenue	—	—	—	—	137,847	—	—	—	—	137,847
Other revenue	91,555	6,492	—	2,208	—	893	—	1,415	—	102,563
Total revenues	1,316,822	359,288	150,384	43,026	137,847	54,529	13,215	19,555	—	2,094,666
Expenses:
Rental property operating	772,232	117,137	673	13,637	—	22,959	2,367	9,020	—	938,025
Hospitality operating	—	—	—	—	97,870	—	—	—	—	97,870
Total expenses	772,232	117,137	673	13,637	97,870	22,959	2,367	9,020	—	1,035,895
Income (loss) from unconsolidated entities	77,308	85,242	—	(6,535)	(1,701)	(1,159)	(227,994)	—	—	(74,839)
Income from investments in real estate debt	1,300	—	—	—	—	—	—	—	183,549	184,849
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	44,170	44,170
GAAP segment income (loss)	$623,198	$327,393	$149,711	$22,854	$38,276	$30,411	$(217,146)	$10,535	$227,719	$1,212,951

Depreciation and amortization	$(537,343)	$(178,348)	$(51,878)	$(23,005)	$(22,811)	$(22,653)	$(5,541)	$(6,635)	$—	$(848,214)

General and administrative										(15,368)
Management fee										(174,252)
Impairment of investments in real estate										(48,571)
Loss from interest rate derivatives										(815,212)
Net gain on dispositions of real estate										988,970
Interest expense, net										(853,014)
Loss on extinguishment of debt										(19,608)
Other expense										(35,408)
Net loss										$(607,726)
Net income attributable to non-controlling interests in third party joint ventures										$(37,374)
Net loss attributable to non-controlling interests in BREIT OP										39,041
Net loss attributable to BREIT stockholders										$(606,059)
(1)Includes real estate loans held by consolidated securitization vehicles, at fair value.

The following table details the financial results by segment for the nine months ended September 30, 2025 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Retail	Data Centers	Self Storage	Investments in Real Estate Debt(1)	Total
Revenues:
Rental revenue	$3,515,163	$979,205	$451,153	$128,677	$—	$153,687	$40,547	$53,760	$—	$5,322,192
Hospitality revenue	—	—	—	—	396,714	—	—	—	—	396,714
Other revenue	250,688	10,919	—	9,124	259	3,120	19	3,962	—	278,091
Total revenues	3,765,851	990,124	451,153	137,801	396,973	156,807	40,566	57,722	—	5,996,997
Expenses:
Rental property operating	2,027,514	343,604	1,895	46,924	—	60,491	8,873	26,283	—	2,515,584
Hospitality operating	—	—	—	—	281,232	—	—	—	—	281,232
Total expenses	2,027,514	343,604	1,895	46,924	281,232	60,491	8,873	26,283	—	2,796,816
(Loss) Income from unconsolidated entities	(40,433)	157,976	(520)	16,519	(7,709)	(2,947)	(1,010,702)	—	—	(887,816)
Income from investments in real estate debt	—	—	—	—	—	—	—	—	408,928	408,928
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	89,005	89,005
GAAP segment income (loss)	$1,697,904	$804,496	$448,738	$107,396	$108,032	$93,369	$(979,009)	$31,439	$497,933	$2,810,298

Depreciation and amortization	$(1,558,932)	$(488,020)	$(148,666)	$(64,342)	$(68,200)	$(59,196)	$(16,638)	$(20,231)	$—	$(2,424,225)

General and administrative										(50,958)
Management fee										(502,074)
Performance participation allocation										(355,028)
Impairment of investments in real estate										(368,757)
Loss from interest rate derivatives										(758,028)
Net gain on dispositions of real estate										933,186
Interest expense, net										(2,312,297)
Loss on extinguishment of debt										(54,060)
Other expense										(40,341)
Net loss										$(3,122,284)
Net loss attributable to non-controlling interests in third party joint ventures										$78,416
Net loss attributable to non-controlling interests in BREIT OP										220,071
Net loss attributable to BREIT stockholders										$(2,823,797)
(1)Includes real estate loans held by consolidated securitization vehicles, at fair value.

The following table details the financial results by segment for the nine months ended September 30, 2024 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Retail	Data Centers	Self Storage	Investments in Real Estate Debt(1)	Total
Revenues:
Rental revenue	$3,815,805	$1,076,474	$451,153	$126,660	$—	$166,719	$39,650	$53,404	$—	$5,729,865
Hospitality revenue	—	—	—	—	421,153	—	—	—	—	421,153
Other revenue	260,359	15,534	—	7,346	—	3,583	—	4,287	—	291,109
Total revenues	4,076,164	1,092,008	451,153	134,006	421,153	170,302	39,650	57,691	—	6,442,127
Expenses:
Rental property operating	2,245,347	358,739	2,000	43,842	—	70,560	7,369	26,335	—	2,754,192
Hospitality operating	—	—	—	—	291,754	—	—	—	—	291,754
Total expenses	2,245,347	358,739	2,000	43,842	291,754	70,560	7,369	26,335	—	3,045,946
Income (loss) from unconsolidated entities	63,184	31,967	—	7,052	(6,806)	(2,887)	(229,705)	—	—	(137,195)
Income from investments in real estate debt	1,299	—	—	—	—	—	—	—	608,818	610,117
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	160,596	160,596
Income from investments in equity securities(2)	61,482	—	—	—	—	—	—	—	—	61,482
GAAP segment income (loss)	$1,956,782	$765,236	$449,153	$97,216	$122,593	$96,855	$(197,424)	$31,356	$769,414	$4,091,181

Depreciation and amortization	$(1,694,465)	$(550,116)	$(155,635)	$(70,753)	$(68,477)	$(74,791)	$(16,624)	$(19,895)	$—	$(2,650,756)

General and administrative										(49,668)
Management fee										(542,028)
Impairment of investments in real estate										(232,329)
Loss from interest rate derivatives										(552,650)
Net gain on dispositions of real estate										1,271,414
Interest expense, net										(2,542,584)
Loss on extinguishment of debt										(71,660)
Other expense(2)										(80,723)
Net loss										$(1,359,803)
Net loss attributable to non-controlling interests in third party joint ventures										$31,685
Net loss attributable to non-controlling interests in BREIT OP										70,547
Net loss attributable to BREIT stockholders										$(1,257,571)
(1)Includes real estate loans held by consolidated securitization vehicles, at fair value.
(2)Included within Other expense on the Condensed Consolidated Statements of Operations is $58.8 million of net unrealized/realized gain related to equity securities.

17. Commitments and Contingencies
Litigation
From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. The Company accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As of September 30, 2025 and December 31, 2024, the Company was not involved in any material legal proceedings.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References herein to “Blackstone Real Estate Income Trust,” “BREIT,” the “Company,” “we,” “us,” or “our” refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.
The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q.
Forward-Looking Statements
This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identify” or other similar words or the negatives thereof. These may include our financial estimates and their underlying assumptions, statements about plans, objectives, intentions and expectations with respect to positioning, including the impact of macroeconomic trends and market forces, future operations, repurchases, acquisitions, future performance, and statements about identified but not yet disclosed acquisitions. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or our prospectus and other filings). Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
Website Disclosure
We use our website (www.breit.com) as a channel of distribution of company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases and SEC filings. The contents of our website are not, however, a part of this Quarterly Report on Form 10-Q.
Overview
We invest primarily in stabilized, income-generating commercial real estate in the United States and to a lesser extent, outside the United States. We also, to a lesser extent, invest in real estate debt investments. We are the sole general partner and majority limited partner of BREIT Operating Partnership L.P. (“BREIT OP”), a Delaware limited partnership, and we own substantially all of our assets through BREIT OP. We are externally managed by BX REIT Advisors L.L.C. (the “Adviser”). The Adviser is part of the real estate group of Blackstone Inc. (“Blackstone”), a leading investment manager. We currently operate our business in nine reportable segments: Rental Housing, Industrial, Data Centers, Net Lease, Office, Hospitality, Retail, Self Storage, and Investments in Real Estate Debt. Rental Housing includes multifamily and other types of rental housing such as manufactured, student, affordable, and single family rental housing, as well as senior living. Net Lease includes the real estate assets of The Bellagio Las Vegas, The Cosmopolitan of Las Vegas, and our unconsolidated investment in a Net Lease platform. Unconsolidated interests are included in the respective property segment.
BREIT is a non-listed, perpetual life real estate investment trust (“REIT”) that qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.

As of November 7, 2025, we had received cumulative net proceeds of $79.2 billion from the sale of 6.1 billion shares of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C common stock in our continuous public offering and private offerings, and units of BREIT OP. We contributed the net proceeds from the sale of shares to BREIT OP in exchange for a corresponding number of Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C units. As of November 7, 2025, there are no Class F shares or Class F units outstanding. BREIT OP has primarily used the net proceeds to make investments in real estate and real estate debt and for other general corporate purposes (including to fund repurchase requests under our share repurchase plan (the “Share Repurchase Plan”) from time to time) as further described below under “Investment Portfolio.” We intend to continue selling shares of our common stock on a monthly basis through our continuous public offering and private offerings.

Recent Developments

During the third quarter, real estate transaction activity continued to strengthen as the recovery of commercial real estate from its cyclical downturn continued, further supported by the decline in construction starts and continuing low supply (including in sectors in which our portfolio is concentrated), as well as continuing improvement in the cost and availability of debt.

The Federal Reserve lowered interest rates in September and October of 2025, and interest rates are likely to continue to decline. Continued deceleration in inflation should also encourage further lowering of interest rates, which would be constructive for real estate values. Nevertheless, the timing, direction and extent of any future interest rate changes remain uncertain.

Earlier this year, tariff announcements in the U.S. and ongoing global trade negotiations contributed to significant uncertainty and volatility of debt and equity markets. More recently, there has been greater clarity in the U.S. policy environment and lower market volatility. Nevertheless, a resurfacing of policy-driven uncertainty or market volatility could adversely affect us, our investors, our tenants and the value of our real estate assets.

Q3 2025 Highlights
Operating Results:
•Declared monthly net distributions totaling $590.7 million for the three months ended September 30, 2025. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class I	Class S	Class S-2	Class D	Class D-2	Class T	Class T-2
Average Annualized Distribution Rate(1)	4.8%	3.9%	3.9%	4.7%	4.6%	4.0%	4.0%
Year-to-Date Total Return, without upfront selling commissions(2)	4.8%	4.1%	0.6%	4.6%	0.6%	4.1%	0.6%
Year-to-Date Total Return, assuming maximum upfront selling commissions(2)	n/a	0.6%	(2.8)%	3.0%	(0.9)%	0.6%	(2.8)%
Inception-to-Date Total Return, without upfront selling commissions(2)	9.2%	8.3%	n/a	8.9%	n/a	8.4%	n/a
Inception-to-Date Total Return, assuming maximum upfront selling commissions(2)	n/a	7.8%	n/a	8.7%	n/a	7.9%	n/a
Investments:
•Sold 24 rental housing properties, 17 industrial properties, one retail property, and three hospitality properties for total net proceeds of $1.7 billion. We recognized a net realized gain of $305.5 million, net of the impairments recorded during the quarter, related to the disposition of such properties.
•Deployed $1.2 billion (at BREIT’s share) into the development of data centers through our QTS platform. As of September 30, 2025, these data center developments are 100% pre-leased and in substantially all cases to investment grade tenants.
Capital and Financing Activity:
•Raised $0.8 billion from the sale of shares of our common stock and units of BREIT OP during the three months ended September 30, 2025. Repurchased $1.3 billion of our shares and units from investors during the three months ended September 30, 2025.
•Decreased financings by a net $1.7 billion during the quarter.
Current Portfolio:
•Our portfolio as of September 30, 2025 consisted of investments in real estate (96% based on fair value) and investments in real estate debt (4%).
•Our 4,540 properties(3) as of September 30, 2025 consisted primarily of Rental Housing (46% based on fair value), Industrial (23%) and Data Centers (18%), and our real estate portfolio was primarily concentrated in the following regions: South (36%), West (29%) and East (20%).
•Our investments in real estate debt as of September 30, 2025 consisted of a diversified portfolio of commercial mortgage-backed securities (“CMBS”), residential-backed securities (“RMBS”), mortgage and mezzanine loans, and other real estate-related debt. For further details on credit rating and underlying real estate collateral, refer to “Investment Portfolio – Investments in Real Estate Debt” below.

(1)The annualized distribution rate is calculated by averaging each of the three months’ annualized distribution, divided by the prior month’s net asset value, which is inclusive of all fees and expenses. We believe the annualized distribution rate is a useful measure of our overall investment performance.
(2)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period, and assumes any distributions are reinvested under our distribution reinvestment plan. Total return for periods greater than one year is annualized. We believe total return is a useful measure of our overall investment performance.
(3)Excludes 62,007 single family rental homes. Such single family rental homes are included in the fair value amounts.

Investment Portfolio
Portfolio Summary
The following chart shows the allocation of our investments between real estate and real estate debt based on fair value as of September 30, 2025:

Investment Allocation[1]

Real Estate Debt
4%
Real Estate
96%

Real Estate Investments
The following charts further describe the diversification of our investments in real estate based on fair value as of September 30, 2025:
(1) “Real estate investments” include wholly owned property investments, BREIT’s share of property investments held through joint ventures and equity in public and private real estate-related companies. “Real estate debt” includes BREIT’s investments in CMBS, RMBS, mortgage and mezzanine loans, and other debt secured by real estate and real estate related assets, and excludes the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated Generally Accepted Accounting Principles (“GAAP”) Balance Sheets. “Property Sector” weighting is measured as the asset value of real estate investments for each sector category divided by the asset value of all real estate investments, excluding the value of any third party interests in such real estate investments. “Region Concentration” represents regions as defined by the National Council of Real Estate Investment Fiduciaries (“NCREIF”) and the weighting is measured as the asset value of our real estate properties for each regional category divided by the asset value of all real estate properties, excluding the value of any third party interests in such real estate properties. “Non-U.S.” reflects investments in Europe and Canada.

The following map identifies the top markets of our real estate portfolio composition based on fair value as of September 30, 2025:
The select states highlighted represent BREIT’s top three states by portfolio weighting. Portfolio weighting is measured as the asset value of real estate properties for each state divided by the total asset value of all real estate properties, excluding the value of any third party interests in such real estate investments. Sunbelt refers to ~70% concentration in the South and West regions of the U.S. as defined by NCREIF. BREIT is invested in additional states that are not highlighted above.
As of September 30, 2025, we owned, in whole or in part, a diversified portfolio of income producing assets comprising 4,540 properties and 62,007 single family rental homes concentrated in growth markets primarily focused in Rental Housing, Industrial, Data Centers and Net Lease properties, and to a lesser extent Office, Hospitality, Retail, and Self Storage properties.

The following table provides a summary of our portfolio by property sector as of September 30, 2025:

		Sq. Feet (in thousands)/ Units/Keys(1)(2)(3)		Average Effective Annual Base Rent Per Leased Square Foot/Units/Keys(3)(5)	Gross Asset Value(6) ($ in thousands)	Property Sector Revenue(7) For the Nine Months Ended September 30,
Property Sector	Number of Properties(1)(2)		Occupancy Rate(3)(4)			2025 ($ in thousands)	2024 ($ in thousands)
Rental Housing(8)	903	264,336 units	93%	$21,916	$54,621,146	$3,389,734	$3,687,249
Industrial	2,997	403,243 sq. ft.	91%	$6.77	27,793,973	1,286,869	1,368,530
Data Centers	128	18,610 sq. ft.	100%	$15.37	21,845,613	670,152	417,648
Net Lease	117	16,107 sq. ft.	100%	N/A	6,141,670	387,386	385,761
Office	14	5,171 sq. ft.	96%	$43.09	3,252,693	205,501	199,114
Hospitality	241	33,189 keys	72%	$191.75/$138.18	2,800,590	480,618	506,899
Retail	61	8,535 sq. ft.	96%	$21.82	2,589,056	170,285	185,417
Self Storage	79	5,048 sq. ft.	83%	$14.49	840,909	56,568	56,537
Total	4,540		93%		$119,885,650	$6,647,113	$6,807,155
(1)Single family rental homes are included in rental housing units and are not reflected in the number of properties.
(2)Includes properties owned by unconsolidated entities.
(3)Excludes land under development related to our rental housing, industrial and data center investments.
(4)For our industrial, net lease, data centers, retail and office investments, occupancy includes all leased square footage as of September 30, 2025. For our multifamily, student housing and affordable housing investments, occupancy is defined as the percentage of actual rent divided by gross potential rent (defined as actual rent for occupied units and market rent for vacant units) for the three months ended September 30, 2025. For our single family rental housing investments, the occupancy rate includes occupied homes for the month ended September 30, 2025. For our self storage, manufactured housing and senior living investments, the occupancy rate includes occupied square footage, occupied sites and occupied units, respectively, as of September 30, 2025. The average occupancy rate for our hospitality investments includes paid occupied rooms for the 12 months ended September 30, 2025. Hospitality investments owned less than 12 months are excluded from the average occupancy rate calculation. Total occupancy is weighted by the total value of all consolidated real estate properties, excluding our hospitality investments, and any third party interests in such properties. Unconsolidated investments are excluded from occupancy rate calculations.
(5)For multifamily and rental housing properties other than manufactured housing and senior living, average effective annual base rent represents the base rent for the three months ended September 30, 2025 per leased unit, and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization. For manufactured housing, senior living, industrial, net lease, data centers, self storage, office, and retail properties, average effective annual base rent represents the annualized September 30, 2025 base rent per leased square foot or unit and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization. For hospitality properties, average effective annual base rent represents average daily rate (“ADR”) and revenue per available Room (“RevPAR”), respectively, for the 12 months ended September 30, 2025. Hospitality investments owned less than 12 months are excluded from the ADR and RevPAR calculations. Unconsolidated investments are excluded from average effective annual base rent calculations.
(6)Gross Asset Value consists of our $87.1 billion allocable share of consolidated real estate properties and our $32.8 billion allocable share of the gross real estate value held by unconsolidated entities, in each case excluding the value of any third-party interests in such real estate investments. Such amounts are measured on a fair value basis.
(7)Includes the revenues from our consolidated real estate properties and our allocable share of revenues from properties held by unconsolidated entities. The prior period has been recast to exclude the non-controlling interest's allocable share of revenue to be consistent with the current period presentation. See the Property Sector Revenue disclosure immediately following this table for certain Non-GAAP disclosures and reconciliations.
(8)Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Rental Housing units include multifamily units, student housing units, affordable housing units, manufactured housing sites, single family rental homes and senior living units.

Property Sector Revenue

Property Sector Revenue is a supplemental non-GAAP measure of revenue that includes our allocable share of the revenues from all consolidated and unconsolidated properties in our portfolio, which we believe is meaningful for management, investors, and other users of our financial statements to assess the scale of our exposure to different property sectors. We define Property Sector Revenue as our allocable share of the revenues from our consolidated properties plus our allocable share of revenues from unconsolidated entities. Property Sector Revenue may not be comparable to that of other companies and should not be considered to be more relevant or accurate in evaluating our operating performance than GAAP total revenues.

The following table provides a reconciliation of GAAP total revenues to Property Sector Revenue ($ in thousands):

	Nine Months Ended September 30,
	2025	2024
Total revenues(1)	$5,996,997	$6,442,127
Less: revenues allocable to non-controlling interests	(605,302)	(611,253)
Allocable share of revenues from unconsolidated entities	1,255,418	976,281
Property Sector Revenue	$6,647,113	$6,807,155
(1)Reflects total revenues determined in accordance with GAAP. See condensed consolidated statements of operations for details of revenue components.

Real Estate
The following table provides information regarding our real estate portfolio as of September 30, 2025:

Segment and Investment	Number of Properties(1)(2)	Location	Acquisition Date	Ownership Interest(3)	Sq. Feet (in thousands)/Units/Keys(2)(4)	Occupancy Rate(4)(5)
Rental Housing:
TA Multifamily Portfolio	2	Palm Beach Gardens, FL & Gurnee, IL	Apr. 2017	100%	959 units	95%
Emory Point	1	Atlanta, GA	May 2017	100%	750 units	94%
Nevada West Multifamily	3	Las Vegas, NV	May 2017	100%	972 units	94%
Mountain Gate & Trails Multifamily	2	Las Vegas, NV	June 2017	100%	539 units	93%
Elysian West Multifamily	1	Las Vegas, NV	July 2017	100%	466 units	95%
ACG II Multifamily	3	Various	Sept. 2017	94%	740 units	95%
Olympus Multifamily	3	Jacksonville, FL	Nov. 2017	95%	1,032 units	93%
Amberglen West Multifamily	1	Hillsboro, OR	Nov. 2017	100%	396 units	94%
Aston Multifamily Portfolio	3	Boerne, TX & Louisville, KY	Various	100%	576 units	94%
Talavera and Flamingo Multifamily	2	Las Vegas, NV	Dec. 2017	100%	674 units	95%
Montair Multifamily	1	Thornton, CO	Dec. 2017	100%	320 units	92%
Signature at Kendall Multifamily	2	Miami, FL	Dec. 2017	100%	546 units	93%
Wave Multifamily Portfolio	3	Various	May 2018	100%	1,248 units	93%
ACG III Multifamily	2	Gresham, OR & Turlock, CA	May 2018	95%	475 units	94%
Carroll Florida Multifamily	1	Jacksonville, FL	May 2018	100%	320 units	94%
Solis at Flamingo	1	Las Vegas, NV	June 2018	95%	524 units	94%
Coyote Multifamily Portfolio	5	Phoenix, AZ	Aug. 2018	100%	1,398 units	95%
Avanti Apartments	1	Las Vegas, NV	Dec. 2018	100%	414 units	95%
Gilbert Heritage Apartments	1	Phoenix, AZ	Feb. 2019	90%	256 units	94%
Roman Multifamily Portfolio	9	Various	Feb. 2019	100%	2,403 units	94%
Citymark Multifamily 2-Pack	1	Lithia Springs, GA	Apr. 2019	100%	240 units	92%
Raider Multifamily Portfolio	4	Las Vegas, NV	Various	100%	1,514 units	93%
Bridge II Multifamily Portfolio	4	Various	Various	100%	1,562 units	93%
Miami Doral 2-Pack	2	Miami, FL	May 2019	100%	720 units	94%
Davis Multifamily 2-Pack	2	Raleigh, NC & Jacksonville, FL	May 2019	100%	454 units	95%
Slate Savannah	1	Savannah, GA	May 2019	90%	272 units	92%
Amara at MetroWest	1	Orlando, FL	May 2019	95%	411 units	89%
Edge Las Vegas	1	Las Vegas, NV	June 2019	95%	296 units	94%
ACG IV Multifamily	2	Woodland, CA & Puyallup, WA	June 2019	95%	606 units	94%
Anson at the Lakes	1	Charlotte, NC	June 2019	100%	694 units	94%
Edgewater at the Cove	1	Oregon City, OR	Aug. 2019	100%	248 units	92%
Haven 124 Multifamily	1	Denver, CO	Sept. 2019	100%	562 units	92%
Villages at McCullers Walk Multifamily	1	Raleigh, NC	Oct. 2019	100%	412 units	95%
Canopy at Citrus Park Multifamily	1	Largo, FL	Oct. 2019	90%	318 units	93%
Ridge Multifamily Portfolio	2	Las Vegas, NV	Oct. 2019	90%	456 units	93%
Evolve at Timber Creek Multifamily	1	Garner, NC	Nov. 2019	100%	304 units	95%
Arium Multifamily Portfolio	2	Ocoee & Oviedo, FL	Dec. 2019	100%	700 units	94%
Acorn Multifamily Portfolio	15	Various	Feb. & May 2020	98%	6,230 units	93%
Indigo West Multifamily	1	Orlando, FL	Mar. 2020	100%	456 units	91%
Park & Market Multifamily	1	Raleigh, NC	Oct. 2020	100%	409 units	95%
The Palmer Multifamily	1	Charlotte, NC	Oct. 2020	90%	318 units	94%
Jaguar Multifamily Portfolio	4	Various	Nov. & Dec. 2020	100%	1,671 units	94%
Cortona South Tampa Multifamily	1	Tampa, FL	Apr. 2021	100%	300 units	94%
Rosery Multifamily Portfolio	1	Largo, FL	Apr. 2021	100%	224 units	94%
Encore Tessera Multifamily	1	Phoenix, AZ	May 2021	80%	240 units	94%
Acorn 2.0 Multifamily Portfolio	14	Various	Various	98%	5,921 units	94%
Vue at Centennial Multifamily	1	Las Vegas, NV	June 2021	100%	372 units	95%
Charlotte Multifamily Portfolio	2	Charlotte, NC	June & Aug. 2021	100%	576 units	93%
Haven by Watermark Multifamily	1	Denver, CO	June 2021	100%	206 units	90%
Legacy North Multifamily	1	Plano, TX	Aug. 2021	100%	1,675 units	94%
The Brooke Multifamily	1	Atlanta, GA	Aug. 2021	100%	537 units	94%
One Boynton Multifamily	1	Boynton Beach, FL	Aug. 2021	100%	494 units	95%
Town Lantana Multifamily	1	Lantana, FL	Sept. 2021	90%	360 units	95%
Ring Multifamily Portfolio	12	Various	Sept. 2021	100%	3,030 units	94%
Villages at Pecan Grove Multifamily	1	Holly Springs, NC	Nov. 2021	100%	336 units	97%
Cielo Morrison Multifamily Portfolio	2	Charlotte, NC	Nov. 2021	90%	419 units	94%

Segment and Investment	Number of Properties(1)(2)	Location	Acquisition Date	Ownership Interest(3)	Sq. Feet (in thousands)/Units/Keys(2)(4)	Occupancy Rate(4)(5)
FiveTwo at Highland Multifamily	1	Austin, TX	Nov. 2021	90%	390 units	94%
Roman 2.0 Multifamily Portfolio	17	Various	Dec. 2021 & Jan. 2022	100%	5,580 units	94%
Kapilina Beach Homes Multifamily	1	Ewa Beach, HI	Dec. 2021	100%	1,459 units	92%
SeaTac Multifamily Portfolio	2	Edgewood & Everett, WA	Dec. 2021	90%	480 units	92%
Villages at Raleigh Beach Multifamily	1	Raleigh, NC	Jan. 2022	100%	392 units	95%
Raider 2.0 Multifamily Portfolio	3	Las Vegas & Henderson, NV	Mar. & Apr. 2022	100%	1,390 units	95%
Dallas Multifamily Portfolio	2	Irving & Fort Worth, TX	Apr. 2022	90%	759 units	94%
Carlton at Bartram Park Multifamily	1	Jacksonville, FL	Apr. 2022	100%	750 units	93%
Overlook Multifamily Portfolio	2	Malden & Revere, MA	Apr. 2022	100%	1,386 units	93%
Harper Place at Bees Ferry Multifamily	1	Charleston, SC	Apr. 2022	100%	195 units	93%
Rapids Multifamily Portfolio	33	Various	May 2022	100%	9,880 units	94%
8 Spruce Street Multifamily	1	New York, NY	May 2022	100%	900 units	94%
Pike Multifamily Portfolio(6)	35	Various	June 2022	100%	9,721 units	94%
ACG V Multifamily	2	Stockton, CA	Sept. 2022	95%	449 units	94%
Tricon - Multifamily(7)	10	Various	May 2024	Various(7)	2,032 units	(5)
Highroads MH	2	Phoenix, AZ	Apr. 2018	99.6%	198 units	97%
Evergreen Minari MH	2	Phoenix, AZ	June 2018	99.6%	115 units	96%
Southwest MH	9	Various	June 2018	99.6%	2,164 units	91%
Hidden Springs MH	1	Desert Hot Springs, CA	July 2018	99.6%	317 units	88%
SVPAC MH	2	Phoenix, AZ	July 2018	99.6%	233 units	100%
Riverest MH	1	Tavares, FL	Dec. 2018	99.6%	130 units	96%
Angler MH Portfolio	4	Phoenix, AZ	Apr. 2019	99.6%	770 units	95%
Florida MH 4-Pack	4	Various	Apr. & July 2019	99.6%	797 units	91%
Impala MH	3	Phoenix & Chandler, AZ	July 2019	99.6%	333 units	97%
Clearwater MHC 2-Pack	2	Clearwater, FL	Mar. & Aug. 2020	99.6%	207 units	91%
Legacy MH Portfolio	7	Various	Apr. 2020	99.6%	1,896 units	91%
May Manor MH	1	Lakeland, FL	June 2020	99.6%	297 units	77%
Royal Oaks MH	1	Petaluma, CA	Nov. 2020	99.6%	94 units	98%
Southeast MH Portfolio	21	Various	Dec. 2020	99.6%	5,858 units	93%
Redwood Village MH	1	Santa Rosa, CA	July 2021	99.6%	67 units	100%
Courtly Manor MH	1	Hialeah, FL	Oct. 2021	99.6%	525 units	100%
Crescent Valley MH	1	Newhall, CA	Nov. 2021	99.6%	85 units	93%
EdR Student Housing Portfolio	1	Athens, GA	Sept. 2018	60%	266 units	92%
Mercury 3100 Student Housing	1	Orlando, FL	Feb. 2021	100%	228 units	87%
Signal Student Housing Portfolio	8	Various	Aug. 2021	96%	1,749 units	91%
Standard at Fort Collins Student Housing	1	Fort Collins, CO	Nov. 2021	97%	237 units	92%
Intel Student Housing Portfolio	4	Reno, NV	Various	98%	808 units	92%
Signal 2.0 Student Housing Portfolio	2	Buffalo, NY & Athens, GA	Dec. 2021	97%	366 units	94%
Robin Student Housing Portfolio	5	Various	Mar. 2022	98%	1,137 units	82%
Legacy on Rio Student Housing	1	Austin, TX	Mar. 2022	97%	144 units	94%
Mark at Tucson Student Housing	1	Mountain, AZ	Apr. 2022	97%	154 units	84%
Legacy at Baton Rouge Student Housing	1	Baton Rouge, LA	May 2022	97%	300 units	97%
American Campus Communities	136	Various	Aug. 2022	69%	32,973 units	91%
Home Partners of America(8)	N/A(1)	Various	Various	Various(8)	23,907 units	94%
Tricon - Single Family Rental(9)	N/A(1)	Various	May 2024	Various(9)	38,100 units	(5)
Quebec Independent Living Portfolio	4	Quebec, Canada	Aug. 2021 & Aug. 2022	100%	1,125 units	96%
Ace Affordable Housing Portfolio(10)	380	Various	Dec. 2021	Various(10)	52,967 units	91%
Florida Affordable Housing Portfolio	43	Various	Various	100%	10,965 units	95%
Palm Park Affordable Housing	1	Boynton Beach, FL	May 2022	100%	160 units	97%
Wasatch 2-Pack	2	Spring Valley, CA & Midvale, UT	Oct. 2022	100%	350 units	93%
Total Rental Housing	903				264,336 units

Industrial:
HS Industrial Portfolio	30	Various	Apr. 2017	100%	4,903 sq. ft.	98%
Southeast Industrial Portfolio	2	Jacksonville, FL & La Vergne, TN	Nov. 2017	100%	806 sq. ft.	50%
Kraft Chicago Industrial Portfolio	3	Aurora, IL	Jan. 2018	100%	1,695 sq. ft.	69%
Canyon Industrial Portfolio	102	Various	Mar. 2018	100%	15,414 sq. ft.	94%
HP Cold Storage Industrial Portfolio	6	Various	May 2018	100%	2,259 sq. ft.	100%
Meridian Industrial Portfolio	43	Various	Nov. 2018	100%	6,933 sq. ft.	89%
Summit Industrial Portfolio	8	Atlanta, GA	Dec. 2018	100%	631 sq. ft.	88%
4500 Westport Drive	1	Harrisburg, PA	Jan. 2019	100%	179 sq. ft.	100%

Segment and Investment	Number of Properties(1)(2)	Location	Acquisition Date	Ownership Interest(3)	Sq. Feet (in thousands)/Units/Keys(2)(4)	Occupancy Rate(4)(5)
Minneapolis Industrial Portfolio	34	Minneapolis, MN	Apr. 2019	100%	2,459 sq. ft.	94%
Atlanta Industrial Portfolio	61	Atlanta, GA	May 2019	100%	3,779 sq. ft.	95%
Patriot Park Industrial Portfolio	2	Durham, NC	Sept. 2019	100%	323 sq. ft.	93%
Denali Industrial Portfolio	13	Various	Sept. 2019	100%	3,510 sq. ft.	100%
Jupiter 12 Industrial Portfolio	256	Various	Sept. 2019	100%	48,581 sq. ft.	94%
2201 Main Street	1	San Diego, CA	Oct. 2019	100%	260 sq. ft.	100%
Triangle Industrial Portfolio	24	Greensboro, NC	Jan. 2020	100%	2,434 sq. ft.	80%
Midwest Industrial Portfolio	27	Various	Feb. 2020	100%	5,941 sq. ft.	79%
Pancal Industrial Portfolio	8	Various	Feb. & Apr. 2020	100%	1,867 sq. ft.	95%
Diamond Industrial	1	Pico Rivera, CA	Aug. 2020	100%	243 sq. ft.	100%
Inland Empire Industrial Portfolio	2	Etiwanda & Fontana, CA	Sept. 2020	100%	404 sq. ft.	100%
Shield Industrial Portfolio	12	Various	Dec. 2020	100%	1,978 sq. ft.	100%
7520 Georgetown Industrial	1	Indianapolis, IN	Dec. 2020	100%	425 sq. ft.	100%
WC Infill Industrial Portfolio(11)	18	Various	Jan. & Aug. 2021	85%	2,864 sq. ft.	(5)
Vault Industrial Portfolio(11)	35	Various	Jan. 2021	46%	6,597 sq. ft.	(5)
Chicago Infill Industrial Portfolio	6	Various	Feb. 2021	100%	1,041 sq. ft.	100%
Greensboro Industrial Portfolio	19	Various	Apr. 2021	100%	2,068 sq. ft.	80%
I-85 Southeast Industrial Portfolio	4	Various	July & Aug. 2021	100%	739 sq. ft.	100%
Alaska Industrial Portfolio(11)	27	Various UK	July & Oct. 2021	22%	8,735 sq. ft.	(5)
Capstone Industrial Portfolio	2	Brooklyn Park, MN	Sept. 2021	100%	219 sq. ft.	87%
Winston Industrial Portfolio(12)	107	Various	Oct. 2021	Various(12)	25,062 sq. ft.	91%
Procyon Distribution Center Industrial	1	Las Vegas, NV	Oct. 2021	100%	122 sq. ft.	46%
Northborough Industrial Portfolio	2	Marlborough, MA	Oct. 2021	100%	600 sq. ft.	100%
Coldplay Logistics Portfolio(11)	17	Various Germany	Oct. 2021	10%	1,742 sq. ft.	(5)
Canyon 2.0 Industrial Portfolio	89	Various	Nov. 2021	99%	13,699 sq. ft.	89%
Tropical Sloane Las Vegas Industrial	1	Las Vegas, NV	Nov. 2021	100%	171 sq. ft.	100%
Explorer Industrial Portfolio(11)	324	Various	Nov. 2021	12%	69,641 sq. ft.	(5)
Evergreen Industrial Portfolio(11)	11	Various Europe	Dec. 2021	10%	5,545 sq. ft.	(5)
Maplewood Industrial	9	Various	Dec. 2021	100%	2,501 sq. ft.	74%
Meadowland Industrial Portfolio	3	Las Vegas, NV	Dec. 2021	100%	1,138 sq. ft.	92%
Bulldog Industrial Portfolio	7	Suwanee, GA	Dec. 2021	100%	512 sq. ft.	99%
SLC NW Commerce Industrial	3	Salt Lake City, UT	Dec. 2021	100%	529 sq. ft.	100%
Bluefin Industrial Portfolio(11)	68	Various	Dec. 2021	23%	10,804 sq. ft.	(5)
73 Business Center Industrial Portfolio	1	Greensboro, NC	Dec. 2021	100%	217 sq. ft.	54%
Amhurst Industrial Portfolio	8	Waukegan, IL	Mar. 2022	100%	1,280 sq. ft.	82%
Shoals Logistics Center Industrial	1	Austell, GA	Apr. 2022	100%	254 sq. ft.	100%
Durham Commerce Center Industrial	1	Durham, NC	Apr. 2022	100%	132 sq. ft.	100%
Mileway Industrial Portfolio(11)	1,596	Various Europe	Various	15%	142,007sq. ft.	(5)
Total Industrial	2,997				403,243 sq. ft.

Data Centers:
D.C. Powered Shell Warehouse Portfolio	9	Ashburn & Manassas, VA	June & Dec. 2019	90%	1,471 sq. ft.	100%
Highpoint Powered Shell Portfolio	2	Sterling, VA	June 2021	100%	434 sq. ft.	100%
QTS Data Centers(11)	114	Various	Aug. 2021	35.5%	15,913 sq. ft.	(5)
Atlantic Powered Shell Portfolio	3	Sterling, VA	Apr. 2022	100%	792 sq. ft.	100%
Total Data Centers	128				18,610 sq. ft.

Net Lease:
Bellagio Net Lease	1	Las Vegas, NV	Nov. 2019	49%	8,507 sq. ft.	100%
Cosmopolitan Net Lease	1	Las Vegas, NV	May 2022	80%	6,902 sq. ft.	100%
Reliant Net Lease	115	Various	Various	25%	698 sq. ft.	(5)
Total Net Lease	117				16,107 sq. ft.

Office:
EmeryTech Office	1	Emeryville, CA	Oct. 2019	100%	234 sq. ft.	71%
Coleman Highline Office	1	San Jose, CA	Oct. 2020	100%	357 sq. ft.	100%
Atlanta Tech Center Office	1	Atlanta, GA	May 2021	100%	361 sq. ft.	100%
Atlantic Complex Office	3	Toronto, Canada	Nov. 2021	97%	259 sq. ft.	100%
One Manhattan West(11)	1	New York, NY	Mar. 2022	49%	2,081 sq. ft.	(5)
One Culver Office	1	Culver City, CA	Mar. 2022	90%	373 sq. ft.	100%
Montreal Office Portfolio	2	Westmount & Montreal, QC	Mar. 2022	98%	412 sq. ft.	94%

Segment and Investment	Number of Properties(1)(2)	Location	Acquisition Date	Ownership Interest(3)	Sq. Feet (in thousands)/Units/Keys(2)(4)	Occupancy Rate(4)(5)
Atlanta Tech Center 2.0 Office	1	Atlanta, GA	June 2022	100%	318 sq. ft.	100%
Pike Office Portfolio(6)	2	San Antonio, TX	June 2022	100%	259 sq. ft.	86%
Adare Office	1	Dublin, Ireland	Aug. 2022	75%	517 sq. ft.	100%
Total Office	14				5,171 sq. ft.

Hospitality:
Hyatt Place UC Davis	1	Davis, CA	Jan. 2017	100%	127 keys	66%
Hyatt Place San Jose Downtown	1	San Jose, CA	June 2017	100%	240 keys	68%
Florida Select-Service 4-Pack	1	Tampa, FL	July 2017	100%	113 keys	79%
Hyatt House Downtown Atlanta	1	Atlanta, GA	Aug. 2017	100%	150 keys	69%
Boston/Worcester Select-Service 3-Pack	1	Chelsea, MA	Oct. 2017	100%	140 keys	80%
Henderson Select-Service 2-Pack	2	Henderson, NV	May 2018	100%	228 keys	74%
Orlando Select-Service 2-Pack	2	Orlando, FL	May 2018	100%	254 keys	84%
Corporex Select Service Portfolio	1	Rohnert Park, CA	Aug. 2018	100%	102 keys	68%
Hampton Inn & Suites Federal Way	1	Seattle, WA	Oct. 2018	100%	142 keys	72%
Courtyard Kona	1	Kailua-Kona, HI	Mar. 2019	100%	455 keys	73%
Raven Select Service Portfolio	10	Various	June 2019	100%	1,291 keys	72%
Urban 2-Pack	1	Chicago, IL	July 2019	100%	337 keys	71%
Hyatt Regency Atlanta	1	Atlanta, GA	Sept. 2019	100%	1,260 keys	67%
RHW Select Service Portfolio	6	Colorado Springs, CO	Nov. 2019	100%	557 keys	68%
Key West Select Service Portfolio	4	Key West, FL	Oct. 2021	100%	519 keys	79%
Sunbelt Select Service Portfolio	3	Various	Dec. 2021	100%	716 keys	70%
HGI Austin University Select Service	1	Austin, TX	Dec. 2021	100%	214 keys	66%
Sleep Extended Stay Hotel Portfolio(11)	196	Various	July 2022	30%	24,935 keys	(5)
Halo Select Service Portfolio	7	Various	Aug. & Oct. 2022	100%	1,409 keys	76%
Total Hospitality	241				33,189 keys

Retail:
Bakers Centre	1	Philadelphia, PA	Mar. 2017	100%	238 sq. ft.	100%
Plaza Del Sol Retail	1	Burbank, CA	Oct. 2017	100%	167 sq. ft.	99%
Vista Center	1	Miami, FL	Aug. 2018	100%	89 sq. ft.	98%
El Paseo Simi Valley	1	Simi Valley, CA	June 2019	100%	108 sq. ft.	100%
Towne Center East	1	Signal Hill, CA	Sept. 2019	100%	163 sq. ft.	99%
Plaza Pacoima	1	Pacoima, CA	Oct. 2019	100%	204 sq. ft.	100%
Canarsie Plaza	1	Brooklyn, NY	Dec. 2019	100%	274 sq. ft.	100%
SoCal Grocery Portfolio	6	Various	Jan. 2020	100%	685 sq. ft.	96%
Northeast Tower Center	1	Philadelphia, PA	Aug. 2021	100%	301 sq. ft.	100%
Southeast Retail Portfolio(11)	6	Various	Oct. 2021	50%	1,228 sq. ft.	(5)
Bingo Retail Portfolio	10	Various	Dec. 2021	100%	1,767 sq. ft.	98%
Pike Retail Portfolio(6)(13)	30	Various	June 2022	Various(13)	3,280 sq. ft.	96%
Tricon-Retail(11)	1	Toronto, Canada	May 2024	12%	31 sq. ft.	(5)
Total Retail	61				8,535 sq. ft.

Self Storage:
East Coast Storage Portfolio	20	Various	Aug. 2019	98%	1,250 sq. ft.	84%
Phoenix Storage 2-Pack	2	Phoenix, AZ	Mar. 2020	98%	111 sq. ft.	81%
Cactus Storage Portfolio	18	Various	Sept. & Oct. 2020	98%	1,089 sq. ft.	82%
Caltex Storage Portfolio	4	Various	Nov. & Dec. 2020	98%	241 sq. ft.	85%
Florida Self Storage Portfolio	2	Cocoa & Rockledge, FL	Dec. 2020	98%	158 sq. ft.	79%
Pace Storage Portfolio	1	Pace, FL	Dec. 2020	98%	72 sq. ft.	79%
Flamingo Self Storage Portfolio	6	Various	Various	98%	376 sq. ft.	78%
Alpaca Self Storage Portfolio	26	Various	Apr. 2022	98%	1,751 sq. ft.	83%
Total Self Storage	79				5,048 sq. ft.

Total Investments in Real Estate	4,540

(1)Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Rental Housing units include multifamily units, student housing units, affordable housing units, manufactured housing sites, single family rental homes and senior living units. Single family rental homes are accounted for in rental housing units and are not reflected in the number of properties.
(2)Includes properties owned by unconsolidated entities.
(3)Certain of our joint venture agreements provide the seller or the other partner a profits interest based on achieving certain internal rate of return hurdles. Such investments are consolidated by us and any profits interest due to the other partners is reported within non-controlling interests.
(4)Excludes land under development related to our rental housing, industrial and data centers investments.
(5)For our industrial, net lease, data centers, retail and office investments, occupancy includes all leased square footage as of September 30, 2025. For our multifamily, student housing and affordable housing investments, occupancy is defined as the percentage of actual rent divided by gross potential rent (defined as actual rent for occupied units and market rent for vacant units) for the three months ended September 30, 2025. For our single family rental housing investments, the occupancy rate includes occupied homes for the month ended September 30, 2025. For our self storage, manufactured housing and senior living investments, the occupancy rate includes occupied square footage, occupied sites and occupied units, respectively, as of September 30, 2025. The average occupancy rate for our hospitality investments includes paid occupied rooms for the 12 months ended September 30, 2025. Hospitality investments owned less than 12 months are excluded from the average occupancy rate calculation. Unconsolidated investments are excluded from occupancy rate calculations.
(6)Represents acquisition of Preferred Apartment Communities.
(7)Includes various ownership interests in 10 unconsolidated multifamily properties.
(8)Includes a 100% interest in 14,047 consolidated single family rental homes, a 44% interest in 8,336 unconsolidated single family rental homes, and a 12% interest in 1,524 unconsolidated single family rental homes.
(9)Includes various ownership interests in 38,100 unconsolidated single family rental homes.
(10)Includes various ownership interests in 376 consolidated affordable housing properties and four unconsolidated affordable housing properties.
(11)Investment is unconsolidated.
(12)Includes various ownership interests in 88 consolidated industrial properties and 19 unconsolidated industrial properties.
(13)Includes 29 wholly owned retail properties and a 50% interest in one unconsolidated retail property.

Lease Expirations
The following schedule details the expiring leases at our consolidated industrial, net lease, data centers, retail, and office properties by annualized base rent and square footage as of September 30, 2025 ($ and square feet data in thousands). The table below excludes our rental housing and self storage properties as substantially all leases at such properties expire within 12 months:

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2025 (remaining)	167	$28,391	2%	16,858	10%
2026	552	165,633	9%	24,751	14%
2027	699	215,594	12%	28,748	16%
2028	627	204,165	12%	27,005	15%
2029	474	197,390	11%	23,362	13%
2030	416	198,630	11%	21,759	12%
2031	171	61,793	4%	7,283	4%
2032	93	53,426	3%	4,812	3%
2033	82	39,786	2%	3,161	2%
2034	63	22,287	1%	2,534	2%
Thereafter	157	569,873	33%	16,053	9%
Total	3,501	$1,756,968	100%	176,326	100%
(1)Annualized base rent is determined from the annualized base rent per leased square foot as of September 30, 2025 and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization.

Investments in Real Estate Debt
The following charts further describe the diversification of our investments in real estate debt by credit rating and collateral type, and includes our investments in CMBS, RMBS, mortgage loans, and other debt secured by real estate assets, and excludes the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated GAAP Balance Sheets, based on fair value as of September 30, 2025:

Collateral Type

Office
5%
Hospitality
2%
Diversified
1%
Net Lease
16%
Rental
Housing
43%
Industrial
33%

Credit Rating[1]

CCC and
Below
1%
B
11%
BB
12%
BBB
14%
Private
CRE Loans
15%
Not Rated²
47%

(1)BBB represents credit ratings of BBB+, BBB, and BBB-, BB represents credit ratings of BB+, BB, and BB-, B represents credit ratings of B+, B, and B-, and CCC and below represents credit ratings of CCC+ and below.
(2)Not rated positions have a weighted-average LTV at origination of 53% and are primarily composed of rental housing (53%) and industrial (46%) assets.

The following table details our investments in real estate debt as of September 30, 2025 ($ in thousands):

	September 30, 2025
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.4%	1/23/2034	$4,567,997	$4,525,223	$4,315,269
RMBS	4.2%	1/10/2059	101,931	99,584	81,296
Corporate bonds	4.9%	5/21/2028	56,679	56,003	55,157
Total real estate securities	8.2%	6/13/2034	4,726,607	4,680,810	4,451,722
Commercial real estate loans	+4.4%	11/24/2027	860,693	823,800	836,003
Other investments(5)(6)	5.7%	9/21/2029	199,326	199,326	300,442
Total investments in real estate debt	8.0%	3/19/2033	$5,786,626	$5,703,936	$5,588,167
(1)Includes our investments in CMBS, RMBS, mortgage loans, and other debt secured by real estate assets, and excludes the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated GAAP Balance Sheets.
(2)The symbol “+” means that the figure represents a spread over the relevant floating benchmark rates, which include Secured Overnight Financing Rate (“SOFR”), Sterling Overnight Index Average (“SONIA”), and Euro Interbank Offer Rate (“EURIBOR”), as applicable to each security and loan. Fixed rate CMBS and commercial real estate loans are reflected as a spread over the relevant floating benchmark rates as of September 30, 2025 for purposes of the weighted averages. Weighted average coupon for CMBS does not include zero-coupon securities. As of September 30, 2025, we have interest rate swaps outstanding with a notional value of $0.4 billion that effectively convert a portion of our fixed rate investments in real estate debt to floating rates. Total weighted average coupon does not include the impact of such interest rate swaps or other derivatives.
(3)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(4)Face amount excludes interest-only securities with a notional amount of $2.7 billion as of September 30, 2025. In addition, CMBS includes zero-coupon securities of $0.2 billion as of September 30, 2025.
(5)Includes interests in unconsolidated joint ventures that hold investments in real estate debt.
(6)Weighted average coupon rate and weighted average maturity date exclude our investment in a joint venture with the Federal Deposit Insurance Corporation.

Results of Operations
The following table sets forth information regarding our consolidated results of operations for the three months ended September 30, 2025 and 2024 ($ in thousands, except per share data):

	Three Months Ended September 30,		Change
	2025	2024	$
Revenues
Rental revenue	$1,719,143	$1,854,256	$(135,113)
Hospitality revenue	123,399	137,847	(14,448)
Other revenue	100,902	102,563	(1,661)
Total revenues	1,943,444	2,094,666	(151,222)
Expenses
Rental property operating	827,809	938,025	(110,216)
Hospitality operating	89,125	97,870	(8,745)
General and administrative	17,958	15,368	2,590
Management fee	166,757	174,252	(7,495)
Performance participation allocation	124,029	—	124,029
Impairment of investments in real estate	27,386	48,571	(21,185)
Depreciation and amortization	788,475	848,214	(59,739)
Total expenses	2,041,539	2,122,300	(80,761)
Other income (expense)
Loss from unconsolidated entities	(149,792)	(74,839)	(74,953)
Income from investments in real estate debt	142,396	184,849	(42,453)
Change in net assets of consolidated securitization vehicles	18,613	44,170	(25,557)
Loss from interest rate derivatives	(159,269)	(815,212)	655,943
Net gain on dispositions of real estate	332,883	988,970	(656,087)
Interest expense, net	(768,735)	(853,014)	84,279
Loss on extinguishment of debt	(17,186)	(19,608)	2,422
Other expense	(14,332)	(35,408)	21,076
Total other income (expense)	(615,422)	(580,092)	(35,330)
Net loss	$(713,517)	$(607,726)	$(105,791)
Net loss (income) attributable to non-controlling interests in third party joint ventures	$18,164	$(37,374)	$55,538
Net loss attributable to non-controlling interests in BREIT OP	56,671	39,041	17,630
Net loss attributable to BREIT stockholders	$(638,682)	$(606,059)	$(32,623)
Net loss per share of common stock — basic and diluted	$(0.18)	$(0.16)	$(0.02)
Rental Revenue
During the three months ended September 30, 2025, rental revenue decreased $135.1 million as compared to the three months ended September 30, 2024. The decrease can primarily be attributed to a $164.6 million decrease in Non-Same Property revenues due to the real estate dispositions we made from July 1, 2024 to September 30, 2025, partially offset by a $29.5 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.
Hospitality Revenue
During the three months ended September 30, 2025, hospitality revenue decreased $14.4 million as compared to the three months ended September 30, 2024. The decrease can primarily be attributed to a $8.0 million decrease in Same Property revenues and a $6.4 million decrease in Non-Same Property revenues due to the real estate dispositions we made from July 1, 2024 to September 30, 2025. See “Same Property NOI” section for further details of the decrease in Same Property revenues.

Other Revenue

During the three months ended September 30, 2025, other revenue decreased $1.7 million as compared to the three months ended September 30, 2024. The decrease can primarily be attributed to a $10.3 million decrease in Non-Same Property revenues due to the real estate dispositions we made from July 1, 2024 to September 30, 2025, partially offset by a $8.6 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.

Rental Property Operating Expenses
During the three months ended September 30, 2025, rental property operating expenses decreased $110.2 million as compared to the three months ended September 30, 2024. The decrease can primarily be attributed to a $133.2 million decrease in Non-Same Property operating expenses, due to the real estate dispositions we made from July 1, 2024 to September 30, 2025, partially offset by a $23.0 million increase in Same Property operating expenses. See “Same Property NOI” section for further details of the increase in Same Property operating expenses.
Hospitality Operating Expenses
During the three months ended September 30, 2025, hospitality operating expenses decreased $8.7 million as compared to the three months ended September 30, 2024. The decrease can primarily be attributed to an $8.4 million decrease in Non-Same Property operating expenses, due to the real estate dispositions we made from July 1, 2024 to September 30, 2025, in addition to a $0.3 million decrease in Same Property operating expenses. See “Same Property NOI” section for further details of the decrease in Same Property operating expenses.
General and Administrative Expenses
During the three months ended September 30, 2025, general and administrative expenses increased $2.6 million compared to the three months ended September 30, 2024. The increase was due to increases in various corporate level expenses during the three months ended September 30, 2025 as compared to the three months ended September 30, 2024.
Management Fee
During the three months ended September 30, 2025, the management fee decreased $7.5 million compared to the three months ended September 30, 2024. The decrease was due to a lower average NAV during the three months ended September 30, 2025 as compared to the three months ended September 30, 2024.
Performance Participation Allocation
During the three months ended September 30, 2025, the performance participation allocation expense increased $124.0 million compared to the three months ended September 30, 2024. The increase was the result of a higher total return for the three months ended September 30, 2025 compared to the three months ended September 30, 2024.
Impairment of Investments in Real Estate

During the three months ended September 30, 2025, impairments of investments in real estate decreased $21.2 million compared to the three months ended September 30, 2024. During the three months ended September 30, 2025, we recognized an aggregate $27.4 million of impairment charges including (i) $13.4 million related to certain properties as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $14.0 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.

During the three months ended September 30, 2024, we recognized an aggregate $48.6 million of impairment charges including (i) $20.9 million related to certain properties as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $27.7 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
Depreciation and Amortization
During the three months ended September 30, 2025, depreciation and amortization decreased $59.7 million compared to the three months ended September 30, 2024. The decrease was primarily driven by the impact of disposition activity from July 1, 2024 through September 30, 2025.
Loss from Unconsolidated Entities
During the three months ended September 30, 2025, loss from unconsolidated entities increased $75.0 million compared to the three months ended September 30, 2024. The increase was primarily driven by fluctuations in foreign currency exchange rates in our unconsolidated entities.

Income from Investments in Real Estate Debt
During the three months ended September 30, 2025, income from investments in real estate debt decreased $42.5 million compared to the three months ended September 30, 2024. The decrease was primarily attributable to a decrease of $42.3 million in interest income as a result of sales and repayments.
Change in Net Assets of Consolidated Securitization Vehicles
During the three months ended September 30, 2025, the change in net assets of consolidated securitization vehicles decreased $25.6 million compared to the three months ended September 30, 2024. The decrease was primarily attributable to a decrease of $13.5 million in interest income as a result of sales and repayments and an increase of $12.1 million in net unrealized/realized losses.
Loss from Interest Rate Derivatives
During the three months ended September 30, 2025, the loss from interest rate derivatives decreased $655.9 million compared to the three months ended September 30, 2024. The decrease was primarily attributable to a decrease in net unrealized/realized losses in fair value of derivatives.
Net Gain on Dispositions of Real Estate
During the three months ended September 30, 2025, net gain on dispositions of real estate decreased $656.1 million compared to the three months ended September 30, 2024. During the three months ended September 30, 2025, we recorded $332.9 million of net gains from the disposition of 24 rental housing properties, 17 industrial properties, three hospitality properties, and one retail property. During the three months ended September 30, 2024, we recorded $989.0 million of net gains from the disposition of 52 rental housing properties, three industrial properties, three retail properties, and two hospitality properties.
Interest Expense, Net
During the three months ended September 30, 2025, net interest expense decreased $84.3 million compared to the three months ended September 30, 2024, The decrease was primarily due to lower outstanding borrowings, primarily resulting from real estate dispositions and the corresponding payoff of debt related to such dispositions from July 1, 2024 to September 30, 2025.
Loss on Extinguishment of Debt
During the three months ended September 30, 2025, loss on extinguishment of debt decreased $2.4 million compared to the three months ended September 30, 2024. The decrease was primarily due to the decrease in refinancing and disposition activity during the three months ended September 30, 2025 as compared to the three months ended September 30, 2024.
Other Expense
During the three months ended September 30, 2025, other expense decreased $21.1 million compared to the three months ended September 30, 2024. The decrease was primarily due to a decrease in provision for income taxes during the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

The following table sets forth information regarding our consolidated results of operations for the nine months ended September 30, 2025 and 2024 ($ in thousands, except per share data):

	Nine Months Ended September 30,		Change
	2025	2024	$
Revenues
Rental revenue	$5,322,192	$5,729,865	$(407,673)
Hospitality revenue	396,714	421,153	(24,439)
Other revenue	278,091	291,109	(13,018)
Total revenues	5,996,997	6,442,127	(445,130)
Expenses
Rental property operating	2,515,584	2,754,192	(238,608)
Hospitality operating	281,232	291,754	(10,522)
General and administrative	50,958	49,668	1,290
Management fee	502,074	542,028	(39,954)
Performance participation allocation	355,028	—	355,028
Impairment of investments in real estate	368,757	232,329	136,428
Depreciation and amortization	2,424,225	2,650,756	(226,531)
Total expenses	6,497,858	6,520,727	(22,869)
Other income (expense)
Loss from unconsolidated entities	(887,816)	(137,195)	(750,621)
Income from investments in real estate debt	408,928	610,117	(201,189)
Change in net assets of consolidated securitization vehicles	89,005	160,596	(71,591)
Loss from interest rate derivatives	(758,028)	(552,650)	(205,378)
Net gain on dispositions of real estate	933,186	1,271,414	(338,228)
Interest expense, net	(2,312,297)	(2,542,584)	230,287
Loss on extinguishment of debt	(54,060)	(71,660)	17,600
Other expense	(40,341)	(19,241)	(21,100)
Total other income (expense)	(2,621,423)	(1,281,203)	(1,340,220)
Net loss	$(3,122,284)	$(1,359,803)	$(1,762,481)
Net loss attributable to non-controlling interests in third party joint ventures	$78,416	$31,685	$46,731
Net loss attributable to non-controlling interests in BREIT OP	220,071	70,547	149,524
Net loss attributable to BREIT stockholders	$(2,823,797)	$(1,257,571)	$(1,566,226)
Net loss per share of common stock — basic and diluted	$(0.79)	$(0.33)	$(0.46)
Rental Revenue
During the nine months ended September 30, 2025, rental revenue decreased $407.7 million as compared to the nine months ended September 30, 2024. The decrease can primarily be attributed to a $519.9 million decrease in Non-Same Property revenues due to the real estate dispositions we made from January 1, 2024 to September 30, 2025, partially offset by a $112.2 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.
Hospitality Revenue
During the nine months ended September 30, 2025, hospitality revenue decreased $24.4 million as compared to the nine months ended September 30, 2024. The decrease can primarily be attributed to a $15.5 million decrease in Non-Same Property revenues due to the real estate dispositions we made from January 1, 2024 to September 30, 2025 and an $8.9 million decrease in Same Property revenues. See “Same Property NOI” section for further details of the decrease in Same Property revenues.
Other Revenue
During the nine months ended September 30, 2025, other revenue decreased $13.0 million as compared to the nine months ended September 30, 2024. The decrease can primarily be attributed to a $32.1 million decrease in Non-Same Property revenues due to the real estate dispositions we made from January 1, 2024 to September 30, 2025, partially offset by a $19.1 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.

Rental Property Operating Expenses
During the nine months ended September 30, 2025, rental property operating expenses decreased $238.6 million as compared to the nine months ended September 30, 2024. The decrease can primarily be attributed to a $289.5 million decrease in Non-Same Property operating expenses due to the real estate dispositions we made from January 1, 2024 to September 30, 2025, partially offset by a $50.9 million increase in Same Property operating expenses. See “Same Property NOI” section for further details of the increase in Same Property operating expenses.
Hospitality Operating Expenses
During the nine months ended September 30, 2025, hospitality operating expenses decreased $10.5 million as compared to the nine months ended September 30, 2024. The decrease can primarily be attributed to an $11.5 million decrease in Non-Same Property hospitality operating expenses due to the real estate dispositions we made from January 1, 2024 to September 30, 2025, partially offset by a $1.0 million increase in Same Property hospitality operating expenses. See “Same Property NOI” section for further details of the increase in Same Property hospitality operating expenses.
General and Administrative Expenses
During the nine months ended September 30, 2025, general and administrative expenses increased $1.3 million compared to the nine months ended September 30, 2024. The increase was due to an increase in various corporate level expenses during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.
Management Fee
During the nine months ended September 30, 2025, the management fee decreased $40.0 million compared to the nine months ended September 30, 2024. The decrease was due to a lower average NAV during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.
Performance Participation Allocation
During the nine months ended September 30, 2025, the performance participation allocation expense increased $355.0 million compared to the nine months ended September 30, 2024. The increase was the result of a higher total return for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.
Impairment of Investments in Real Estate

During the nine months ended September 30, 2025, impairments of investments in real estate increased $136.4 million compared to the nine months ended September 30, 2024. During the nine months ended September 30, 2025, we recognized an aggregate $368.8 million of impairment charges including (i) $285.5 million related to certain properties as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $83.3 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
During the nine months ended September 30, 2024, we recognized an aggregate $232.3 million of impairment charges including (i) $133.0 million related to certain properties as a result of updates to the undiscounted cash flow assumptions, primarily to account for a shorter hold period, and (ii) $99.3 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
Depreciation and Amortization
During the nine months ended September 30, 2025, depreciation and amortization decreased $226.5 million compared to the nine months ended September 30, 2024. The decrease was primarily driven by the impact of disposition activity from July 1, 2024 through September 30, 2025.

Loss from Unconsolidated Entities
During the nine months ended September 30, 2025, we had a net loss from unconsolidated entities of $887.8 million, primarily driven by our QTS Data Centers investment, attributable to unrealized losses related to the change in the fair value of interest rate derivatives, depreciation and amortization, and one-time buyout costs. During the nine months ended September 30, 2024, we had a net loss from unconsolidated entities of $137.2 million primarily driven by our QTS Data Centers investment, attributable to unrealized losses related to the change in the fair value of interest rate derivatives, depreciation and amortization, and interest costs, offset by the change in fair value of unconsolidated entities carried at fair value.
Income from Investments in Real Estate Debt
During the nine months ended September 30, 2025, income from investments in real estate debt decreased $201.2 million compared to the nine months ended September 30, 2024. The decrease was primarily attributable to a decrease of $143.7 million in interest income as a result of sales and repayments and a decrease of $60.3 million in net unrealized/realized gains on our investments in real estate debt and related derivatives.
Change in Net Assets of Consolidated Securitization Vehicles
During the nine months ended September 30, 2025, the change in net assets of consolidated securitization vehicles decreased $71.6 million compared to the nine months ended September 30, 2024. The decrease was primarily attributable to a decrease of $29.5 million in interest income as a result of sales and repayments and an increase in net unrealized/realized losses of $42.1 million.
Loss from Interest Rate Derivatives
During the nine months ended September 30, 2025, loss from interest rate derivatives increased $205.4 million compared to the nine months ended September 30, 2024. The increase was primarily attributable to a decrease in the fair value of our derivatives.
Net Gain on Dispositions of Real Estate
During the nine months ended September 30, 2025, net gain on dispositions of real estate decreased $338.2 million compared to the nine months ended September 30, 2024. During the nine months ended September 30, 2025, we recorded $933.2 million of net gains from the disposition of 67 industrial properties, 61 rental housing properties, four retail properties, and four hospitality properties. During the nine months ended September 30, 2024, we recorded $1.3 billion of net gains from the disposition of 106 rental housing properties, 34 industrial properties, 13 retail properties, and two hospitality properties.
Interest Expense, Net
During the nine months ended September 30, 2025, net interest expense decreased $230.3 million compared to the nine months ended September 30, 2024. The decrease was primarily due to lower outstanding borrowings, primarily resulting from real estate dispositions from July 1, 2024 to September 30, 2025.
Loss on Extinguishment of Debt
During the nine months ended September 30, 2025, loss on extinguishment of debt decreased $17.6 million compared to the nine months ended September 30, 2024. The decrease was primarily due to the impact of refinancing and disposition activity during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.
Other Expense
During the nine months ended September 30, 2025, other expense increased $21.1 million compared to the nine months ended September 30, 2024. The increase was primarily due to increases in portfolio-level corporate costs of $30.9 million.

Same Property NOI
Net Operating Income (“NOI”) is a supplemental non-GAAP measure of our property operating results that we believe is meaningful because it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate. We define NOI as operating revenues less operating expenses, which exclude (i) impairment of investments in real estate, (ii) depreciation and amortization, (iii) straight-line rental income and expense, (iv) amortization of above- and below-market lease intangibles, (v) amortization of accumulated unrealized gains on derivatives previously recognized in other comprehensive income, (vi) lease termination fees, (vii) portfolio-level corporate costs, (viii) other non-property related revenue and expense items such as (a) general and administrative expenses, (b) management fee, (c) performance participation allocation, (d) incentive compensation awards, (e) income (loss) from investments in real estate debt, (f) change in net assets of consolidated securitization vehicles, (g) income (loss) from interest rate derivatives, (h) net gain on dispositions of real estate, (i) interest expense, net, (j) loss on extinguishment of debt, (k) other income (expense), and (l) buyout costs and (ix) similar adjustments for NOI attributable to non-controlling interests and unconsolidated entities.
We evaluate our consolidated results of operations on a Same Property basis, which allows us to analyze our property operating results excluding acquisitions and dispositions during the periods under comparison. Properties in our portfolio are considered Same Property if they were owned for the full periods presented, otherwise they are considered Non-Same Property. Recently developed properties are not included in Same Property results until the properties have achieved stabilization for both full periods presented. We define stabilization for the property as the earlier of (i) achieving 90% occupancy, (ii) 12 months after receiving a certificate of occupancy, or (iii) for Data Centers, 12 months after receiving a certificate of occupancy and greater than 50% of its critical IT capacity has been built. Certain assets are excluded from Same Property results and are considered Non-Same Property, including (i) properties held-for-sale, (ii) properties that are being redeveloped, (iii) properties identified for future sale, and (iv) interests in unconsolidated entities under contract for sale with a hard deposit or other factors ensuring the buyer’s performance. We do not consider our investments in the real estate debt segment or equity securities to be Same Property.
Same Property NOI assists in eliminating disparities in net income due to the acquisition, disposition, development, or redevelopment of properties during the periods presented, and therefore we believe it provides a meaningful performance measure for the comparison of the operating performance of our properties, which we believe is useful to investors. Our Same Property NOI may not be comparable to that of other companies and should not be considered to be more relevant or accurate in evaluating our operating performance than our GAAP net income (loss).

For the three months ended September 30, 2025 and 2024, our Same Property portfolio consisted of 789 rental housing, 2,906 industrial, two net lease, 44 data centers, 241 hotel, 79 self storage, 60 retail, and 13 office properties. The following table reconciles GAAP net loss to Same Property NOI for the three months ended September 30, 2025 and 2024 ($ in thousands):

	Three Months Ended September 30,		Change
	2025	2024	$
Net loss	$(713,517)	$(607,726)	$(105,791)
Adjustments to reconcile to Same Property NOI
General and administrative	17,958	15,368	2,590
Management fee	166,757	174,252	(7,495)
Performance participation allocation	124,029	—	124,029
Impairment of investments in real estate	27,386	48,571	(21,185)
Depreciation and amortization	788,475	848,214	(59,739)
Loss from unconsolidated entities	149,792	74,839	74,953
Income from investments in real estate debt	(142,396)	(184,849)	42,453
Change in net assets of consolidated securitization vehicles	(18,613)	(44,170)	25,557
Loss from interest rate derivatives	159,269	815,212	(655,943)
Net gain on dispositions of real estate	(332,883)	(988,970)	656,087
Interest expense, net	768,735	853,014	(84,279)
Loss on extinguishment of debt	17,186	19,608	(2,422)
Other expense	14,332	35,408	(21,076)
Portfolio-level corporate costs(1)	133,653	210,178	(76,525)
Incentive compensation awards(2)	9,621	20,877	(11,256)
Lease termination fees	(273)	(4,186)	3,913
Amortization of above and below-market lease intangibles	(8,690)	(11,048)	2,358
Straight-line rental income and expense	(31,289)	(36,023)	4,734
NOI from unconsolidated entities	280,206	218,770	61,436
NOI attributable to non-controlling interests in consolidated joint ventures	(103,613)	(102,250)	(1,363)
NOI attributable to BREIT stockholders	1,306,125	1,355,089	(48,964)
Less: Non-Same Property NOI attributable to BREIT stockholders	126,318	189,885	(63,567)
Same Property NOI attributable to BREIT stockholders	$1,179,807	$1,165,204	$14,603
(1) Portfolio-level corporate costs include accounting and tax services, legal and professional fees, treasury services, asset management fees, income and franchise taxes, casualty losses, and other non-operating expenses incurred at the portfolio level.
(2) Included in rental property operating and hospitality operating expense on our Condensed Consolidated Statements of Operations.

The following table details the components of Same Property NOI for the three months ended September 30, 2025 and 2024 ($ in thousands):

	Three Months Ended September 30,		Change
	2025	2024	$	%
Revenues
Rental revenue	$1,594,015	$1,564,543	$29,472	2%
Hospitality revenue	121,432	129,467	(8,035)	(6)%
Other revenue	74,236	65,662	8,574	13%
Total revenues	1,789,683	1,759,672	30,011	2%

Expenses
Rental property operating	630,645	607,610	23,035	4%
Hospitality operating	85,775	86,090	(315)	—%
Total expenses	716,420	693,700	22,720	3%

Same Property NOI attributable to non-controlling interests in consolidated joint ventures	(101,407)	(96,697)	(4,710)	5%
Consolidated Same Property NOI attributable to BREIT stockholders	971,856	969,275	2,581	—%
Same Property NOI from unconsolidated entities	207,951	195,929	12,022	6%
Same Property NOI attributable to BREIT stockholders	$1,179,807	$1,165,204	$14,603	1%
Same Property – Rental Revenue
Same Property rental revenue increased $29.5 million for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The increase was due to a $19.0 million increase in base rental revenue, a $7.9 million increase in tenant reimbursement income as a result of higher operating expenses, and a $2.6 million decrease in our bad debt reserve. Our bad debt reserve represents the amount of rental revenue we anticipate we will not be able to collect from our tenants.
The following table details the changes in base rental revenue period over period ($ in thousands):

	Three Months Ended September 30,		Change
			Change in Base Rental Revenue	Change in Occupancy Rate	Change in Average Effective Annual Base Rent Per Leased Square Foot/Unit
	2025	2024
Rental Housing	$1,026,920	$1,024,218	$2,702	(1)%	+1%
Industrial	225,190	213,380	11,810	(2)%	+8%
Net Lease	120,685	118,319	2,366	—%	+2%
Retail	36,142	35,031	1,111	+3%	—%
Office	31,433	30,922	511	(1)%	+3%
Self Storage	17,531	17,244	287	+3%	(1)%
Data Centers	10,335	10,120	215	—%	+2%
Total base rental revenue	$1,468,236	$1,449,234	$19,002
Same Property – Hospitality Revenue
Same Property hospitality revenue decreased $8.0 million for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The decrease in hospitality revenue was primarily due to decreases in average daily rate and occupancy and a decrease in food and beverage revenue at our hotels during three months ended September 30, 2025.

Same Property – Other Revenue
Same Property other revenue increased $8.6 million for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The increase was primarily due to increased ancillary and other income at our rental housing properties during the three months ended September 30, 2025.
Same Property – Rental Property Operating Expenses
Same Property rental property operating expenses increased $23.0 million during the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The increase in rental property operating expenses was primarily the result of increased insurance, real estate taxes, and general operating expenses at our rental housing and industrial properties during the three months ended September 30, 2025.
Same Property – Hospitality Operating Expenses
Same Property hospitality operating expenses decreased $0.3 million during the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The decrease in hospitality operating expenses was primarily the result of decreased general operating expenses at our hotels during the three months ended September 30, 2025.
Same Property NOI from Unconsolidated Entities
Same Property NOI from unconsolidated entities increased $12.0 million during the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The increase is primarily due to additional base rent associated with increased occupancy at our QTS Data Centers investment.

For the nine months ended September 30, 2025 and 2024, our Same Property portfolio consisted of 786 rental housing, 2,896 industrial, two net lease, 41 data centers, 241 hotel, 79 self storage, 60 retail, and 13 office properties. The following table reconciles GAAP net loss to Same Property NOI for the nine months ended September 30, 2025 and 2024 ($ in thousands):

	Nine Months Ended September 30,		Change
	2025	2024	$
Net loss	$(3,122,284)	$(1,359,803)	$(1,762,481)
Adjustments to reconcile to Same Property NOI
General and administrative	50,958	49,668	1,290
Management fee	502,074	542,028	(39,954)
Performance participation allocation	355,028	—	355,028
Impairment of investments in real estate	368,757	232,329	136,428
Depreciation and amortization	2,424,225	2,650,756	(226,531)
Loss from unconsolidated entities	887,816	137,195	750,621
Income from investments in real estate debt	(408,928)	(610,117)	201,189
Change in net assets of consolidated securitization vehicles	(89,005)	(160,596)	71,591
Loss from interest rate derivatives	758,028	552,650	205,378
Net gain on dispositions of real estate	(933,186)	(1,271,414)	338,228
Interest expense, net	2,312,297	2,542,584	(230,287)
Loss on extinguishment of debt	54,060	71,660	(17,600)
Other expense	40,341	19,241	21,100
Portfolio-level corporate costs(1)	463,857	509,671	(45,814)
Incentive compensation awards(2)	44,680	57,579	(12,899)
Lease termination fees	(3,139)	(6,535)	3,396
Amortization of above and below-market lease intangibles	(27,977)	(35,431)	7,454
Straight-line rental income and expense	(100,272)	(115,094)	14,822
NOI from unconsolidated entities	801,416	625,914	175,502
NOI attributable to non-controlling interests in consolidated joint ventures	(345,167)	(342,863)	(2,304)
NOI attributable to BREIT stockholders	4,033,579	4,089,422	(55,843)
Less: Non-Same Property NOI attributable to BREIT stockholders	448,784	596,006	(147,222)
Same Property NOI attributable to BREIT stockholders	$3,584,795	$3,493,416	$91,379
(1) Portfolio-level corporate costs include accounting and tax services, legal and professional fees, treasury services, asset management fees, income and franchise taxes, casualty losses, and other non-operating expenses incurred at the portfolio level.
(2) Included in rental property operating and hospitality operating expense on our Condensed Consolidated Statements of Operations.

The following table details the components of Same Property NOI for the nine months ended September 30, 2025 and 2024 ($ in thousands):

	Nine Months Ended September 30,		Change
	2025	2024	$	%
Revenues
Rental revenue	$4,833,987	$4,721,772	$112,215	2%
Hospitality revenue	389,408	398,352	(8,944)	(2)%
Other revenue	198,260	179,200	19,060	11%
Total revenues	5,421,655	5,299,324	122,331	2%

Expenses
Rental property operating	1,808,901	1,758,014	50,887	3%
Hospitality operating	260,774	259,798	976	—%
Total expenses	2,069,675	2,017,812	51,863	3%

Same Property NOI attributable to non-controlling interests in consolidated joint ventures	(335,122)	(322,473)	(12,649)	4%
Consolidated Same Property NOI attributable to BREIT stockholders	3,016,858	2,959,039	57,819	2%
Same Property NOI from unconsolidated entities	567,937	534,377	33,560	6%
Same Property NOI attributable to BREIT stockholders	$3,584,795	$3,493,416	$91,379	3%
Same Property – Rental Revenue
Same Property rental revenue increased $112.2 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase was due to a $90.7 million increase in base rental revenue, a $16.7 million increase in tenant reimbursement income as a result of higher operating expenses, and a $4.8 million decrease in our bad debt reserve. Our bad debt reserve represents the amount of rental revenue we anticipate we will not be able to collect from our tenants.
The following table details the changes in base rental revenue period over period ($ in thousands):(1)

	Nine Months Ended September 30,		Change
			Change in Base Rental Revenue	Change in Occupancy Rate	Change in Average Effective Annual Base Rent Per Leased Square Foot/Unit
	2025	2024
Rental Housing	$3,137,374	$3,089,910	$47,464	(1)%	+3%
Industrial	665,687	634,720	30,967	(3)%	+8%
Net Lease	360,322	353,257	7,065	—%	+2%
Retail	108,743	105,195	3,548	—%	+3%
Office	93,051	92,628	423	(1)%	+1%
Self Storage	51,367	50,912	455	3%	(2)%
Data Centers	30,891	30,097	794	—%	+3%
Total base rental revenue	$4,447,435	$4,356,719	$90,716

(1) Excludes our investments in unconsolidated entities.
Same Property – Hospitality Revenue
Same Property hospitality revenue decreased $8.9 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The decrease in hospitality revenue was primarily due to decreases in average daily rate and occupancy and a decrease in food and beverage revenue at our hotels during the nine months ended September 30, 2025.
Same Property – Other Revenue
Same Property other revenue increased $19.1 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase was primarily due to increased ancillary income at our rental housing properties during the nine months ended September 30, 2025.

Same Property – Rental Property Operating Expenses
Same Property rental property operating expenses increased $50.9 million during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase in rental property operating expenses was primarily the result of increased insurance, real estate taxes, and general operating expenses at our rental housing and industrial properties during the nine months ended September 30, 2025.
Same Property – Hospitality Operating Expenses
Same Property hospitality operating expenses increased $1.0 million during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase in hospitality operating expenses was primarily the result of increased general operating expenses at our hotels during the nine months ended September 30, 2025.
Same Property NOI from Unconsolidated Entities
Same Property NOI from unconsolidated entities increased $33.6 million during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase is primarily due to additional base rent associated with increased occupancy at our QTS Data Centers investment.

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe Funds from Operations (“FFO”) is a meaningful non-GAAP supplemental measure of our operating results. Our condensed consolidated financial statements are presented using historical cost accounting which, among other things, requires depreciation of real estate investments. As a result, our operating results imply that the value of our real estate investments have decreased over time. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and, as such, depreciation under historical cost accounting may be less informative as a measure of our performance. FFO is an operating measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) that is broadly used in the REIT industry. FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding (i) depreciation and amortization, (ii) impairment of investments in real estate, (iii) net gains or losses from sales of real estate, (iv) net gains or losses from change in control, and (v) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that Adjusted FFO (“AFFO”) is an additional meaningful non-GAAP supplemental measure of our operating results. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) the performance participation allocation to our Special Limited Partner or other incentive compensation awards that are based on our Net Asset Value, which includes unrealized gains and losses not recorded in GAAP net income (loss), and that are paid in shares or BREIT OP units, even if subsequently repurchased by us, (ii) gains or losses on extinguishment of debt, (iii) unrealized gains or losses in fair value of financial instruments, (iv) amortization of accumulated unrealized gains on derivatives previously recognized in other comprehensive income, (v) straight-line rental income and expense, (vi) amortization of deferred financing costs, (vii) amortization of restricted stock awards, (viii) amortization of mortgage premium/discount, (ix) organization costs, (x) severance costs, (xi) buyout costs (xii) net forfeited investment deposits, (xiii) amortization of above- and below-market lease intangibles, (xiv) gain or loss on involuntary conversion, (xv) settlement costs, (xvi) amortization of non-real estate assets, and adding (xvii) proceeds from interest rate contract receivables, and (xviii) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that Funds Available for Distribution (“FAD”) is an additional meaningful non-GAAP supplemental measure of our operating results. FAD provides useful information for considering our operating results and certain other items relative to the amount of our distributions, and we believe is therefore meaningful to stockholders. FAD is calculated as AFFO adjusted for (i) management fees paid in shares or BREIT OP units, even if subsequently repurchased by us, (ii) recurring tenant improvements, leasing commissions, and other capital expenditures, (iii) stockholder servicing fees paid during the period, (iv) realized gains or losses on financial instruments, and (v) similar adjustments for non-controlling interests and unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commissions, and other capital expenditures, which are not considered when determining cash flows from operations. Furthermore, FAD excludes (i) adjustments for working capital items and (ii) amortization of discounts and premiums on investments in real estate debt. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items.
FFO, AFFO, and FAD should not be considered more relevant or accurate than GAAP net income (loss) in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. In addition, our methodology for calculating AFFO and FAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO and FAD may not be comparable to the AFFO and FAD reported by other companies.

The following table presents a reconciliation of net loss attributable to BREIT stockholders and OP unitholders to FFO, AFFO and FAD attributable to BREIT stockholders and OP unitholders ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024(1)	2025	2024(1)
Net loss attributable to BREIT stockholders	$(638,682)	$(606,059)	$(2,823,797)	$(1,257,571)
Net loss attributable to OP unitholders	(56,671)	(39,041)	(220,071)	(70,547)
Net loss attributable to BREIT stockholders and OP unitholders	(695,353)	(645,100)	(3,043,868)	(1,328,118)
Adjustments to arrive at FFO:
Depreciation and amortization	788,475	848,214	2,424,225	2,650,756
Impairment of investments in real estate	27,386	48,571	368,757	232,329
Net gain on dispositions of real estate	(332,883)	(988,970)	(933,186)	(1,271,414)
Net gain on change in control	(1,964)	(16,299)	(26,144)	13,288
Allocable share of adjustments related to unconsolidated entities	128,988	87,142	343,694	251,831
Amount attributable to non-controlling interests for above adjustments	(55,897)	9,387	(220,314)	(160,655)
FFO attributable to BREIT stockholders and OP unitholders	(141,248)	(657,055)	(1,086,836)	388,017
Adjustments to arrive at AFFO:
Performance participation allocation	124,029	—	355,028	—
Incentive compensation awards	12,690	22,829	52,636	63,936
Loss on extinguishment of debt	17,186	19,608	54,060	71,660
Unrealized losses in fair value of financial instruments	128,689	759,196	647,445	394,605
Straight-line rental income and expense	(36,608)	(40,436)	(102,189)	(114,497)
Amortization of deferred financing costs	51,771	54,228	160,077	154,246
Amortization of restricted stock awards	300	216	900	578
Other(2)	6,720	35,357	33,642	20,911
Allocable share of adjustments related to unconsolidated entities	112,766	68,418	817,350	113,834
Amount attributable to non-controlling interests for above adjustments	3,082	4,068	6,172	14,777
AFFO attributable to BREIT stockholders and OP unitholders	279,377	266,429	938,285	1,108,067
Adjustments to arrive at FAD:
Management fee	166,757	174,252	502,074	542,028
Recurring tenant improvements, leasing commissions, and other capital expenditures(3)	(204,271)	(180,727)	(496,582)	(429,192)
Stockholder servicing fees	(39,286)	(43,455)	(119,281)	(134,721)
Realized losses (gains) on financial instruments	2,244	7,268	38,585	(93,600)
Allocable share of adjustments related to unconsolidated entities	(27,693)	(21,949)	(74,285)	(59,557)
Amount attributable to non-controlling interests for above adjustments	15,561	11,627	31,552	21,392
FAD attributable to BREIT stockholders and OP unitholders	$192,689	$213,445	$820,348	$954,417
(1)The prior period has been recast to present unconsolidated entities in a consistent manner with the current period presentation.
(2)Other adjustments to arrive at AFFO for the three and nine months ended September 30, 2025 and 2024 primarily include severance costs, organization costs, amortization of above-and-below market lease intangible, and amortization of mortgage premium/discount, and to a lesser extent amortization of accumulated unrealized gains on derivatives previously recognized in other comprehensive income.
(3)Recurring tenant improvements and leasing commissions are generally related to second-generation leases and other capital expenditures required to maintain our investments. Other capital expenditures exclude projects that we believe will enhance the value of our investments.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by our Adviser in connection with our NAV calculation. These guidelines are designed to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments.
The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and differs materially from the book value of our equity reflected in our financial statements. As a public company, we are required to issue financial statements based on historical cost determined in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements. Our Adviser calculates the fair value of our real estate properties monthly based in part on values provided by third party independent appraisers, and such calculations are reviewed by an independent valuation advisor as further discussed below.
Because these fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires us to calculate NAV in a certain way. As a result, other REITs and other real estate investors may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure determined under GAAP and the valuations of, and certain adjustments made to, our assets and liabilities used in the determination of NAV differs materially from comparable historical cost amounts determined in accordance with GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other measure determined in accordance with GAAP.
The following valuation methods are used for purposes of calculating the significant components of our NAV:
•Consolidated properties are initially valued at cost, which we expect to represent fair value at the time of acquisition. Subsequently, consolidated properties are primarily valued using the discounted cash flow methodology (the “Income Approach”), whereby a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property by the assumed new buyer’s normalized weighted average cost of capital for the subject property. Consistent with industry practices, the Income Approach also incorporates subjective judgments regarding comparable rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence as well as the residual value of the asset as components in determining value. Other methodologies that may also be used to value properties include Sales Comparisons and the Replacement Cost Approaches. We believe the discount rate and exit capitalization rate are the key assumptions utilized in discounted cash flow methodology (the Income Approach). Below the tables that set forth our NAV calculation is a sensitivity analysis of the weighted average discount rates and exit capitalization rates for our property investments.
•Investments in real estate debt consist of CMBS and RMBS, which are securities backed by one or more mortgage loans secured by real estate assets, as well as corporate bonds, term loans, mortgage loans, mezzanine loans, and other investments in debt issued by real estate-related companies or secured by real estate assets. The Company generally determines the fair value of its investments in real estate debt by utilizing third party pricing service providers whenever available. In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable. Certain of the Company’s investments in real estate debt, such as mortgage loans, mezzanine loans and other investments, are unlikely to have readily available market quotations. In such cases, the Company will generally determine the initial value based on the acquisition price of such investment if acquired by the Company or the par value of such investment if originated by the Company. Following the initial measurements, the Company engages third party service providers to perform valuations for such investments. The service providers will determine fair value by utilizing or reviewing certain of the following (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield or loan-to-value ratios, and (vii) borrower financial condition and performance. Refer to “Fair Value Measurements” section of Note 2 to our Condensed Consolidated Financial Statements for additional details on the Company’s investments in real estate debt.

•Mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities (collectively, “Debt”) are estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an estimated market yield. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The Company utilizes third party service providers to perform these valuations.
•The Company separately values the assets and liabilities of the investments in unconsolidated entities. To determine the fair value of the real estate assets of the investments in unconsolidated entities, the Company utilizes a discounted cash flow methodology or market comparable methodology, taking into consideration various factors including discount rate, exit capitalization rate and multiples of comparable companies. The Company utilizes third party service providers to perform valuations of the indebtedness of the investments in unconsolidated entities. The fair value of the indebtedness of the investments in unconsolidated entities is determined by modeling the cash flows required by the debt agreements and discounting them back to the present value using weighted average cost of capital. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its investments in unconsolidated entities at fair value.
NAV and NAV Per Share Calculation
Each share class has an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees. In accordance with the valuation guidelines, our NAV per share for each share class as of the last calendar day of each month is calculated using a process that reflects several components, including the estimated fair value of (1) each of our properties, (2) our investments in real estate debt, (3) our investments in unconsolidated entities, (4) our mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities, and (5) our other assets and liabilities.
At the end of each month, our change in NAV for each share class is calculated as follows:
•Shares are issued for subscriptions received and distribution reinvestments to each respective share class, as applicable, and are effective on the first day of each month. The proceeds received through subscriptions and distribution reinvestments for each share class are additions to the prior month ending aggregate NAV for each respective share class (including OP units). Additionally, the NAV of each share class is reduced by the respective repurchases for such month. The result represents the aggregate NAV per share class effective as of the first calendar day of the current month.
•Any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares (including OP units) based on each class’s relative percentage of the total aggregate NAV effective on the first calendar day of the current month (as described in the previous bullet). Changes in our aggregate NAV include, but are not limited to, net portfolio income from investments, interest expense, realized and unrealized net real estate and debt appreciation and depreciation, general and administrative expenses, management fee and performance participation allocation. Unrealized net real estate and debt appreciation includes any change in the fair market value of our investments in real estate, investments in real estate debt, investments in unconsolidated entities, and Debt.
•Net distributions are typically declared on the last day of each month and are a reduction to the NAV of each respective share class. As a result of the allocation of stockholder servicing fees, the net distributions per share will differ by share class. The monthly stockholder servicing fee is calculated as a percentage of each applicable class of shares’ NAV (Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2). Class I, Class C, and Class F shares are not subject to the stockholder servicing fee.
•NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the prospectus for the Current Offering (as defined below) for further details on how our NAV is determined.

Our total NAV presented in the following tables includes the NAV of our Class I, Class S, Class S-2, Class D, Class D-2, Class T, Class T-2, and Class C shares, as well as the partnership interests of BREIT OP held by parties other than the Company. The following table provides a breakdown of the major components of our NAV as of September 30, 2025 ($ and shares/units in thousands):

Components of NAV	September 30, 2025
Investments in real estate(1)	$98,361,615
Investments in real estate debt	5,588,167
Investments in unconsolidated entities(2)	15,126,228
Cash and cash equivalents	1,640,838
Restricted cash	782,556
Other assets	3,324,603
Mortgage loans, term loans, and revolving credit facilities, net	(59,457,718)
Secured financings of investments in real estate debt	(3,285,561)
Subscriptions received in advance	(122,929)
Other liabilities	(2,788,778)
Accrued performance participation allocation	(124,029)
Management fee payable	(55,614)
Accrued stockholder servicing fees(3)	(12,761)
Non-controlling interests in joint ventures	(5,975,910)
Net Asset Value	$53,000,707
Number of outstanding shares/units(4)	3,826,446

(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $87.2 billion allocable to us and $11.2 billion allocable to third party joint venture interests in such investments as of September 30, 2025.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of September 30, 2025, our allocable share of the gross real estate asset value held by such entities was $33.8 billion.
(3)Stockholder servicing fees only apply to Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full amount, up to the applicable 8.75% fee limitation, for Class S, Class D and T shares and the future stockholder servicing fees based on the estimated life of the shares held by stockholders for Class S-2, Class D-2 and Class T-2 as an offering cost at the time we sell Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. As of September 30, 2025, the Company has accrued under GAAP $0.8 billion of stockholder servicing fees payable to Blackstone Securities Partners L.P., the dealer manager and a registered broker-dealer affiliated with the Adviser (the “Dealer Manager”) related to the Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid), to participating broker-dealers.
(4)As of September 30, 2025, no Class F shares were outstanding.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of September 30, 2025 ($ and shares/units in thousands, except per share/unit data):

Share Class	Net asset value	Number of outstanding shares/units(2)	NAV Per Share/Unit as of September 30, 2025
Class I Shares	$29,419,375	2,122,016	$13.8639
Class S Shares	17,255,657	1,245,497	13.8544
Class S-2 Shares	36,043	2,604	13.8432
Class D Shares	1,375,886	101,726	13.5254
Class D-2 Shares	1,314	97	13.5155
Class T Shares	495,986	36,414	13.6206
Class T-2 Shares	831	61	13.6103
Class C Shares	54,507	3,465	15.7300
Third Party Operating Partnership(1)	4,361,108	314,566	13.8639
Total	$53,000,707	3,826,446
(1)Includes the partnership interests of BREIT OP held by BREIT Special Limited Partner, Class B unitholders, and other BREIT OP interests held by parties other than the Company.
(2)As of September 30, 2025, no Class F shares were outstanding.

The following table details the weighted average discount rate and exit capitalization rate by property type, which are the key assumptions used in the discounted cash flow valuations as of September 30, 2025:

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.2%	5.4%
Industrial	7.6%	5.6%
Net Lease	6.6%	5.6%
Hospitality	10.8%	9.0%
Data Centers	8.3%	6.1%
Self Storage	8.4%	6.5%
Office	7.8%	5.6%
Retail	7.9%	6.3%
These assumptions are determined by our Adviser, and reviewed by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all else equal, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Rental Housing Investment Values	Industrial Investment Values	Net Lease Investment Values	Hospitality Investment Values	Data Center Investment Values	Self Storage Investment Values	Office Investment Values	Retail Investment Values
Discount Rate	0.25% decrease	+1.8%	+2.0%	+1.8%	+1.7%	+1.0%	+1.8%	+1.9%	+1.9%
(weighted average)	0.25% increase	(1.8)%	(1.9)%	(1.8)%	(1.7)%	(0.7)%	(1.7)%	(1.9)%	(1.7)%
Exit Capitalization Rate	0.25% decrease	+2.9%	+3.4%	+2.8%	+1.5%	+1.2%	+2.2%	+3.1%	+2.5%
(weighted average)	0.25% increase	(2.7)%	(3.1)%	(2.5)%	(1.5)%	(1.0)%	(2.1)%	(2.9)%	(2.3)%
The following table reconciles stockholders’ equity and BREIT OP partners’ capital per our Condensed Consolidated Balance Sheets to our NAV ($ in thousands):

September 30, 2025
Stockholders’ equity	$20,037,773
Non-controlling interests attributable to BREIT OP	3,361,645
Redeemable non-controlling interest	153,284
Total BREIT stockholders’ equity and BREIT OP partners’ capital under GAAP	23,552,702
Adjustments:
Accrued stockholder servicing fees	757,322
Accrued affiliated service provider incentive compensation awards	(68,940)
Accumulated depreciation and amortization under GAAP	15,065,528
Unrealized net real estate and real estate debt appreciation	13,694,095
NAV	$53,000,707

The following details the adjustments to reconcile total GAAP stockholders’ equity of BREIT and partners’ capital of BREIT OP to our NAV:
–Accrued stockholder servicing fees represent the accrual for the cost of the stockholder servicing fees for Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. Under GAAP, we accrue the full amount, up to the applicable 8.75% fee limitation, for Class S, Class D and Class T shares and the future stockholder servicing fees based on the estimated life of the shares held by stockholders for Class S-2, Class D-2 and Class T-2 shares as an offering cost at the time we sold the Class S, Class S-2, Class D, Class D-2, Class T, and Class T-2 shares. Refer to Note 10 to our condensed consolidated financial statements for further details of the GAAP treatment regarding the stockholder servicing fees. For purposes of calculating NAV, we recognize the stockholder servicing fees as a reduction to NAV on a monthly basis when such fees are paid.
–Under GAAP, the affiliated incentive compensation awards are valued as of grant date and compensation expense is recognized over the service period on a straight-line basis with an offset to equity, resulting in no impact to Stockholders’ Equity. For purposes of calculating NAV, we value the awards based on performance in the applicable period and deduct such value from NAV.
–We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of calculating our NAV.
–Our investments in real estate are presented at their depreciated cost basis in our consolidated GAAP condensed financial statements. Additionally, Debt is presented at its amortized cost basis in our condensed consolidated GAAP financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our Debt are not included in our GAAP results. For purposes of calculating our NAV, our investments in real estate and our Debt are recorded at fair value.

Distributions
Beginning in March 2017, we have declared monthly distributions for each class of our common stock and OP units, which are generally paid 20 days after month-end. We have paid distributions consecutively each month since that time. Each class of our common stock and OP units received the same aggregate gross distribution of $0.4939 per share/unit for the nine months ended September 30, 2025. Class C shares currently have no distribution amount presented as the class is generally an accumulating share class whereby its share of income will accrete into its NAV. As of September 30, 2025, there were no Class F shares outstanding. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share/unit and paid directly to the applicable distributor.
The following table details the total net distribution for each of our share classes and OP units for the nine months ended September 30, 2025:

Record Date	Class I Shares	Class S Shares	Class S-2 Shares	Class D Shares	Class D-2 Shares	Class T Shares	Class T-2 Shares	OP Units
January 31, 2025	$0.0551	$0.0451	$—	$0.0522	$—	$0.0453	$—	$0.0551
February 28, 2025	0.0541	0.0451	—	0.0515	—	0.0452	—	0.0541
March 31, 2025	0.0551	0.0451	—	0.0522	—	0.0453	—	0.0551
April 30, 2025	0.0547	0.0451	—	0.0519	—	0.0452	—	0.0547
May 31, 2025	0.0551	0.0451	—	0.0522	—	0.0453	—	0.0551
June 30, 2025	0.0548	0.0451	—	0.0520	—	0.0453	—	0.0548
July 31, 2025	0.0551	0.0451	—	0.0522	—	0.0453	—	0.0551
August 31, 2025	0.0551	0.0451	—	0.0522	—	0.0453	—	0.0551
September 30, 2025	0.0548	0.0451	0.0451	0.0520	0.0520	0.0452	0.0452	0.0548
Total	$0.4939	$0.4059	$0.0451	$0.4684	$0.0520	$0.4074	$0.0452	$0.4939
The following table summarizes our distributions declared during the nine months ended September 30, 2025 and 2024 ($ in thousands):

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024
	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$897,047	50%	$974,149	52%
Reinvested in shares	884,772	50%	917,248	48%
Total distributions(1)	$1,781,819	100%	$1,891,397	100%
Sources of Distributions
Cash flows from operating activities(2)	$1,721,607	97%	$1,891,397	100%
Net gains from investment realizations(3)	60,212	3%	—	—%
Indebtedness	—	—%	—	—%
Total sources of distributions	$1,781,819	100%	$1,891,397	100%

Cash flows from operating activities	$1,721,607		$1,632,715
Net gains from investment realizations(3)	$547,103		$995,575
Funds from Operations(4)	$(1,086,836)		$388,017
Adjusted Funds from Operations(4)	$938,285		$1,108,067
Funds Available for Distribution(4)	$820,348		$954,417
(1)Excludes cash paid to third party joint venture partners classified as non-controlling interest under GAAP.
(2)Our inception to date cash flows from operating activities, along with inception to date net gains from investment realizations, have funded 100% of our distributions to BREIT stockholders and OP unitholders through September 30, 2025.
(3)Year-to-date net gains from investment realizations includes (i) net gains and losses on dispositions of real estate, (ii) net realized gains and losses on sale of investments in real estate debt and equity securities, and (iii) impairments of investments in real estate, which amounts are not included in cash flows from operating activities.
(4)Reflects amounts allocable to BREIT stockholders and OP unitholders. See “Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” below for descriptions of FFO, AFFO, and FAD, for reconciliations of these items to GAAP net loss attributable to BREIT stockholders and OP unitholders, and for considerations on how to review these metrics.

Liquidity and Capital Resources
Liquidity

We believe we have sufficient liquidity to operate our business, with $6.3 billion of liquidity as of November 6, 2025. When we refer to our liquidity, this includes amounts available under our undrawn revolving credit facilities of $4.9 billion as well as unrestricted cash and cash equivalents of $1.4 billion. We also expect $0.2 billion of proceeds from dispositions under contract where we have received a non-refundable deposit as of November 6, 2025. We also generate incremental liquidity through our operating cash flows, which were $1.7 billion for the nine months ended September 30, 2025. We may also generate incremental liquidity through the sale of our real estate debt investments, which were carried at their estimated fair value of $5.6 billion as of September 30, 2025.

In addition, we remain moderately leveraged (49% as of September 30, 2025) and can generate additional liquidity through incurring additional indebtedness secured by our real estate and real estate debt investments, unsecured financings, and other forms of indebtedness. Our leverage ratio is measured by dividing (i) consolidated property-level and entity-level debt net of cash and debt-related restricted cash, by (ii) the asset value of real estate investments (measured using the greater of fair market value and cost) plus the equity in our settled real estate debt investments. Indebtedness incurred (i) in connection with funding a deposit in advance of the closing of an investment or (ii) as other working capital advances will not be included as part of the calculation above. Our leverage ratio would be higher if the indebtedness on our real estate debt investments and pro rata share of debt within our unconsolidated investments were taken into account.
In addition to our current liquidity, we obtain incremental liquidity through the sale of shares of our common stock in our continuous public offering and private offerings, and units of BREIT OP, from which we have received cumulative net proceeds of $79.2 billion as of November 6, 2025.

Capital Resources
As of September 30, 2025, our indebtedness included loans secured by our properties, secured financings of our investments in real estate debt, and unsecured revolving credit facilities and term loans.
The following table is a summary of our indebtedness as of September 30, 2025 ($ in thousands):

	September 30, 2025			Principal Balance as of
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	September 30, 2025	December 31, 2024
Fixed rate loans secured by our properties:
Fixed rate mortgages(3)	3.9%	4/15/2030	N/A	$21,061,882	$21,645,080
Variable rate loans secured by our properties:
Variable rate mortgages and term loans	+2.3%	6/4/2028	N/A	31,994,352	32,006,218
Variable rate secured revolving credit facilities	+1.9%	4/18/2028	$3,490,870	2,785,390	3,490,870
Variable rate warehouse facilities(4)	+2.2%	12/3/2028	$2,385,986	1,584,011	1,929,037
Total variable rate loans	+2.3%	6/9/2028		36,363,753	37,426,125
Total loans secured by our properties	5.5%	2/11/2029		57,425,635	59,071,205

Secured financings of investments in real estate debt:
Secured financings of investments in real estate debt	+1.6%	11/5/2026	N/A	3,285,561	3,624,698

Unsecured loans:
Unsecured term loans	+2.5%	11/4/2028	N/A	1,201,923	1,126,923
Unsecured variable rate revolving credit facilities	+2.5%	8/12/2028	$6,148,077	1,240,000	1,375,000
Affiliate revolving credit facility	+2.5%	1/23/2026	75,000	—	—
Total unsecured loans			$6,223,077	2,441,923	2,501,923

Total indebtedness				$63,153,119	$65,197,826

(1)“+” refers to the relevant floating benchmark rates, primarily SOFR and similar indices for non-USD facilities, as applicable to each loan or secured financing. As of September 30, 2025, we had outstanding interest rate swaps with an aggregate notional balance of $33.1 billion and interest rate caps with an aggregate notional balance of $22.3 billion that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)Weighted average maturity assumes maximum maturity date, including any extensions, where the Company, at its sole discretion, has one or more extension options.
(3)Includes $234.4 million and $261.6 million of loans related to investments in affordable housing properties as of September 30, 2025 and December 31, 2024, respectively. Such loans are generally from municipalities, housing authorities, and other third parties administered through government sponsored affordable housing programs. Certain of these loans may be forgiven if specific affordable housing conditions are maintained.
(4)Additional borrowings under the Company's variable rate warehouse facilities require additional collateral, which are subject to lender approval.

The table above excludes consolidated senior CMBS positions owned by third parties, which are reflected in our condensed consolidated GAAP balance sheets, as these liabilities are non-recourse to us and can only be satisfied by repayment of the collateral loans underlying such securitizations.

The following table is a summary of the impact of derivatives on our weighted average interest rate as of September 30, 2025:

September 30, 2025
Weighted average interest rate of loans secured by our properties	5.5%
Impact of interest rate swaps, caps and other derivatives	(1.4)%
Net weighted average interest rate of loans secured by our properties	4.1%
Public and Private Offerings

We registered with the Securities and Exchange Commission (the “SEC”), an offering of up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in any combination of Class I, Class S-2, Class T-2 and Class D-2 shares in our primary offering and up to $12.0 billion in any combination of Class I, Class S, Class S-2, Class T, Class T-2, Class D and Class D-2 shares pursuant to our distribution reinvestment plan, which we began using to offer shares of our common stock in September 2025 (the “Current Offering”).
As of November 7, 2025, we have received cumulative net proceeds of $609.8 million from selling an aggregate of 44.1 million shares of our common stock in the current public offering, including shares converted from operating partnership units by the Special Limited Partner (consisting of 26.9 million Class I shares, 6.3 million Class S shares, 9.5 million Class S-2 shares, 0.6 million Class D shares, 0.4 million Class D-2 shares, 0.3 million Class T shares, and 0.1 million Class T-2 shares).
Additionally, we have and may continue to conduct private offerings of Class I, Class S-2, Class T-2, Class D-2 and Class C shares to accredited investors or feeder vehicles created to hold our shares and other assets, as described in our prospectus. All such private offerings are or will be exempt from the registration provisions of the Securities Act.
Capital Uses
During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire our investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. For the nine months ended September 30, 2025, we fulfilled $4.9 billion of repurchases requested, including all repurchase requests received for the nine months ended September 30, 2025. We continue to believe that our current liquidity position is sufficient to meet the needs of our business.
In addition, we may have other funding obligations, which we expect to satisfy with the cash flows generated from our investments and our capital resources described above. Such obligations may include distributions to our stockholders, operating expenses, capital expenditures, repayment of indebtedness, and debt service on our outstanding indebtedness. Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that BREIT OP pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elects to receive such payments in cash, or subsequently redeem shares or OP units previously issued to them. To date, the Adviser and the Special Limited Partner have both always elected to be paid in a combination of shares and OP units, resulting in a non-cash expense.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Nine Months Ended September 30,
	2025	2024
Cash flows provided by operating activities	$1,721,607	$1,632,715
Cash flows provided by investing activities	8,074,332	7,351,429
Cash flows used in financing activities	(10,153,863)	(9,177,060)
Net increase in cash and cash equivalents and restricted cash	$(357,924)	$(192,916)

Cash flows provided by operating activities increased $0.1 billion during the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was primarily due to increased cash flows from investments in unconsolidated entities.
Cash flows provided by investing activities increased $0.7 billion during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase was primarily due to an increase of $3.7 billion in repayments of real estate loans held by consolidated securitization vehicles. This was offset by (i) a decrease of $1.0 billion in proceeds from sales and repayments of investments in real estate debt, (ii) a decrease of $0.9 billion in proceeds from disposition of real estate, (iii) a decrease of $0.6 billion in dispositions of and return of capital from unconsolidated entities, and (iv) an increase of $0.3 billion in investments in unconsolidated entities.
Cash flows used in financing activities increased $1.0 billion for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was primarily due to (i) a net decrease in new borrowings of $1.2 billion and (ii) an increase of $3.3 billion in repayments of senior obligations of consolidated securitization vehicles. This was offset by (i) a decrease of $3.1 billion in repurchases of common stock, (ii) an increase of $0.2 billion in contributions from non‑controlling interests, (iii) a decrease of $0.1 billion in distributions to and redemptions of non-controlling interests, and (iv) an increase of $0.1 billion in proceeds from issuance of common stock.
Recent Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for a discussion concerning recent accounting pronouncements.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the financial statements in accordance with GAAP involve significant judgments and assumptions and require estimates about matters that are inherently uncertain. There have been no material changes to our Critical Accounting Policies, including significant accounting policies that we believe are the most affected by our judgments, estimates, and assumptions, which are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to interest rate risk with respect to our variable rate indebtedness such that an increase in interest rates would result in higher net interest expense. We seek to manage our exposure to interest rate risk by utilizing a mix of fixed and floating rate financings with staggered maturities, and through interest rate hedging agreements to fix or cap a majority of our variable rate debt. As of September 30, 2025, the outstanding principal balance of our variable rate indebtedness was $42.1 billion and consisted of mortgage loans, secured and unsecured term loans, secured and unsecured revolving credit facilities, and secured financings on investments in real estate debt.
Certain of our mortgage loans, secured and unsecured term loans, secured and unsecured revolving credit facilities, and secured financings are variable rate and indexed primarily to SOFR and similar indices for non-USD facilities, and other similar benchmark rates (collectively, the “Reference Rates”). We have executed interest rate swaps with an aggregate net notional amount of $33.1 billion and interest rate caps with an aggregate net notional balance of $22.3 billion as of September 30, 2025 to hedge the risk of increasing interest rates. For the three and nine months ended September 30, 2025, an increase of 25 basis points in each of the Reference Rates would have resulted in increased interest expense of $1.9 million and $5.8 million, respectively, net of the impact of our interest rate swaps and caps. Our exposure to interest rate risk may vary in future periods as the amount and terms of our interest rate hedging agreements change over time as we implement our hedging program. See “Part I. Item 1A. Risk Factors — Risks Related to Investments in Real Estate Debt — We utilize derivatives, which involve numerous risks” and “Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition” and “Part I. Item 1A. Risk Factors — General Risk Factors — We will face risks associated with hedging transactions” for more information on risks associated with our use of derivatives and hedging transactions of our Annual Report on Form 10-K for the year ended December 31, 2024 for more information.

Investments in Real Estate Debt
As of September 30, 2025, we held $5.6 billion of investments in real estate debt, which excludes the impact of consolidating the underlying loans that serve as collateral for certain securitizations on our Condensed Consolidated Balance Sheets. Our investments in real estate debt are primarily floating-rate and indexed to the Reference Rates, and as such, exposed to interest rate risk. Our net income will increase or decrease depending on interest rate movements. While we cannot predict factors that may or may not affect interest rates, a decrease of 25 basis points in the Reference Rates would have resulted in a decrease to income from investments in real estate debt of $2.7 million and $8.2 million for the three and nine months ended September 30, 2025, respectively.
We may also be exposed to market risk with respect to our investments in real estate debt due to changes in the fair value of our investments. We seek to manage our exposure to market risk with respect to our investments in real estate debt by making investments in real estate debt backed by different types of collateral and varying credit ratings. The fair value of our investments may fluctuate, therefore the amount we will realize upon any sale of our investments in real estate debt is unknown.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
The Company maintains disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, and summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. An evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this report was made under the supervision and with the participation of the Company’s management, including the Company’s principal executive officer and principal financial officer. Based upon this evaluation, the Company’s principal executive officer and chief financial officer have concluded that the Company’s disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.
Changes in Internal Control over Financial Reporting
There have been no changes in the Company’s “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the most recent quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2025, we were not involved in any material legal proceedings.
ITEM  1A. RISK FACTORS
For information regarding factors that could affect our results of operations, financial condition and liquidity, see the risk factors discussed in Part I, Item 1A. There have been no material changes to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
During the nine months ended September 30, 2025, we issued equity securities that were not registered under the Securities Act. As described in Note 10 to our condensed consolidated financial statements, the Adviser is entitled to an annual management fee payable monthly in cash, shares of common stock, or BREIT OP units, in each case at the Adviser’s election. For the three months ended September 30, 2025, the Adviser elected to receive its management fee in Class B units of BREIT OP, and we issued 12.1 million Class B units of BREIT OP to the Adviser in satisfaction of the 2025 management fee through August 2025. Additionally, we issued 4.0 million Class B units of BREIT OP to the Adviser in October 2025 in satisfaction of the September 2025 management fee.
We have also sold Class I and Class C shares to feeder vehicles created primarily to hold Class I and Class C shares and offer indirect interests in such shares to non-U.S. persons. During the three months ended September 30, 2025, we received $114 million from selling 8.2 million unregistered Class I shares and $6.7 million from selling 0.4 million unregistered Class C shares to such vehicles.
We have also sold Class I and Class S-2 shares to certain accredited investors through certain participating broker-dealers. During the three months ended September 30, 2025, we received $6.6 million from selling 0.5 million unregistered Class I shares and we received $3.0 million from selling 0.2 million unregistered Class S-2 shares.
Each of the foregoing transactions was exempt from the registration provisions of the Securities Act, by virtue of Section 4(a)(2) and/or Regulation D or Regulation S promulgated thereunder.
Share Repurchases
Under our Share Repurchase Plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price (the “Early Repurchase Deduction”) subject to certain limited exceptions. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan.
The aggregate NAV of total repurchases of all share classes, excluding OP units held by investors other than the Company, (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company, but excluding any Early Repurchase Deduction applicable to the repurchased shares) is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed during each month in a calendar quarter. We have in the past received, and may in the future receive, repurchase requests that exceed the limits under our Share Repurchase Plan, and we have in the past repurchased less than the full amount of shares requested, resulting in the repurchase of shares on a pro rata basis. For the nine months ended September 30, 2025, we fulfilled $4.9 billion of share and unit repurchases requested, including all repurchase requests received for the nine months ended September 30, 2025.
Should repurchase requests, in our board of directors’ judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should our board of directors otherwise determine that investing our liquid assets in real properties or other investments rather than repurchasing our shares is in the best interests of the Company as a whole, our board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under our Share Repurchase Plan), or none at all. Further, our board of directors has in the past made exceptions to the limitations in our Share Repurchase Plan and may in the future, in certain circumstances, make exceptions to such repurchase limitations (or repurchase fewer shares than such repurchase limitations), or modify or suspend our Share Repurchase Plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the Share Repurchase Plan, as applicable.
If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

During the three months ended September 30, 2025, we repurchased shares of our common stock in the following amounts:

Month of:	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Repurchases as a Percentage of NAV(1)	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Program(2)
July 2025	32,913,326	$13.79	32,913,326	0.9%	—
August 2025	33,239,482	$13.79	33,239,482	0.9%	—
September 2025	28,696,231	$13.81	28,696,231	0.8%	—
Total	94,849,039	$13.80	94,849,039	2.6%	—
(1)Represents aggregate NAV of the shares repurchased under our Share Repurchase Plan over aggregate NAV of all shares outstanding, in each case, based on the NAV as of the last calendar day of the prior month.
(2)All repurchase requests under our share repurchase plan were satisfied.

The Special Limited Partner continues to hold 11,056,433 Class I units in BREIT OP. The redemption of Class I units and Class B units and shares held by the Adviser acquired as payment of the Adviser’s management fee are not subject to our Share Repurchase Plan.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.
ITEM  5. OTHER INFORMATION
None.
ITEM 6.    EXHIBITS

Exhibit Number	Exhibit Description
3.1	Second Articles of Amendment and Restatement of the Company (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 27, 2017 and incorporated herein by reference)

3.2
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated August 15, 2019 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 16, 2019 and incorporated herein by reference)

3.3
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated March 27, 2020 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2020 and incorporated herein by reference)

3.4
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

3.5
Articles Supplementary Designating Class C Common Stock of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

3.6
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.2 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.7
Certificate of Correction of Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 11, 2023 (filed as Exhibit 3.1 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.8
Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.3 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.9
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated July 18, 2025 (filed as Exhibit 3.10 to the Registrant’s Registration Statement on Form S-11 filed on July 18, 2025 and incorporated herein by reference)

3.10
Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated July 18, 2025 (filed as Exhibit 3.11 to the Registrant’s Registration Statement on Form S-11 filed on July 18, 2025 and incorporated herein by reference)

3.11
Amended and Restated Bylaws of Blackstone Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-11 filed on August 30, 2016 and incorporated herein by reference).

3.12
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated November 3, 2025 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

3.13
Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated November 3, 2025 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

4.1	Share Repurchase Plan, effective as of November 3, 2025 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

4.2
Second Amended and Restated Distribution Reinvestment Plan, dated July 18, 2025 (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11 filed on July 18, 2025 and incorporated herein by reference)

4.3
Blackstone Real Estate Income Trust, Inc. Amended and Restated 2022 Stock Incentive Plan (filed as Exhibit 4.12 to the Registrant’s Registration Statement on Form S-8 filed on October 24, 2025 and incorporated herein by reference)

10.1
Sixth Amended and Restated Advisory Agreement, dated November 3, 2025 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

10.2
Sixth Amended and Restated Limited Partnership Agreement, dated November 3, 2025 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

10.3
Second Amended and Restated Dealer Manager Agreement, dated July 18, 2025 (filed as Exhibit 1.1 to the Registrant's Registration Statement on Form S-11 filed on July 18, 2025 and incorporated herein by reference)

10.4	Form of Selected Dealer Agreement (filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form S-11 filed on July 18, 2025 and incorporated herein by reference)

10.5	Dealer Manager Agreement, dated November 3, 2025 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

10.6	Form of Selected Dealer Agreement (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on November 3, 2025 and incorporated herein by reference)

31.1	Certification of Principal Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Principal Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

November 7, 2025	/s/ Robert Harper
Date	Robert Harper
Interim Chief Executive Officer and Co-President
(Principal Executive Officer)

November 7, 2025	/s/ Anthony F. Marone, Jr.
Date	Anthony F. Marone, Jr.
Chief Financial Officer and Treasurer
(Principal Financial Officer)

November 7, 2025	/s/ Paul Kolodziej
Date	Paul Kolodziej
Deputy Chief Financial Officer
(Principal Accounting Officer)